Exhibit 10.2

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

by and between

OCM CREDIT PORTFOLIO LP

and

GREAT PLAINS ENERGY INCORPORATED

Dated as of May 29, 2016

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ii

Exhibit A	–	Form of Series A Certificate
Exhibit B	–	Form of Investor Rights Agreement
Exhibit C	–	Legal Opinions

iii

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT, dated as of May 29, 2016 (this “Agreement”), is by and between OCM Credit Portfolio LP, a limited partnership organized under the laws of Ontario (the “Investor”) and Great Plains Energy Incorporated, a Missouri corporation (the “Company”). Each of the Investor and the Company may be referred to from time to time in this Agreement as a “Party” and, together, as “Parties”.

W I T N E S S E T H:

WHEREAS, the Company desires to issue and sell to the Investor, and the Investor desires to purchase from the Company, 750,000 shares of the Preferred Stock (as defined herein) designated as “7.25% Mandatory Convertible Preferred Stock, Series A” (“Series A Preferred Stock” and, such shares, the “Acquired Series A Shares”), having the terms set forth in the Certificate of Designation (the “Series A Certificate”), in substantially the form attached to this Agreement as Exhibit A, subject to the terms and conditions set forth in this Agreement;

WHEREAS, the Series A Preferred Stock will be convertible into shares of common stock, without par value, of the Company (the “Common Stock”), as set forth in the Series A Certificate;

WHEREAS, at the Closing (as defined herein), the Parties will execute and deliver an Investor Rights Agreement, in substantially the form attached to this Agreement as Exhibit B (the “Investor Rights Agreement”);

WHEREAS, prior to the date hereof, the Investor and OMERS Administration Corporation, a corporation organized under the laws of Ontario (“OMERS Administration Corporation”) have entered into an equity commitment letter (the “Equity Commitment Letter”), dated as of the date of this Agreement, pursuant to which OMERS Administration Corporation has, among other things, and subject to the terms and conditions thereof, committed to provide equity financing to the Investor in the amount set forth therein in connection with the transactions contemplated hereby; and

WHEREAS, the Company has agreed to pay, or cause to be paid, to the Investor (i) simultaneously with the execution of this Agreement, a nonrefundable fee equal to $15,000,000 and (ii) upon the Closing, a fee equal to $15,000,000.

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, the Company and the Investor hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Certain Defined Terms.

“Acquired Series A Shares” shall have the meaning set forth in the Recitals.

“Action” means any claim, action, suit, arbitration, inquiry, grievance, proceeding, hearing, investigation, or administrative decision-making or rulemaking process by or before any Governmental Authority.

“Affiliate” means, with respect to any Person or group of Persons, a Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such Person or group of Persons.

“Agreement” or “this Agreement” shall have the meaning set forth in the Preamble, and shall include the Exhibits hereto and all amendments hereto made in accordance with the provisions hereof.

“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act of 2010, and all laws, rules, and regulations of any jurisdiction applicable to the Company and its Affiliates concerning or relating to bribery or corruption.

“Beneficially Owns” means with respect to any Person, the direct or indirect “beneficial ownership” by such Person of securities, including securities beneficially owned by others with whom such Person has agreed to act together for the purpose of acquiring, holding, voting or disposing of such securities, as determined pursuant to Rule 13d-3 and Rule 13d-5 under the Exchange Act and shall include securities that are beneficially owned, directly or indirectly, by a Counterparty (or any of such Counterparty’s Affiliates) under any Derivatives Contract (without regard to any short or similar position under the same or any other Derivatives Contract) to which such Person or any of such Person’s Affiliates is a Receiving Party; provided, however, that the number of shares of Common Stock or Series A Preferred Stock that a Person is deemed to be the beneficial owner of, or to beneficially own, in connection with a particular Derivatives Contract shall not exceed the number of Notional Shares with respect to such Derivatives Contract; provided, further, that the number of securities beneficially owned by each Counterparty (including its Affiliates) under a Derivatives Contract shall be deemed to include all securities that are beneficially owned, directly or indirectly, by any other Counterparty (or any of such other Counterparty’s Affiliates) under any Derivatives Contract to which such first Counterparty (or any of such first Counterparty’s Affiliates) is a Receiving Party, with this provision being applied to successive Counterparties as appropriate. Similar terms such as “Beneficial Ownership” and “Beneficial Owner” shall have the corresponding meanings.

“Burdensome Condition” shall have the meaning set forth in Section 5.03(d).

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the city of New York, New York or Toronto, Ontario. In the event that any action is required or permitted to be taken under this Agreement on or by a date that is not a Business Day, such action may be taken on or by the Business Day immediately following such date.

“Closing” shall have the meaning set forth in Section 2.03.

“Closing Date” shall have the meaning set forth in Section 2.03.

“Closing Equity Commitment Premium” shall have the meaning set forth in Section 5.07.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” shall have the meaning set forth in the Recitals.

“Company” shall have the meaning set forth in the Preamble.

“Company Benefit Plan” means each (a) employee benefit plan (as defined in Section 3(3) of ERISA, whether or not subject to ERISA) or post-retirement or employment health or medical plan, program, policy or arrangement, (b) bonus, incentive or deferred compensation or equity or equity-based compensation plan, program, policy or arrangement, (c) severance, change-in control, retention or termination plan, program, policy or arrangement or (d) other compensation, pension, retirement, savings or other benefit plan, program, policy or arrangement, in each case, sponsored, maintained, contributed to or required to be maintained or contributed to by the Company or any Subsidiary of the Company for the benefit of any current or former director, officer or employee of the Company or any of its Subsidiaries, or for which the Company or any of its Subsidiaries has any direct or indirect liability.

“Company Board” shall have the meaning set forth in Section 2.04(c).

“Company Equity Securities” shall have the meaning set forth in Section 3.03(b).

“Company Future Approvals” shall have the meaning set forth in Section 3.06(b).

“Company Permits” shall have the meaning set forth in Section 3.18.

“Company Plans” shall have the meaning set forth in Section 3.20(a).

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of May 2, 2016, between OMERS Capital Markets, a division of OMERS Administration Corporation, and the Company.

“control” (including the terms “controlled by” and “under common control with”) means, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, through the ownership of a majority of the outstanding voting securities or by otherwise manifesting the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“Deductible” shall have the meaning set forth in Section 8.03(b)(i).

“Derivatives Contract” means a contract between two parties (the “Receiving Party” and the “Counterparty”) that is designed to produce economic benefits and risks to the Receiving Party that correspond substantially to the ownership by the Receiving Party of a number of shares of Common Stock or Series A Preferred Stock specified or referenced in such contract (the number corresponding to such economic benefits and risks, the “Notional Shares”), regardless of whether obligations under such contract are required or permitted to be settled through the delivery of cash, Common Stock, Series A Preferred Stock or other property, without regard to any short position under the same or any other Derivative Contract. For the avoidance of doubt, interests in broad-based index options, broad-based index futures and broad-based publicly traded market baskets of stocks approved for trading by the appropriate federal governmental authority shall not be deemed to be Derivatives Contracts.

“Designated Person” means any Person listed on a Sanctions List.

“Disclosure Schedules” shall have the meaning set forth in the preamble to Article III.

“Energy Regulatory Laws” means applicable Laws administered by the Federal Energy Regulatory Commission or state energy regulatory commissions.

“Environment” means surface waters, groundwaters, soil, subsurface strata and ambient air.

“Environmental Laws” means all Laws, now or hereafter in effect and as amended, relating to the Environment, health, safety, natural resources or Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. §§ 6901 et seq.; the Clean Water Act, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq.; the Clean Air Act, 42 U.S.C. §§ 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f et seq.; the Atomic Energy Act, 42 U.S.C. §§ 2011 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. §§ 136 et seq.; and the Federal Food, Drug and Cosmetic Act, 21 U.S.C. §§ 301 et seq.

“Equity Commitment Letter” shall have the meaning set forth in the Recitals.

“ERISA” shall have the meaning set forth in Section 3.20(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fundamental Representations” shall have the meaning set forth in Section 7.01.

“Future Approvals” shall have the meaning set forth in Section 4.05(b).

“GAAP” means United States generally accepted accounting principles in effect from time to time applied consistently throughout the periods involved.

“Governmental Authority” means any supranational, national, federal, state, municipal or local governmental or quasi-governmental or regulatory authority (including a national securities exchange or other self-regulatory body), agency, governmental department, court, commission, board, bureau or other similar entity, domestic or foreign or any arbitrator or arbitral body.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority with competent jurisdiction.

“Hazardous Materials” means (a) petroleum and petroleum products, radioactive materials, asbestos-containing materials, urea formaldehyde foam insulation, transformers or other equipment that contain polychlorinated biphenyls and radon gas, (b) any other chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “contaminants” or “pollutants,” or words of similar import, under any applicable Environmental Law, and (c) any other chemical, material or substance that is regulated by or subject of liability pursuant to any Environmental Law.

“Hedging Arrangements” means a hedge, call, swap, collar, floor, cap, option, forward sale or purchase or other contract or similar arrangement (including any obligations to purchase or sell any commodity or security at a future date for a specific price) with respect to any Company Equity Securities or debt or hybrid securities of the Company.

“Incremental Shares” shall have the meaning set forth in Section 2.01(c).

“Indemnified Company Entities” shall have the meaning set forth in Section 8.02.

“Indemnified Entities” shall have the meaning set forth in Section 8.02.

“Indemnified Investor Entities” shall have the meaning set forth in Section 8.01.

“Indemnified Party” shall have the meaning set forth in Section 8.04(a).

“Indemnifying Party” shall have the meaning set forth in Section 8.04(a).

“Investor” shall have the meaning set forth in the Preamble.

“Investor Future Approvals” shall have the meaning set forth in Section 4.05(b).

“Investor Interests” shall have the meaning set forth in Section 4.03(a).

“Investor Rights Agreement” shall have the meaning set forth in the Recitals.

“Knowledge” means, with respect to any Person, the actual knowledge after reasonable inquiry of the officers of such Person.

“Law” means any federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, or rule of law (including common law) of any Governmental Authority, and any judicial or administrative interpretation thereof, including any Governmental Order.

“Lien” or “Liens” shall have the meaning set forth in Section 2.04(a).

“Loss” or “Losses” shall have the meaning set forth in Section 8.01.

“Mandatory Conversion Date” shall have the meaning set forth in the Series A Certificate.

“Material Adverse Effect” means any fact, circumstance, effect, change, event or development that has or would reasonably be expected to have (i) a material and adverse effect on the ability of the Company or, with respect to the Sky Merger Agreement, Merger Sub to consummate, or that would reasonably be expected to prevent or materially impede, interfere with or delay the Company’s or Merger Sub’s consummation of, the transactions contemplated by this Agreement or the Sky Merger Agreement or (ii) a material adverse effect on the business, properties, financial condition or results of operations of the Company and its Subsidiaries (including Sky and its Subsidiaries), taken as a whole; provided that no fact, circumstance, effect, change, event or development resulting from or arising out of any of the following, individually or in the aggregate, shall constitute or be taken into account in determining whether a Material Adverse Effect has occurred: (a) any change or condition affecting any industry in which the Company or any of its Subsidiaries operates, including electric generating, transmission or distribution industries (including, in each case, any changes in the operations thereof); (b) any change affecting any economic, legislative or political condition or any change affecting any securities, credit, financial or other capital markets condition, in each case in the United States, in any foreign jurisdiction or in any specific geographical area; (c) any failure in and of itself by the Company or any of its Subsidiaries to meet any internal or public projection, budget, forecast, estimate or prediction in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taking into account in determining whether there has or will be, a Material Adverse Effect); (d) any change attributable to the announcement, execution or delivery of this Agreement, the Sky Merger Agreement or the pendency of the Sky Merger, including (i) any action taken by the Company or any of its Subsidiaries that is expressly required pursuant to this Agreement or the Sky Merger Agreement, or is consented to by the Investor, or any action taken by the Company or any Affiliate thereof, to obtain the approval of any Governmental Authority from any Governmental Authority to the consummation of the Sky Merger or the transactions contemplated by this Agreement and the result of any such actions, (ii) any claim arising out of or related to the Sky Merger Agreement (including shareholder litigation), (iii) any adverse change in supplier, employee, financing source, shareholder, regulatory, partner or similar relationships resulting therefrom or (iv) any change that arises out of or relates to the identity of Sky or any of its Affiliates as the target of the Company; (e) any change or condition affecting the market for commodities, including any change in the price or availability of commodities; (f) any change in and of itself in the market price, credit rating or trading volume of shares of Common Stock on the NYSE or any change affecting the ratings or the ratings outlook for the Company or any of its Subsidiaries (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taking into account in determining whether there has or will be, a Material Adverse Effect); (g) any change in applicable Law, regulation or GAAP (or authoritative interpretation thereof); (h) geopolitical conditions, the outbreak or escalation of hostilities, any act of war, sabotage or terrorism, or any escalation or worsening of any such act of war, sabotage or terrorism threatened or underway as of the date of this Agreement; (i) any fact, circumstance, effect, change, event or development resulting from or arising out of or affecting the national, regional, state or local engineering or construction industries or the wholesale or retail markets for commodities, materials or supplies (including equipment supplies, steel, concrete, electric power, fuel, coal, natural gas, water or coal transportation) or the hedging markets therefor, including any change in commodity prices; (j) any hurricane, strong winds, ice event, fire, tornado, tsunami, flood, earthquake or other natural disaster or severe weather-related event, circumstance or development; or (k) any change or effect arising from any Governmental Authority as a condition to obtaining the Company Required Statutory Approvals or the Parent Required Statutory Approvals (each as defined in the Sky Merger Agreement); provided, however, that any fact, circumstance, effect, change, event or development set forth in clauses (a), (b), (e), (g) and (h) above may be taken into account in determining whether a Material Adverse Effect has occurred solely to the extent such fact, circumstance, effect, change, event or development has a materially disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, as compared to other entities (if any) engaged in the relevant business in the geographic area affected by such fact, circumstance, effect, change, event or development (in which case, only the incremental disproportionate impact may be taken into account in determining whether there has been, or would be, a Material Adverse Effect, to the extent such change is not otherwise excluded from being taken into account by clauses (a)–(j) of this definition).

“Material Contracts” shall have the meaning set forth in Section 3.13.

“Merger Sub” shall have the meaning set forth in the Sky Merger Agreement.

“NYSE” means the New York Stock Exchange.

“OFAC” means the Office of Foreign Assets Control of the US Department of the Treasury.

“OMERS Administration Corporation” shall have the meaning set forth in the Recitals.

“OMERS Transferee” has the meaning set forth in Section 10.06.

“Party” or “Parties” shall have the meaning set forth in the Preamble.

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a “Person” under Section 13(d)(3) of the Exchange Act.

“Preferred Stock” shall have the meaning set forth in Section 3.03(a).

“Preferred No Par Stock” shall have the meaning set forth in Section 3.03(a).

“Preferred Par Value Stock” shall have the meaning set forth in Section 3.03(a).

“Purchase Price” shall have the meaning set forth in Section 2.02.

“Representatives” means, with respect to a specified Person, the officers, directors, managers, employees, agents, counsel, accountants, investment bankers, and other representatives of such Person.

“Sanctions” means (a) economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government and administered by OFAC, (b) economic or financial sanctions imposed, administered or enforced from time to time by the U.S. State Department, the U.S. Department of Commerce or the U.S. Department of the Treasury, and (c) economic or financial sanctions imposed, administered or enforced from time to time by the United Nations Security Council, the European Union, or Her Majesty’s Treasury.

“Sanctioned Country” means a country or territory which is at any time subject to Sanctions.

“Sanctions List” means any of the lists of specially designated nationals or designated persons or entities (or equivalent) held by the U.S. government and administered by OFAC, the U.S. State Department, the U.S. Department of Commerce or the U.S. Department of the Treasury or any similar list maintained by any other U.S. government entity, the United Nations Security Council, the European Union, or Her Majesty’s Treasury, in each case as the same may be amended, supplemented or substituted from time to time.

“SEC” means the United States Securities and Exchange Commission.

“SEC Reports” shall have the meaning set forth in the preamble to Article III.

“Securities Act” means the Securities Act of 1933, as amended.

“Series A Certificate” shall have the meaning set forth in the Recitals.

“Series A Preferred Stock” shall have the meaning set forth in the Recitals.

“Series A Shareholder Approval” shall have the meaning set forth in Section 5.08(b).

“Sky” means Westar Energy, Inc., a Kansas corporation.

“Sky Closing” means the “Closing” as defined in the Sky Merger Agreement.

“Sky Merger” means the merger to be consummated pursuant to the terms and conditions of the Sky Merger Agreement

“Sky Merger Agreement” means the Agreement and Plan of Merger, dated as of May 29, 2016, by and among Sky, the Company and Merger Sub.

“Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, more than 50% of the equity interests of which) is owned directly or indirectly by such first Person.

“Tax” or “Taxes” means any and all taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority, including taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, intangible property, excise, sales, use, capital stock, accumulation of earnings, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs’ duties, tariffs, and similar charges. It also includes any withholding taxes, which the Company or any of its Subsidiaries is required by any Governmental Authority to withhold on behalf of any Person, and to remit to any Governmental Authority.

“Tax Returns” means any return, declaration, report, election, claim for refund or information return or other statement or form relating to Taxes, filed or required to be filed with any government or taxing authority, including any schedule or attachment thereto or any amendment thereof.

“Transaction Documents” means, collectively, this Agreement, the Equity Commitment Letter and the Investor Rights Agreement.

Section 1.02 Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a) when a reference is made in this Agreement to an Article, Recital, Section, Exhibit or Schedule, such reference is to an Article, Recital or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;

(b) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation;”

(d) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(e) the definitions of terms contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(f) any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law or statute as from time to time amended, modified or supplemented, including by succession of comparable successor Laws;

(g) references to a Person are also to its successors and permitted assigns;

(h) the use of “or” is not intended to be exclusive unless expressly indicated otherwise; and

(i) references to “$” or “dollars” are references to U.S. dollars.

ARTICLE II

PURCHASE AND SALE

Section 2.01 Purchase and Sale of the Shares.

(a) Upon the terms and subject to the conditions of this Agreement, at the Closing, the Company shall issue to the Investor, and the Investor shall purchase, accept and acquire from the Company, the Acquired Series A Shares, in exchange for the Purchase Price; provided that the number of the Acquired Series A Shares shall be reduced to the extent the Investor would own Acquired Series A Shares, on an as-converted basis, representing in excess of 9.99% of the outstanding shares of the Common Stock (calculated on an as-converted basis with respect to the Acquired Series A Shares) such that the Acquired Series A Shares, on an as-converted basis, represent 9.99% of the outstanding shares of Common Stock (calculated on an as-converted basis with respect to the Acquired Series A Shares); provided further that such reduction shall not be made if (i) at least three (3) Business Days prior to the Closing, the Investor provides written notice to the Company of the Investor’s election to waive such reduction and (ii) all regulatory approvals required for the Investor to acquire and own Acquired Series A Shares that, on an as-converted basis, represent in excess of 9.99% of the outstanding shares of Common Stock (calculated on an as-converted basis with respect to the Acquired Series A Shares) have been received.

(b) If the Purchase Price is reduced pursuant to Section 2.02 as a result of the reduction in the number of Series A Shares in accordance with Section 2.01(a), then, if the Company determines to issue or sell any capital stock or other equity securities of the Company during the twenty-four (24) months after the Closing Date, the Company shall consider in good faith allowing the Investor to purchase capital stock or securities in such offering with a dollar value equal to the amount by which the Purchase Price was so reduced.

(c) At any time from and after the date of this Agreement, upon a written request from the Investor, the Company and the Investor shall use reasonable best efforts to agree to and enter into a voting agreement on customary terms pursuant to which the Investor shall agree to vote all Common Stock Beneficially Owned by the Investor (including Common Stock to be issued upon conversion of the Acquired Series A Shares and any Common Stock received by the Investor as a dividend on Acquired Series A Shares) in excess of 9.99% of the outstanding shares of the Common Stock (calculated on an as-converted basis with respect to the Acquired Series A Shares) (such excess amount, from time to time, the “Incremental Shares”) for or against any matter to be voted on by the Company’s equityholders in the same proportion as the Company’s equityholders other than the Investor vote on such matter until such time as the Investor elects to terminate such voting agreement (which termination shall be effective only at such time as all regulatory approvals required for the Investor to exercise voting rights with respect to the Incremental Shares have been received).

Section 2.02 Purchase Price. The purchase price for the Acquired Series A Shares shall be $750,000,000 (the “Purchase Price”), reflecting a price of $1,000 per share of Series A Preferred Stock; provided that if the number of Acquired Series A Shares is reduced in accordance with Section 2.01(a), the Purchase Price shall be correspondingly reduced such that the Purchase Price will equal the product of (a) the number of Acquired Series A Shares (as so reduced) and (b) $1,000.

Section 2.03 Closing. Subject to the terms and conditions of this Agreement, the issuance, sale and purchase of the Acquired Series A Shares contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at 10:00 a.m. (New York time) at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, NY 10036 on a date to be mutually agreed by the Parties which date shall be no later than the later of (a) the date of the Sky Closing and (b) the Business Day after the date that each of the conditions set forth in Article VI have been satisfied or have been waived (other than such conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) (such date, the “Closing Date”), or at such other date, time and place as the Company and the Investor may mutually agree upon in writing.

Section 2.04 Closing Deliveries by the Company. At the Closing, the Company shall deliver or cause to be delivered to the Investor:

(a) a certificate or certificates or appropriate evidence of a book entry transfer representing the Acquired Series A Shares registered in the name of the Investor, free and clear of all pledges, liens, charges, mortgages, encumbrances and security interests of any kind or nature whatsoever (collectively, “Liens”) other than transfer restrictions set forth in the Investor Rights Agreement and applicable federal and state securities Laws;

(b) the officer’s certificate contemplated in Section 6.03(e);

(c) a true and complete copy, certified by the Secretary or an Assistant Secretary of the Company, without incurring personal liability, of the resolutions duly and validly adopted by the board of directors of the Company (the “Company Board”) evidencing its due authorization of the execution and delivery of each of the Transaction Documents and the consummation of the transactions contemplated thereby, including the issuance of the Acquired Series A Shares;

(d) a certificate from the Company dated as of the Closing Date, to the effect that the Company is not a foreign person pursuant to Treasury Regulation Section 1.1445-2(b)(2);

(e) the opinion contemplated in Section 6.03(h);

(f) the Investor Rights Agreement, duly executed by the Company;

(g) a copy of the articles of incorporation of the Company, certified by the Secretary of State of Missouri and dated as of a recent date, evidencing the amendment of such articles of incorporation to reflect the Series A Shareholder Approval and the filing of the Series A Certificate; and

(h) subject to Section 2.06, the Closing Equity Commitment Premium, without any deduction, withholding or set-off of any kind, by wire transfer in immediately available funds to a bank account to be designated by the Investor in a written notice to the Company at least five (5) Business Days prior to the Closing.

Section 2.05 Closing Deliveries by the Investor. At the Closing, the Investor shall deliver to the Company:

(a) the Purchase Price without any deduction, withholding or set-off of any kind, by wire transfer in immediately available funds to a bank account to be designated by the Company in a written notice to the Investor at least five (5) Business Days prior to the Closing;

(b) the officer’s certificate contemplated in Section 6.02(c);

(c) a true and complete copy, certified by an authorized Representative of the Investor, without personal liability, of the resolutions duly and validly adopted by the board of directors, general partner or other applicable governing body of the Investor evidencing the due authorization of the execution and delivery of this Agreement, the Equity Commitment Letter and the Investor Rights Agreement and the consummation of the transactions contemplated hereby and thereby; and

(d) the Investor Rights Agreement, duly executed by the Investor.

Section 2.06 Set-Off. The Investor will offset the Closing Equity Commitment Premium for which it is entitled to at the Closing against the Purchase Price to be paid at the Closing.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

As an inducement to the Investor to enter into this Agreement, the Company hereby represents and warrants to the Investor, that, except as otherwise disclosed (i) in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 or any other reports and forms of the Company or its Subsidiaries filed with the SEC under Sections 12, 13, 14 or 15(d) of the Exchange Act after December 31, 2015 (excluding disclosures of risks included in any forward-looking statement disclaimers or other statements that are similarly non-specific and are predictive and forward-looking in nature) and on or before the date of this Agreement (the “SEC Reports”) or (ii) in a correspondingly identified schedule attached hereto (such schedules, collectively, the “Disclosure Schedules”):

Section 3.01 Due Organization and Good Standing of the Company. The Company has been duly organized and is validly existing as a corporation in good standing under the Law of the State of Missouri and has all necessary corporate power and authority to enter into each of the Transaction Documents, to carry out its obligations hereunder and thereunder, to consummate the transactions contemplated hereby and thereby, and to own, lease and operate its properties, and to conduct the businesses currently and customarily carried on by it. The Company is duly qualified as a foreign corporation to transact business and is in good standing in each other jurisdiction in which such qualification is required, except where the failure so to qualify or to be in good standing would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. True, complete and correct copies of the Company’s articles of incorporation and by-laws, each as in effect as of the date of this Agreement, have previously been made available to the Investor.

Section 3.02 Subsidiaries. Each of the Company’s Subsidiaries has been duly organized and is validly existing as a corporation or other legal entity in good standing under the Law of the jurisdiction of its incorporation, has corporate power and authority to own, lease and operate its properties, and to conduct its business and is duly qualified as a foreign corporation to transact business and is in good standing in each jurisdiction in which such qualification is required, except where the failure so to qualify or to be in good standing would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. All the outstanding shares of capital stock, voting securities of, and other equity interests in, each Subsidiary of the Company have been validly issued and are fully paid and nonassessable and are owned by the Company, by another Subsidiary of the Company or by the Company and another Subsidiary of the Company, free and clear of (a) all Liens and (b) any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock, voting securities or other equity interests), except, in the case of the foregoing clauses (a) and (b), as imposed by the Sky Merger Agreement, this Agreement, the organizational documents of the Subsidiaries of the Company or applicable securities Laws.

Section 3.03 Capitalization.

(a) As of the date hereof, the authorized capital stock of the Company consists of (i) 390,000 shares of $100.00 par value cumulative preferred stock (“Preferred Par Value Stock”), (ii) 1,572,000 shares of cumulative preferred stock without par value (“Preferred No Par Stock”), (iii) 11,000,000 shares of preference stock without par value (“Preferred Stock”) and (iv) 250,000,000 shares of Common Stock. At the close of business on May 26, 2016, (v) 390,000 shares of Preferred Par Value Stock were issued and outstanding, (w) no shares of Preferred No Par Stock were issued and outstanding, (x) no shares of Preferred Stock were issued and outstanding, (y) 154,721,791 shares of Common Stock were issued and outstanding and (z) 130,893 shares of Common Stock were held by the Company in its treasury. At the close of business on March 31, 2016, an aggregate of 4,554,118 shares of Common Stock were available for issuance pursuant to the Company Benefit Plans. At the close of business on May 26, 2016, an aggregate of 1,370,304 shares of Common Stock were issuable upon the settlement of performance share awards and the conversion of deferred share units of the Company (assuming full satisfaction of the applicable service conditions and maximum attainment of the applicable performance goals).

(b) All outstanding shares of Common Stock are, and all shares of Common Stock that may be issued upon the conversion of deferred share units of the Company or the settlement of performance share awards of the Company, will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any preemptive or similar right. Except as set forth in this Section 3.03 or Section 3.03(b) of the Disclosure Schedules or pursuant to the terms of this Agreement or the Sky Merger Agreement, there are not issued, reserved for issuance or outstanding, and there are not any outstanding obligations of the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, (i) any capital stock of the Company or any of its Subsidiaries or any securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or voting securities of, or other equity interests in, the Company or any of its Subsidiaries or (ii) any warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or any other obligation of the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any capital stock or voting securities of, or other equity interests in, the Company or any of its Subsidiaries (the foregoing clauses (i) and (ii), collectively, “Company Equity Securities”). Except pursuant to the Company Benefit Plans, there are not any outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Equity Securities. There is no outstanding indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote. No Subsidiary of the Company owns any shares of Common Stock. Neither the Company nor any of its Subsidiaries is a party to any voting agreement with respect to the voting of any capital stock or voting securities of, or other equity interests in, the Company.

Section 3.04 Authorization of Agreements; Enforceability. After giving effect to the Series A Shareholder Approval, each of the Transaction Documents, the performance by the Company of its obligations thereunder, and the consummation by the Company of the transactions contemplated thereby will have been duly authorized by all requisite corporate action on the part of the Company and the Company Board. This Agreement has been and, prior to the Closing, the Investor Rights Agreement will be, validly executed and delivered by the Company and, after giving effect to the Series A Shareholder Approval, constitutes or will constitute a valid and binding obligation of the Company, enforceable against the Company in accordance with their respective terms, except as enforcement may be limited by general principles of equity, whether applied in a court of Law or a court of equity, and by applicable bankruptcy, insolvency and similar Law affecting creditors’ rights and remedies generally. Without limiting the generality of the foregoing, except for the Series A Shareholder Approval, no approval by the shareholders of the Company is required in connection with the Transaction Documents, the performance by the Company of its obligations thereunder, or the consummation by the Company of the transactions contemplated thereby.

Section 3.05 Absence of Defaults and Conflicts. The execution and delivery by the Company of this Agreement does not, and the execution and delivery of the Investor Rights Agreement will not, and the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof and thereof will not (i) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, deed of trust, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon the Company or any of its Subsidiaries or result in the creation of any Liens upon any of the properties or assets of the Company or any of its Subsidiaries, (ii) conflict with or result in any violation of any provision of the articles of incorporation or by-laws or other equivalent organizational document, in each case as amended, of the Company or any of its Subsidiaries, or (iii) conflict with or violate any applicable Law, other than, in the case of clauses (i) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.06 Governmental Approvals.

(a) The Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any Governmental Authority or other Person pursuant to any Law or requirement in effect on the date of this Agreement in connection with the execution, delivery and performance by the Company of the Transaction Documents, other than in connection with or in compliance with (i) the listing of the shares of Common Stock issuable upon the conversion of the Acquired Series A Shares pursuant to the rules and regulations of the NYSE and (ii) the filing of the amendment to the articles of incorporation of the Company with the Secretary of State of the State of Missouri to reflect the authorization of the Series A Preferred Stock and the terms of the Series A Certificate, and, subject to the accuracy of the representations and warranties of the Investor in Section 4.05, no authorization, consent, order, license, permit or approval of, or registration, declaration, notice or filing with, any Governmental Authority may be necessary, under applicable Law in effect on the date of this Agreement, for the consummation by the Company of the transactions contemplated by the Transaction Documents, except, in each case, for such authorizations, consents, approvals or filings that, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(b) In connection with (i) the conversion of the Acquired Series A Shares into Common Stock, (ii) the right of the holders of Series A Preferred Stock to vote with respect to the Common Stock on an as-converted basis pursuant to Section 14(b) of the Series A Certificate, (iii) the designation by the Investor of two directors to the Company Board pursuant to Section 8 of the Investor Rights Agreement, or (iv) the designation by the Investor of an observer to the Company Board pursuant to Section 9 of the Investor Rights Agreement, the Company may be required to obtain the consents, waivers, authorizations or orders of, to give the notices to, or to make filings or registrations with, Governmental Authorities or other Persons pursuant to Laws or requirements as set forth on Schedule 3.06 of the Disclosure Schedules (collectively, the “Company Future Approvals”).

Section 3.07 Regulatory Status; Energy Regulatory Laws.

(a) The Company is a public utility holding company under the Public Utility Holding Company Act of 2005.

(b) Except as set forth in Schedule 3.07b(i) of the Disclosure Schedules, none of the Subsidiaries of the Company is regulated as a public utility under the Federal Power Act. Except as set forth in Schedule 3.07b(ii) of the Disclosure Schedules, none of the Subsidiaries of the Company is regulated as a public utility, electric utility or gas utility, or similar utility designation, under the applicable Law of any state.

(c) All filings required to be made by the Company or any Subsidiary of the Company since January 1, 2014, with the Federal Energy Regulatory Commission, the North American Electric Reliability Corporation, the Federal Communications Commission and state energy regulatory commissions, as the case may be, have been made, including all forms, statements, reports, agreements and all documents, exhibits, amendments and supplements appertaining thereto, including all rates, tariffs and related documents, and all such filings complied, as of their respective dates, with all applicable requirements of applicable statutes and the rules and regulations promulgated thereunder, except for filings the failure of which to make or the failure of which to make in compliance with all applicable requirements of applicable statutes and the rules and regulations promulgated thereunder, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d) The business of the Company and its Subsidiaries is and has been conducted at all times in compliance in all material respects with all Energy Regulatory Laws and no Action by or before any court or Governmental Authority or any arbitrator involving the Company or its Subsidiaries with respect to the Energy Regulatory Laws is pending or, to the Knowledge of the Company, threatened, except, in each case, as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

Section 3.08 Authorization of the Acquired Series A Shares. Prior to Closing the Acquired Series A Shares will be duly authorized for issuance and sale to the Investor pursuant to this Agreement and, when issued and delivered by the Company pursuant to this Agreement against payment of the consideration set forth herein, will be validly issued, fully paid and non-assessable. The issuance of the Acquired Series A Shares pursuant to this Agreement is not subject to preemptive or other similar rights of any securityholder of the Company.

Section 3.09 Reports.

(a) The SEC Reports, when they became effective or were filed with the SEC, as the case may be, conformed in all material respects to the requirements of the Securities Act or the Exchange Act, as applicable, and the rules and regulations of the SEC thereunder, and none of such documents contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make such statements, in the light of the circumstances in which they were made, not misleading.

(b) Since December 31, 2015 to the date of this Agreement, the Company and each of its Subsidiaries have filed all material reports, registrations and statements, together with any required amendments thereto, that it was required to file with the SEC or any other Governmental Authority, except where the failure to file any such report, registration or statement, would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

Section 3.10 Financial Statements; Controls.

(a) Each of the consolidated financial statements of the Company included in the SEC Reports complied at the time it was filed as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP (except, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods and as of the dates involved (except as may be indicated in the notes thereto) and fairly presents in all material respects, in accordance with GAAP, the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited quarterly financial statements, to normal year-end audit adjustments).

(b) The Company maintains a system of “internal control over financial reporting” (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP in all material respects. The Company maintains “disclosure controls and procedures” required by Rule 13a-15 or 15d-15 under the Exchange Act that are effective to ensure that information required to be disclosed by the Company in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents. The Company has disclosed, based on its most recent evaluation prior to the date of this Agreement, to the Company’s outside auditors and the audit committee of the Company Board (1) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (2) any fraud, known to the Company, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

Section 3.11 No Undisclosed Liabilities. As of the date of this Agreement, neither the Company nor any Subsidiary of the Company has any liability of any nature that is required by GAAP to be set forth on a consolidated balance sheet of the Company and its Subsidiaries, except liabilities (i) reflected or reserved against in the most recent audited balance sheet (including the notes thereto) of the Company and its Subsidiaries included in the SEC Reports, (ii) incurred in the ordinary course of business consistent with past practice after March 31, 2016, (iii) incurred in connection with the Sky Merger or any other transaction or agreement contemplated by this Agreement or the Sky Merger Agreement or (iv) that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.12 No Material Adverse Change in Business. From December 31, 2015 to the date of this Agreement, each of the Company and its Subsidiaries has conducted its respective business in the ordinary course of business in all material respects, and during such period there has not occurred any fact, circumstance, effect, change, event or development that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.13 Material Contracts. Each contract, document or other agreement described or referred to in the SEC Reports (such contracts, “Material Contracts”) is in full force and effect and is valid and enforceable by and against the parties thereto in accordance with its terms except as the enforceability thereof may be limited by bankruptcy, insolvency and similar Law affecting creditors’ rights and remedies generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). None of the Company, any Subsidiary of the Company, or, to the Knowledge of the Company, any other party is in default in the observance or performance of any material term or obligation to be performed by it under any Material Contract.

Section 3.14 Real Property. Except as would not have or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each of the Company and its Subsidiaries has either good fee title or valid leasehold, easement or other real property rights, to the land, buildings, wires, pipes, structures and other improvements thereon and fixtures thereto necessary to permit it to conduct its business as currently conducted. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and except as the enforceability thereof may be limited by bankruptcy, insolvency and similar Law affecting creditors’ rights and remedies generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), (a) all leases, easements or other agreements under which the Company or any Company Subsidiary lease, access, use or occupy real property necessary to permit it to conduct its business as currently conducted are valid, binding and in full force and effect against the Company or its Subsidiaries and, to the Knowledge of the Company, the counterparties thereto, in accordance with their respective terms, and (b) none of the Company, its Subsidiaries or, to the Knowledge of the Company, the counterparties thereto is in default under any of such leases, easements or other agreements described in the foregoing clause (a).

Section 3.15 Taxes. Except as would not have or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a) (i) Each of the Company and its Subsidiaries has timely filed, taking into account all valid extensions, all Tax Returns required to have been filed and such Tax Returns are accurate and complete and (ii) all Taxes have been timely paid in full (whether or not shown or required to be shown as due on any Tax Return);

(b) each of the Company and its Subsidiaries has withheld and timely remitted to the appropriate Governmental Authority all Taxes required to be withheld from amounts owing to any employee, creditor or third party;

(c) (i) no audit, examination, investigation or other proceeding is pending with any Governmental Authority with respect to any unpaid Taxes asserted against the Company or any of its Subsidiaries; and neither the Company nor any of its Subsidiaries has received notice of any threatened audit, examination, investigation or other proceeding from any Governmental Authority for any unpaid Taxes asserted against the Company or any of its Subsidiaries, which have not been fully paid or settled, and (ii) neither the Company nor any of its Subsidiaries has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax which has not yet expired;

(d) (i) neither the Company nor any of its Subsidiaries had any liabilities for unpaid Taxes as of the date of the latest balance sheet included in the consolidated financial statements of the Company that had not been accrued or reserved on such balance sheet in accordance with GAAP and (ii) neither the Company nor any of its Subsidiaries has incurred any liability for Taxes since the date of the latest balance sheet included in the consolidated financial statements of the Company except in the ordinary course of business;

(e) neither the Company nor any of its Subsidiaries has any liability for Taxes of any Person (except for the Company or any of its Subsidiaries) arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or foreign Law, as a transferee or successor or by contract;

(f) within the past three (3) years, neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for tax-free treatment under Section 355 of the Code;

(g) neither the Company nor any of its Subsidiaries has participated in any “listed transaction” as defined in Treasury Regulations Section 1.6011-4(b)(2) or Treasury Regulations Section 301.6111-2(b) in any Tax year for which the statute of limitations has not expired; and

(h) there are no Liens on any of the assets of the Company or any or its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax.

Section 3.16 Absence of Proceedings. Except as set forth in Schedule 3.16 of the Disclosure Schedules, there is no Action before or brought by any Governmental Authority, now pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries, which would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect or that relates to or challenges the validity or propriety of any of the Transaction Documents or the transactions contemplated thereby.

Section 3.17 Compliance with Laws. The Company and its Subsidiaries are in compliance with, and conduct their businesses in conformity with, all applicable Law (including Anti-Corruption Laws), except where the failure to be in compliance or conformity would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. None of the Company, its Subsidiaries or their respective directors or officers, or to the Knowledge of the Company, their respective employees, agents, Affiliates, or representatives: (a) is a Designated Person, (b) is a Person that is owned or controlled by a Designated Person; (c) is located, organized or resident in a Sanctioned Country or (d) has directly or indirectly engaged in, or is now directly or indirectly engaged in, any dealings or transactions (i) with any Designated Person, (ii) in any Sanctioned Country, or (iii) otherwise in violation of Sanctions.

Section 3.18 Permits. The Company and its Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, clearances, permissions, qualifications and registrations and orders of any Governmental Authority necessary for the Company and its Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Company Permits”), except where the failure to have any of the Company Permits would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. All Company Permits are valid and in full force and effect, except where the failure to be in full force and effect would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. The Company is, and each of its Subsidiaries is, in compliance with the terms and requirements of such Company Permits, except where the failure to be in compliance would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

Section 3.19 Environment. Except as set forth on Section 3.19 of the Disclosure Schedules or as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect:

(a) The Company and its Subsidiaries have been and are in compliance with all applicable Environmental Laws, including, but not limited to, possessing all permits and other governmental authorizations required for their operations under applicable Environmental Laws;

(b) There is no pending or, to the Knowledge of the Company, threatened Action pursuant to any Environmental Law against the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has received written notice from any Person, including, but not limited to, any Governmental Authority, alleging that the Company or any of its Subsidiaries has been or is in violation or potentially in violation of any applicable Environmental Law or otherwise may be liable under any applicable Environmental Law, which violation or liability is unresolved. Neither the Company nor any of its Subsidiaries is a party or subject to any material Governmental Order pursuant to Environmental Law; and

(c) With respect to any real property that is currently owned, leased or operated by the Company or any of its Subsidiaries, or was formerly owned, leased or operated by the Company or any of its Subsidiaries, (i) there have been no releases, spills or discharges of Hazardous Materials on, underneath, or migrating to or from any of such real property and (ii) there is no storage or disposal of Hazardous Materials at any such real property, that in either case is reasonably likely to result in an obligation to remediate such environmental condition pursuant to applicable Environmental Law in effect as of the Closing Date or result in liability pursuant to applicable Environmental Law in effect as of the Closing Date with respect to remediation conducted by other Persons.

Section 3.20 Employee Benefits/Labor.

(a) All “employee benefit plans”, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), as to which the Company or any entity which, with the Company, would be deemed to be a single employer under Section 414(b), (c), (m) or (o) of the Code, may have any liability and that are subject to Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code shall be referred to herein as “Company Plans”.

(b) No liability has been incurred under Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code that would reasonably be expected to have a Material Adverse Effect, and, to the Knowledge of the Company, no facts exist or events have occurred that would reasonably be expected to result in any such liability that would reasonably be expected to have a Material Adverse Effect. There has been no adverse change in the funded status of the Company Plans and each other pension and other post-employment benefit plans (as such terms are used in Statement of Financial Accounting Standards No. 158) with respect to which the Company may have any liability, considered individually and in the aggregate, since December 31, 2015, that could reasonably be expected to have a Material Adverse Effect.

(c) Except as would, individually or in the aggregate, not reasonably be expected to have a Material Adverse Effect, the consummation of the transactions contemplated hereby will not result in an increase in the amount of, or acceleration in the timing of payment of vesting of, any compensation payable or awarded by the Company or any of its Subsidiaries to any of its or their employees under any employment agreements, plans or programs of the Company or any of its Subsidiaries. Except as disclosed in the SEC Reports or Schedule 3.20(c) of the Disclosure Schedules, no employee compensation or other employment-related liabilities have been incurred that could reasonably be expected to result in a Material Adverse Effect and no facts exist or events have occurred that could reasonably be expected to result in any such liability that would reasonably be expected to have a Material Adverse Effect.

(d) Except as disclosed in Schedule 3.20(d) of the Disclosure Schedules, as of the date of this Agreement or would, individually or in the aggregate, not reasonably be expected to have a Material Adverse Effect: (i) the Company and each of its Subsidiaries is not a party to any collective bargaining agreement or other contract or agreement with any labor organization or other representative of any of the employees of the Company or any Subsidiary, nor is any such contract or agreement presently being negotiated; (ii) no campaigns are being conducted to solicit cards from any of the employees of the Company or any of its Subsidiaries to authorize representation by any labor organization, and no such campaigns have been conducted within the past three years; (iii) no labor strike, slowdown, work stoppage, dispute, lockout or other labor controversy is in effect or threatened in writing, and neither the Company nor any of its Subsidiaries has experienced any such labor controversy within the past three years; (iv) no unfair labor practice charge or complaint is pending or threatened in writing with respect to any employment practices of the Company or any of its Subsidiaries; (v) no action, complaint, charge, inquiry, proceeding or investigation by or on behalf of any current or former employee, labor organization or other representative of the employees of the Company or any of its Subsidiaries (including persons employed jointly by such entities with any other staffing or other similar entity) is pending or threatened in writing; and (vi) the Company and each of its Subsidiaries are in compliance with all applicable Laws, agreements, contracts, policies, plans and programs relating to employment, employment practices, compensation, benefits, hours, terms and conditions of employment, and the termination of employment, the classification of employees as exempt or non-exempt from overtime pay requirements, the provision of meal and rest breaks and pay for all working time, and the proper classification of individuals as non-employee contractors or consultants.

Section 3.21 Insurance. The Company and each of its Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the business in which the Company and its Subsidiaries are engaged, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without a significant increase in cost, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.22 No Broker’s Fees. Neither the Company nor any of its Subsidiaries is a party to any contract, agreement or understanding with any person that would give rise to a valid claim against the Investor for a brokerage commission, finder’s fee or like payment in connection with the issuance and sale of the Acquired Series A Shares.

Section 3.23 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. The Investor acknowledges that the Company makes no representations or warranties as to any matter whatsoever except as expressly set forth in this Agreement or in any certificate delivered by the Company to the Investor in accordance with the terms hereof, and specifically (but without limiting the generality of the foregoing) that the Company makes no representations or warranties with respect to (X) any projections, estimates or budgets delivered or made available to the Investor (or any of its affiliates, officers, directors, employees or representatives) of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of the Company and its Subsidiaries, or (Y) the future business and operations of the Company and its Subsidiaries.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE INVESTOR

As an inducement to the Company to enter into this Agreement, the Investor hereby represents and warrants to the Company that, except as otherwise disclosed in the Disclosure Schedules:

Section 4.01 Due Organization of the Investor. The Investor has been duly organized and is validly existing as a limited partnership in good standing under the Law of Ontario and has all necessary power and authority to enter into this Agreement and the Investor Rights Agreement, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. OMERS Administration Corporation has been duly organized and is validly existing as a corporation under the Law of Ontario and has all necessary power and authority to enter into the Equity Commitment Letter, to carry out its obligations thereunder, and to consummate the transactions contemplated thereby.

Section 4.02 Authorization of Agreements; Enforceability. Each of this Agreement, the Equity Commitment Letter and the Investor Rights Agreement, the performance by the Investor and OMERS Administration Corporation of its obligations hereunder and thereunder, and the consummation by the Investor of the transactions contemplated hereby and thereby have been duly authorized by all requisite limited partnership action on the part of the Investor. This Agreement and the Equity Commitment Letter have been and, prior to the Closing, the Investor Rights Agreement will be, validly executed and delivered by the Investor and OMERS Administration Corporation and constitute or will constitute valid and binding obligations of the Investor and OMERS Administration Corporation, enforceable against the Investor in accordance with their respective terms, except as enforcement may be limited by general principles of equity whether applied in a court of Law or a court of equity, and by applicable bankruptcy, insolvency and similar Law affecting creditors’ rights and remedies generally.

Section 4.03 Capitalization.

(a) The outstanding equity interest in the Investor consists of one-hundredth percent (0.01%) general partnership interests and ninety-nine and ninety-nine hundredths percent (99.99%) limited partnership interest (the “Investor Interests”). The Investor Interests constitute all of the outstanding membership interests of the Investor. The holders of the Investor Interests have good and marketable title to the Investor Interests free and clear of all Liens, other than Liens arising from the limited partnership agreement of the Investor or pursuant to applicable securities Laws.

(b) As of the date of this Agreement, there are no outstanding subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements or commitments relating to the issuance of partnership interests to which the Investor is a party obligating the Investor to (i) issue, transfer or sell any partnership interests or other equity interests of the Investor or securities convertible into or exchangeable for such partnership interests or other equity interests, (ii) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, or (iii) redeem or otherwise acquire any such partnership interests or other equity interests.

(c) The Investor has no outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the holders of partnership interests of the Investor on any matter.

(d) There are no voting trusts or other agreements or understandings to which the Investor is a party with respect to the voting of the partnership interests or other equity interests of the Investor.

Section 4.04 Absence of Defaults and Conflicts. The execution and delivery by the Investor of this Agreement and by OMERS Administration Corporation of the Equity Commitment Letter do not, and the execution and delivery of the Investor Rights Agreement will not, and the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof and thereof will not (i) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, deed of trust, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon the Investor or result in the creation of any Liens upon any of the properties or assets of the Investor or OMERS Administration Corporation, (ii) conflict with or result in any violation of any provision of the limited partnership agreement, as amended, of the Investor or the organizational documents of OMERS Administration Corporation, or (iii) conflict with or violate any applicable Law (including Ontario Municipal Employees Retirement System Act, 2006 (Ontario), the Pension Benefits Act (Ontario) and the Income Tax Act (Canada)), other than, in the case of clauses (i) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not reasonably be expected to, individually or in the aggregate, materially and adversely affect the consummation of the transactions contemplated by this Agreement, the Equity Commitment Letter or the Investor Rights Agreement, or the performance by the Investor or OMERS Administration Corporation of its obligations hereunder or thereunder.

Section 4.05 Governmental Approvals.

(a) The Investor is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any Governmental Authority or other Person in the United States or Canada pursuant to any Law or requirement in effect on the date of this Agreement in connection with the execution, delivery and performance by the Investor of this Agreement or the Investor Rights Agreement or by OMERS Administration Corporation of the Equity Commitment Letter, and, subject to the accuracy of the representations and warranties of the Company in Section 3.06, no authorization, consent, order, license, permit or approval of, or registration, declaration, notice or filing with, any Governmental Authority may be necessary, under applicable Law in effect on the date of this Agreement, for the consummation by the Investor of the transactions contemplated by this Agreement or the Investor Rights Agreement or by OMERS Administration Corporation of the transactions contemplated by the Equity Commitment Letter, except, in each case, for such authorizations, consents, approvals or filings that, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to materially and adversely affect the consummation of the transactions contemplated in this Agreement, the Equity Commitment Letter or the Investor Rights Agreement or the performance by the Investor or OMERS Administration Corporation of its obligations hereunder or thereunder.

(b) In connection with (i) the conversion of the Acquired Series A Shares into Common Stock, (ii) the right of the holders of Series A Preferred Stock to vote with respect to the Common Stock on an as-converted basis pursuant to Section 14(b) of the Series A Certificate, (iii) the designation by the Investor of two directors to the Company Board pursuant to Section 8 of the Investor Rights Agreement, or (iv) the designation by the Investor of an observer to the Company Board pursuant to Section 9 of the Investor Rights Agreement, the Investor may be required to obtain the consents, waivers, authorizations or orders of, to give the notices to, or to make filings or registrations with, Governmental Authorities or other Persons pursuant to Laws or requirements as set forth on Section 4.05 (collectively, the “Investor Future Approvals” and, together with the Company Future Approvals, the “Future Approvals”).

Section 4.06 Absence of Proceedings. There is no Action before or brought by any Governmental Authority, now pending or, to the Knowledge of the Investor, threatened against or affecting the Investor or OMERS Administration Corporation, which would, individually or in the aggregate, reasonably be expected to materially and adversely affect the consummation of the transactions contemplated in this Agreement, the Equity Commitment Letter or the Investor Rights Agreement or the performance by the Investor or OMERS Administration Corporation of its obligations hereunder or thereunder.

Section 4.07 Ownership of Common Stock. Except for (i) 15,444 shares of Common Stock owned by OMERS Administration Corporation as of the date of this Agreement and (ii) the Acquired Series A Shares which the Investor will acquire at the Closing, none of the Investor or its Affiliates Beneficially Owns any shares of Common Stock, or any securities that are convertible into, or exercisable or exchangeable for, or that represent the right to receive, shares of Common Stock or has entered into any Hedging Arrangement or Derivative Contract.

Section 4.08 Financing. The Investor has, and will have as of the Closing Date, available or accessible to it sufficient funds, committed capital and credit capacity to consummate the transactions contemplated by this Agreement and required for the satisfaction of all of the Investor’s obligations under this Agreement, including the payment of the Purchase Price at the Closing, and all related fees and expenses. In no event shall the receipt or availability of funds, capital or capacity be a condition to the Investor’s obligations under this Agreement. The Investor has delivered to the Company a true, correct and complete copy of the fully executed Equity Commitment Letter.

Section 4.09 Investment Representations.

(a) The Investor is an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act and is able to bear the risk of its investment in the Acquired Series A Shares for an indefinite period. The Investor has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the purchase of the Shares. The Investor is able to bear the economic risk of an investment in the Acquired Series A Shares and is able to afford a complete loss of such investment.

(b) The Investor understands and acknowledges that its purchase of the Acquired Series A Shares involves a high degree of risk and uncertainty. The Investor has sought such accounting, legal and Tax advice as it has considered necessary to make an informed investment decision with respect to its investment in the Acquired Series A Shares.

(c) The Investor is purchasing the Acquired Series A Shares for its own account and not with a view to distribution in violation of any securities Laws. The Investor has been advised and understands and acknowledges that the Acquired Series A Shares have not been registered under the Securities Act or under the “blue sky” Laws of any jurisdiction and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by Law and, subject to the Investor Rights Agreement and the terms of the Series A Certificate, the Company is not required to register the Acquired Series A Shares. The Investor will not sell, transfer or otherwise dispose of the

Acquired Series A Shares or any interest therein except in a transaction registered pursuant to the provisions of the Securities Act or in a transaction exempt from or not subject to the registration requirements of the Securities Act. The purchase of the Acquired Series A Shares by the Investor has not been solicited by or through anyone other than the Company.

(d) The Investor understands and acknowledges that, until such time as the Acquired Series A Shares have been registered pursuant to the provisions of the Securities Act, or the Acquired Series A Shares are eligible for resale pursuant to Rule 144 promulgated under the Securities Act without any restriction as to the number of securities as of a particular date that can then be immediately sold, the Acquired Series A Shares will bear the following restrictive legend: “THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THESE SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION THEREUNDER AND, IN THE CASE OF A TRANSACTION EXEMPT FROM REGISTRATION, UNLESS SOLD PURSUANT TO RULE 144 UNDER SUCH ACT OR THE ISSUER HAS RECEIVED DOCUMENTATION REASONABLY SATISFACTORY TO IT (WHICH MAY INCLUDE AN OPINION OF COUNSEL) THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS.”

(e) The Investor understands and acknowledges that the Acquired Series A Shares are being offered and sold in reliance on a transactional exemption from the registration requirements of federal and state securities Laws, and that the Company is relying in part upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of the Investor set forth in this Agreement in (i) concluding that the issuance and sale of the Acquired Series A Shares is a “private offering” and, as such, is exempt from the registration requirements of the Securities Act, and (ii) determining the applicability of such exemptions and the suitability of the Investor to purchase the Acquired Series A Shares.

Section 4.10 No Broker’s Fees. Neither the Investor nor any of its Affiliates is a party to any contract, agreement or understanding with any Person that would give rise to a valid claim against the Company for a brokerage commission, finder’s fee or like payment in connection with the issuance and sale of the Acquired Series A Shares.

Section 4.11 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. The Company acknowledges that the Investor does not make any representation or warranty as to any matter whatsoever except as expressly set forth in this Agreement or in any certificate delivered by the Investor to the Company in accordance with the terms hereof.

ARTICLE V

COVENANTS

Section 5.01 Interim Operations.

(a) Except as set forth in Section 5.01 of the Disclosure Schedules or otherwise contemplated or required by this Agreement, or as required by a Governmental Authority or by applicable Law, or with the prior written consent of the Investor (which consent shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement until the Closing Date, the Company shall not amend any of its organizational documents in a manner in any material respect that would affect the Investor in an adverse manner either as a holder of Series A Preferred Stock or with respect to rights of Investor under any of the Transaction Documents.

(b) From the date of this Agreement until the Closing Date, none of the Investor or its Affiliates shall acquire Beneficially Ownership of any shares of Common Stock, or any securities that are convertible into, or exercisable or exchangeable for, or that represent the right to receive, shares of Common Stock or enter into any Hedging Arrangement or Derivative Contract.

Section 5.02 Investor Rights. Except with the prior written consent of the Investor (such consent not to be unreasonably withheld, delayed or conditioned), the Company shall not, and shall not permit any of its Subsidiaries to:

(a) make any material amendments or modifications to the Sky Merger Agreement or any equity or debt commitment letters in connection therewith, including (i) any change to the mix or amount of the merger consideration, (ii) any changes to the definition of “Company Material Adverse Effect”, (iii) the addition or deletion of any conditions to closing of the Sky Merger, (iv) any changes to Section 6.03(c) of the Sky Merger Agreement or the definition of “Regulatory Material Adverse Effect” therein, or (v) the addition of any terms or conditions directly applicable to the Investor or its Affiliates;

(b) waive, or cause to be waived, any Company right under the Sky Merger Agreement or Sky’s compliance with any of its obligations under the Sky Merger Agreement, or grant any consent requested by Sky pursuant to the Sky Merger Agreement if such waiver or consent would be reasonably likely to have an adverse effect on Investor, including as a holder of Series A Preferred Stock, in any material respect;

(c) take any action that, or fail to take any action the failure of which to take, would constitute in a breach by the Company or Merger Sub of the Sky Merger Agreement; or

(d) determine that the condition to the Sky Closing set forth in Section 7.03(c) of the Sky Merger Agreement has been satisfied, or waive, or cause to be waived, any condition to closing of the Company under the Sky Merger Agreement.

Section 5.03 Regulatory Approvals; Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement, each of the Investor and the Company shall use their reasonable best efforts, on a cooperative basis, to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to satisfy the conditions to the Closing set forth in Article VI and consummate the transactions contemplated by this Agreement as soon as practicable, including:

(i) using their reasonable best efforts to obtain and maintain all necessary actions or nonactions, waivers, consents and approvals from Governmental Authorities, and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority;

(ii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement; and

(iii) the execution and delivery of any additional instruments necessary to consummate or evidence the transactions contemplated by this Agreement.

The Parties shall coordinate and use their reasonable best efforts to cause the Closing to occur concurrently with the Sky Closing.

(b) Each of the Investor and the Company shall cooperate in the preparation of any application for any orders, clearances, consents, notices, rulings, exemptions, certificates, no-action letters and approvals reasonably deemed by either the Investor or the Company to be necessary to discharge their respective obligations under this Agreement or otherwise advisable under applicable Law in connection with the transactions contemplated by this Agreement.

(c) Subject to applicable Law, each of the Investor and the Company shall cooperate with and keep each other fully informed as to the status of and the processes and proceedings relating to the actions or activities pursuant to this Section 5.03, and shall promptly notify each other of any material communication from any Governmental Authority in respect of this Agreement or the transactions contemplated hereby, and, unless it consults with the other Party in advance, shall not make any submissions, correspondence or filings, or participate in any communications or meetings with any Governmental Authority in respect of any filings, investigations or other inquiries or proceedings related to this Agreement or the transactions contemplated hereby, and, to the extent not precluded by such Governmental Authority, gives the other Party the opportunity to review drafts of, and provides final copies of, any submissions, correspondence or filings, and to attend and participate in any communications or meetings.

(d) Notwithstanding anything to the contrary contained in this Agreement, each of the Investor and the Company hereby agree and acknowledge that neither of this Section 5.03 nor the “reasonable best efforts” standard shall require, or be construed to require, in order to obtain any permits, consents, approvals or authorizations, or any terminations or waivers of any applicable waiting periods, (i) the Company to propose, negotiate or offer to effect, or consent or commit to, any terms, condition or restrictions that are reasonably likely to materially and adversely impact the Company’s or any of its Subsidiaries’ ability to own or operate any of their respective businesses or operations or ability to conduct any such businesses or operations substantially as conducted as of the date of this Agreement, or (ii) the Investor to propose, negotiate or offer to effect, or consent or commit to, any terms, condition or restrictions that are reasonably likely to materially and adversely impact (A) the Investor or OMERS Administration Corporation or any of their respective Subsidiary’s or Affiliate’s ability to own or operate their respective business or operations or the ability to conduct any such businesses or operations substantially as conducted as of the date of this Agreement or (B) the rights and benefits reasonably expected by the Investor from the transactions contemplated by this Agreement and the Transaction Documents (any such condition, a “Burdensome Condition”). The Parties acknowledge that, among other things, any term, condition or restriction described in the immediately preceding sentence which requires divestiture or transfer of any ownership interest in other assets owned by the Investor or OMERS Administration Corporation or any of their respective Affiliates shall be deemed to be a Burdensome Condition.

(e) In connection with (i) the conversion of the Acquired Series A Shares into Common Stock, (ii) the right of the holders of Series A Preferred Stock to vote with respect to the Common Stock on an as-converted basis pursuant to Section 14(b) of the Series A Certificate, (iii) the designation by the Investor of two directors to the Company Board pursuant to Section 8 of the Investor Rights Agreement, or (iv) the designation by the Investor of an observer to the Company Board pursuant to Section 9 of the Investor Rights Agreement, subject to the terms and conditions of this Agreement, upon the request of the Investor, each of the Investor and the Company shall use their reasonable best efforts, on a cooperative basis, to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to cause such actions to occur, including cooperating and using the efforts and taking the same actions required in this Section 5.03 to satisfy the conditions to Closing set forth in Article VI and to consummate the transactions contemplated by this Agreement to cause such conversion or designation, as applicable, to occur, including using reasonable best efforts to obtain the Future Approvals consistent with this Section 5.03.

Section 5.04 NYSE Matters. From the date hereof through the Closing, the Company shall use its reasonable best efforts to obtain authorization of the listing of the shares of Common Stock issuable upon conversion of the Acquired Series A Shares, subject only to official notice of issuance. Without limiting the foregoing, prior to Closing, the Company shall, subject to receipt of the Series A Shareholder Approval, (a) file a supplemental listing application with the NYSE to list the shares of Common Stock issuable upon conversion of the Acquired Series A Shares and provide to the NYSE any required supporting documentation, and any other requested information, related to the Acquired Series A Shares and the shares of Common Stock issuable upon conversion of the Acquired Series A Shares and (b) ensure that the issuance of the Acquired Series A Shares and the shares of Common Stock issuable upon conversion of the Acquired Series A Shares is in compliance with applicable NYSE rules and regulations. If the Company applies to have Common Stock or other securities traded on any principal stock exchange or market other than the NYSE, it shall include in such application the shares of Common Stock issuable upon conversion of the Acquired Series A Shares and will take such other action as is necessary to cause the shares of Common Stock issuable upon conversion of the Acquired Series A Shares to be so listed.

Section 5.05 Access to Information; Confidentiality; Publicity.

(a) For so long as the Investor Beneficially Owns at least five percent (5%) of the Common Stock (on an as-converted basis), upon reasonable notice, the Company shall, subject to applicable Law, afford the Investor and its Representatives reasonable access, during normal business hours, to the offices, personnel, books and records of the Company and its Subsidiaries.

(b) Prior to the Closing, the Company will discuss with the Investor and its Representatives the Company’s regulatory plan for effectuating the Sky Merger and consider in good faith any comments reasonably proposed by the Investor or its Representatives. The Company will promptly provide to the Investor any updated drafts of, or developments regarding, the regulatory plan.

(c) From the date of this Agreement and through the Closing, the Company shall provide the Investor with access to, or otherwise furnish the Investor with, information regarding the Company and Sky and their respective Subsidiaries as requested by the Investor, including, among other things, financial and business information concerning Sky and the Company, in connection with the transactions contemplated by this Agreement and the Sky Merger Agreement, and shall promptly inform the Investor of material developments regarding the status of the approvals required under the Sky Merger Agreement; provided that the Investor acknowledges that any confidential information being provided to it in connection with this Agreement and the consummation of the transactions contemplated hereby is subject to Section 8 of the Confidentiality Agreement, which is incorporated herein by reference; provided, further that the Investor acknowledges that any confidential information being provided to it with respect to Sky is subject to the terms of the Confidentiality Agreement, dated as of March 3, 2016, between the Company and Sky, as amended.

Section 5.06 Securities Law Filings. The Investor shall timely file all forms, reports and documents required to be filed by each with the SEC (including filing any required statements of beneficial ownership on Schedule 13D or Schedule 13G and such filings as may be required under Section 16 of the Exchange Act) with respect to the acquisition of the Acquired Series A Shares and the transactions contemplated by the Transaction Documents.

Section 5.07 Equity Commitment Premium. On the Business Day subsequent to the execution of this Agreement, the Company shall pay, or cause to be paid, a nonrefundable fee equal to $15,000,000 to the Investor, or another Person as directed by the Investor, without any deduction, withholding or set-off of any kind, by wire transfer in immediately available funds to the bank account designated by the Investor. On the Closing Date, the Investor shall reduce the Purchase Price to be paid at the Closing to the Company by an amount equal to $15,000,000 (the “Closing Equity Commitment Premium”).

Section 5.08 Series A Certificate; Series A Shareholder Approval.

(a) Prior to the Closing, the Company shall file an amendment to the Company’s articles of incorporation evidencing the Series A Shareholder Approval and shall file the Series A Certificate.

(b) The Company shall submit to its shareholders for approval at the Company Shareholders Meeting (as defined in the Sky Merger Agreement) the authorization of sufficient shares of Common Stock to permit the issuance of the shares of Common Stock issuable upon conversion of the Acquired Series A Shares (the “Series A Shareholder Approval”).

Section 5.09 Issuance of Preferred Stock.

(a) From the date of this Agreement until the Closing Date, the Company may not issue, or agree to issue, to any Person in a private placement any Preferred Stock, Preferred No Par Stock or Preferred Par Value Stock in connection with the Company’s financing of the Sky Merger on terms (other than terms reflecting a decrease in VWAP (as defined in the Series A Certificate) subsequent to the date of this Agreement) that are more favorable in the aggregate to such Person than the terms of the Series A Preferred Stock are to the Investor, unless prior to any such issuance, the Company notifies the Investor of the proposed issuance and the terms of such issuance in writing, and offers to amend the terms of the Series A Preferred Stock to reflect such more favorable terms. The Investor shall have ten (10) Business Days after receipt of such notice to elect to have the terms of the Series A Preferred Stock revised to reflect all or some of the more favorable terms. Upon such election by the Investor, the Company and the Investor shall amend the Series A Certificate to reflect the terms set forth in such election, and take all other actions necessary to provide that the Series A Preferred Stock, when issued, will reflect such more favorable terms.

(b) Prior to the Closing, the number of shares of Common Stock to be issued by the Company to holders of Series A Preferred Stock upon conversion thereof as set forth in the Series A Certificate shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Common Stock), extraordinary dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Common Stock occurring on or after the date hereof and prior to the Closing.

Section 5.10 Further Assurances. Each of the Parties shall execute such documents and perform such further acts (including, without limitation, obtaining any consents, exemptions, authorizations or other actions by, or giving any notices to, or making any filings with, any Governmental Authority or any other Person) as may be reasonably required or desirable to carry out or to perform the provisions of this Agreement.

Section 5.11 Certain Investor Tax Matters.

(a) The Investor shall timely provide the Company with (i) the properly executed (A) Internal Revenue Service Form W-8EXP, and/or (B) Internal Revenue Service Form W-8BEN-E, as applicable, and (ii) any other documentation reasonably required to establish the right to a benefit under an applicable tax treaty or, an applicable exemption from, or reduced rate of any applicable withholding taxes with respect to (i) any payments contemplated by the Transaction Documents and (ii) any distributions or other payments made or deemed made, in each case for U.S. federal tax purposes, on the Acquired Series A Shares or any common shares. The Company shall take into account such documentation in good faith. In addition, the Investor shall reasonably cooperate with the Company to provide information relevant to withholding and shall report all payments under the Agreement for U.S. federal tax purposes in a manner consistent with the Company’s positions with respect to withholding, except as may be required by applicable Law.

(b) At the request of the Investor and upon reasonable notice to the Company and at the Investor’s sole expense, the Company shall deliver to the Investor a certificate to the effect that the Company is not a “United States Real Property Holding Corporation” (USRPHC), as described under Treasury Regulations Section 1.897-2(h) if the Company is legally able to do so.

ARTICLE VI

CONDITIONS TO CLOSING

Section 6.01 Mutual Conditions of Closing. The obligations of the Company and the Investor to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or mutual written waiver, at or prior to the Closing, of each of the following conditions:

(a) No Adverse Law, Injunction. There shall not be any Law or Governmental Order in effect that enjoins, prohibits or materially alters the terms of the transactions contemplated by this Agreement; and

(b) Sky Merger. Each of the conditions to the obligations of the parties to the Sky Merger Agreement to consummate the Sky Closing shall have been satisfied or waived by the party or parties entitled to the benefit thereto (other than those conditions that by their nature are to be satisfied concurrently at the Sky Closing) such that the Sky Closing shall have occurred or shall occur concurrently with the Closing.

Section 6.02 Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Investor contained in this Agreement shall be true and correct, in each case, as of the Closing Date as if made at and as of such date (except to the extent such representation or warranty is made as of an earlier date) unless such failure to be true and correct (disregarding all qualifications and exceptions contained therein regarding “materiality) would not, individually or in the aggregate, materially and adversely affect the consummation of the transactions contemplated in this Agreement, the Equity Commitment Letter or the Investor Rights Agreement or the performance by the Investor or OMERS Administration Corporation or of its obligations hereunder or thereunder;

(b) Covenants. The covenants and agreements contained in this Agreement to be complied with by the Investor on or before the Closing (other than Section 5.10) shall have been complied with in all material respects;

(c) Investor Closing Certificate. The Investor shall have delivered to the Company a certificate, dated as of the date of the Closing and signed by any senior officer, certifying to the effect that the conditions set forth in Section 6.02(a) and (b) have been satisfied; and

(d) Investor Rights Agreement. The Company shall have received the Investor Rights Agreement, executed by the Investor.

Section 6.03 Conditions to Obligations of the Investor. The obligations of the Investor to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:

(a) Representations and Warranties. Each Fundamental Representation of the Company shall be true and correct in all material respects or, where any statement in a Fundamental Representation of the Company includes a standard of materiality, such statement shall be true and correct in all respects as so qualified, in each case, as of the Closing Date as if made at and as of such date (except to the extent such Fundamental Representation is made as of an earlier date), and the representations and warranties of the Company contained in this Agreement that are not Fundamental Representations shall be true and correct, in each case, as of the Closing Date as if made at and as of such date (except to the extent such representation or warranty is made as of an earlier date) unless such failure to be true and correct (disregarding all qualifications and exceptions contained therein regarding “materiality” or “Material Adverse Effect”) would not, individually or in the aggregate, constitute a Material Adverse Effect under clause (ii) of the definition thereof;

(b) Covenants. The covenants and agreements contained in this Agreement to be complied with by the Company on or before the Closing contained in Article II, and Sections 5.01(a), 5.02, 5.04, 5.05, 5.07, 5.09 and 5.11 shall have been complied with in all material respects;

(c) No Material Adverse Effect. Since the date of this Agreement until the Closing Date, no event or events shall have occurred and be continuing which, individually or in the aggregate, constitute a Material Adverse Effect under clause (ii) of the definition thereof;

(d) Company Closing Certificate. The Company shall have delivered to the Investor a certificate, dated as of the date of the Closing and signed by any senior officer, certifying to the effect that the conditions set forth in Section 6.03(a), (b) and (c) have been satisfied;

(e) NYSE Listing. The shares of Common Stock issuable upon conversion of the Acquired Series A Shares shall have been approved for listing on the NYSE, subject only to official notice of issuance;

(f) Company Shareholder Approval and Authorization. The Company shall have received the Series A Shareholder Approval;

(g) Articles of Incorporation. The Company shall have filed with the State of Missouri an amendment to the Company’s articles of incorporation evidencing the amendment of such articles of incorporation to reflect the Series A Shareholder Approval and shall have filed with the State of Missouri the Series A Certificate;

(h) Legal Opinion. The Investor shall have received a written legal opinion from the Company’s outside counsel, addressed to the Investor and dated as of the date of the Closing, in form and substance customary for private securities offerings covering those opinions set forth in Exhibit C; and

(i) Investor Rights Agreement. The Investor shall have received the Investor Rights Agreement, executed by the Company.

ARTICLE VII

SURVIVAL

Section 7.01 Survival of Representations, Warranties, Covenants and Agreements. The representations and warranties of the Parties contained in this Agreement shall survive for twelve (12) months following the Closing; provided, however, that the representations and warranties of the Company set forth in Sections 3.01, 3.02, 3.03, 3.04, 3.05, 3.07 (except clauses (c) and (d) thereof), 3.08, 3.15, 3.22 and 3.23, and the representations and warranties of the Investor set forth in Sections 4.01, 4.02, 4.03, 4.04, 4.07, 4.08, 4.09 and 4.10 (collectively, excluding Section 3.15, the “Fundamental Representations”) shall survive until the date that is ninety (90) days following expiration of the applicable statute of limitations. All of the covenants or other agreements of the Parties contained in this Agreement shall survive until fully performed or fulfilled, unless and to the extent that non-compliance with such covenants or agreements is waived in writing by the Party entitled to such performance.

ARTICLE VIII

INDEMNIFICATION

Section 8.01 Indemnification by the Company. From and after the Closing, the Company agrees to indemnify and hold harmless the Investor, its Affiliates and each of its and their respective Representatives (the “Indemnified Investor Entities”) in their respective capacities as such to the fullest extent lawful, from and against any and all losses, costs, liabilities, damages, Actions, fees and expenses of any kind or nature, including reasonable attorneys’ fees and disbursements and all other reasonable expenses, incurred in connection with investigating, defending or preparing to defend any such matter (collectively, “Losses”) arising out of or resulting from:

(a) any inaccuracy in or breach of the representations or warranties made by the Company in Article III as of the date of this Agreement or as of the Closing Date (in each case, except to the extent expressly made as of an earlier date, in which case as of such earlier date); and

(b) any breach of the covenants or agreements made by the Company in this Agreement or the Investor Rights Agreement .

Section 8.02 Indemnification by the Investor. From and after the Closing, the Investor agrees to indemnify and hold harmless the Company, its Affiliates and each of its and their respective Representatives (the “Indemnified Company Entities” and, together with the Indemnified Investor Entities, the “Indemnified Entities”) in their respective capacities as to the fullest extent lawful, from and against any and all Losses arising out of or resulting from:

(a) any inaccuracy in or breach of the representations or warranties made by the Investor in Article IV as of the date of this Agreement or as of the Closing Date (in each case, except to the extent expressly made as of an earlier date, in which case as of such earlier date); and

(b) any breach of the covenants or agreements made by the Investor in this Agreement or the Investor Rights Agreement and any withholding Tax liabilities and related reasonable costs of the Company or any of its Affiliates with respect to any payments made, or deemed made, by the Company to the Investor pursuant to Section 5.07.

Section 8.03 Limitations.

(a) Notwithstanding anything to the contrary contained in this Article VIII, an Indemnified Party shall be entitled to indemnification only if it makes a claim for indemnification to the Indemnifying Party on or before the expiration of the survival period pursuant to Section 7.01 for the applicable representation, warranty, covenant or agreement.

(b) Notwithstanding anything to the contrary in this Agreement:

(i) an Indemnifying Party shall be liable under Section 8.01(a) (in the case of the Company’s liability) or Section 8.02(a) (in the case of the Investor’s liability) only if the aggregate amount of indemnifiable Losses arising under Section 8.01(a) (in the case of the Company’s liability) or Section 8.02(a) (in the case of the Investor’s liability) exceeds $7,500,000 (the “Deductible”), whereupon (subject to the provisions of Section 8.03(b)(ii)), such Indemnifying Party shall be obligated to pay in full all such amounts in excess of the Deductible; provided that the Deductible shall not apply to Losses incurred by an Indemnified Entity as a result of any inaccuracy in or breach of any of the Fundamental Representations; and

(ii) in no event shall any Party’s aggregate liability to the Indemnified Parties of the other Party under Section 8.01(a) (in the case of the Company’s liability) or Section 8.02(a) (in the case of the Investor’s liability) exceed $75,000,000; provided that the foregoing provisions of this Section 8.03(b)(ii) shall not apply to limit any Losses incurred by an Indemnified Entity as a result of any inaccuracy in or breach of any of the Fundamental Representations, liability under which shall be limited to the Purchase Price.

(c) The Indemnifying Party shall be subrogated to any right, defense or claim that the Indemnified Party may have against any other Person with respect to any matter for which it provides full indemnification hereunder. Such Indemnified Party shall cooperate with the Indemnifying Party in a reasonable manner, at the sole cost and expense of the Indemnifying Party, in presenting any subrogated right, defense or claim.

(d) All indemnifiable Losses shall be determined without duplication of recovery under other provisions of this Agreement. Without limiting the generality of the prior sentence, if a set of facts, conditions or events constitutes a breach of more than one representation, warranty, covenant or agreement of this Agreement that is subject to an indemnification obligation under this Article VIII, only one recovery of indemnifiable Losses shall be allowed with respect to such set of facts, conditions or events, and in no event shall there be any indemnification or duplication of payments or recovery under different provisions of this Agreement arising out of the same set of facts, conditions or events.

(e) No Party shall be liable for special, punitive, exemplary, incidental, consequential or indirect damages, lost profits or losses calculated by reference to any multiple of earnings or earnings before interest, Tax, depreciation or amortization (or any other valuation methodology), whether based on contract, tort, strict liability, other Law or otherwise and whether or not arising from the other Party’s sole, joint or concurrent negligence, strict liability or other fault for any matter relating to this Agreement and the transactions contemplated hereby.

(f) Neither Party shall have any right to off-set or set-off any payment due pursuant to this Article VIII.

Section 8.04 Procedures.

(a) A Person entitled to receive indemnification under this Article VIII (an “Indemnified Party”) from a Party (the “Indemnifying Party”) shall give written notice to the Indemnifying Party of any claim with respect to which it seeks indemnification as promptly as reasonably practicable after the discovery by such Indemnified Party of any matters giving rise to a claim for indemnification; provided that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Article VIII unless (and solely to the extent) that the Indemnifying Party shall have been materially prejudiced by the failure of such Indemnified Party to so notify such Indemnifying Party. Such notice shall describe in reasonable detail the nature of such claim, identify the Sections of this Agreement that form the basis of such claim, attach copies of all material written evidence thereof received from any third party to the date of such notice and set forth the estimated amount of indemnifiable Losses relating thereto to the extent reasonably estimable.

(b) If an Action is brought against an Indemnified Party by a third party, the Indemnifying Party shall be entitled to, by written notice to the Indemnified Party, assume control of, and conduct the defense of, such Action with counsel reasonably acceptable to the Indemnified Party and, in such case, shall not be liable for legal or other expenses incurred by the Indemnified Party in connection with the defense of such Action following the assumption of such defense; provided that the Indemnifying Party shall not be permitted to assume the defense of an Action, and shall be required to be liable for reasonable legal or other expenses incurred by the Indemnified Party in connection with the defense of such Action, in the event (x) the Indemnified Party shall have reasonably concluded that there may be legal defenses available to it that are different from or in addition to those available to the Indemnifying Party or that there is otherwise a conflict of interest between the Indemnified Party and the Indemnifying Party or (y) the Indemnifying Party has failed within a reasonable timeframe to retain counsel reasonably satisfactory to the Indemnified Party. In the event the Indemnifying Party does assume such control and defense, the Indemnified Party shall be entitled to hire, at its own expense, separate counsel and participate in (but not control) the defense thereof. The Indemnifying Party shall reimburse the Indemnified Parties for all reasonable out-of-pocket expenses (including reasonable attorneys’ fees and disbursements) as they are incurred in connection with investigating, preparing to defend or defending any such Action (including any inquiry or investigation) whether or not an Indemnified Party is a party thereto unless, in each case, the Indemnified Parties are not entitled to reimbursement of such expenses pursuant to the terms of this Section 8.04.

(c) The Indemnifying Party shall not be liable for any settlement of any Action without its written consent; provided that the Indemnifying Party shall not unreasonably withhold, delay or condition its consent. The Indemnifying Party further agrees that it will not, without the Indemnified Party’s prior written consent, settle or compromise any Action or consent to entry of any judgment in respect thereof in any pending or threatened Action in respect of which indemnification may be sought hereunder (whether or not any Indemnified Party is an actual or potential party to such Action) unless such settlement or compromise (x) includes an unconditional release of each Indemnified Party from all liability arising out of such Action, (y) does not include an admission of fault, culpability or a failure to act by any of the Indemnified Parties and (z) does not impose any material obligation on the Indemnified Party or its Affiliates.

Section 8.05 Survival. The obligations of the Indemnifying Parties under this Article VIII shall survive the Closing.

Section 8.06 Exclusive Remedy. Except for exercising any rights under Section 10.11, the indemnification provided in this Article VIII shall, from and after the Closing, be the exclusive remedy available to any Party or its Affiliates or it and their respective Representatives with respect to any inaccuracy in or breach of any representation, warranty, covenant or agreement in this Agreement, except to the extent arising from fraud, criminal activity, willful misconduct or intentional breach. From and after the Closing, notwithstanding anything herein to the contrary, no breach of any representation, warranty, covenant or agreement in this Agreement, individually or in the aggregate, shall give rise to any right on the part of any Party to rescind this Agreement or any of the transactions contemplated hereby.

Section 8.07 Right to Indemnification. Notwithstanding any other provision in this Agreement to the contrary, the rights of the Indemnified Parties under this Article VIII shall not be affected by any investigation conducted, or any knowledge acquired (or capable of being acquired), at any time, whether before or after the execution and delivery of this Agreement or the Closing Date and, with respect to the accuracy or inaccuracy of or compliance with, any of the representations and warranties set forth in this Agreement. The waiver of any condition based on the accuracy of any representation or warranty set forth in this Agreement, or on the performance of or compliance with any covenant, obligation or agreement set forth in this Agreement, shall not affect the right to indemnification or other remedy based on such representations, warranties, covenants, obligations and agreements.

ARTICLE IX

TERMINATION

Section 9.01 Termination.

(a) Prior to the Closing, this Agreement shall terminate automatically without any further action by the Parties upon termination of the Sky Merger Agreement.

(b) This Agreement may be terminated at any time prior to the Closing:

(i) by the mutual written consent of the Company and the Investor;

(ii) by the Investor, if (A) the Company shall have breached any representation, warranty, covenant or agreement set forth in this Agreement, (B) such breach or misrepresentation is not cured within thirty (30) days after the Company receives written notice thereof from the Investor (or such shorter period between the date of such notice and the Closing), and (C) such breach or misrepresentation would cause any of the conditions set forth in Section 6.03(a) or (b) not to be satisfied;

(iii) by the Company, if (A) the Investor shall have breached any representation, warranty, covenant or agreement set forth in this Agreement, (B) such breach or misrepresentation is not cured within thirty (30) days after the Investor receives written notice thereof from the Company (or such shorter period between the date of such notice and the Closing), and (C) such breach or misrepresentation would cause any of the conditions set forth in Section 6.02(a) or (b) not to be satisfied; or

(iv) by either the Investor or the Company in the event that any Governmental Authority shall have issued a Governmental Order or taken any other action restraining, enjoining or otherwise prohibiting, or altering, materially and adversely (to the Investor and the Company), the material terms of the transactions contemplated by this Agreement, and such Governmental Order shall have become final and nonappealable.

Section 9.02 Effect of Termination. If this Agreement is terminated pursuant to Section 9.01, this Agreement shall become void and of no further force and effect, except that the provisions of Section 8.03(e) and this Article IX shall remain operative and in full force and effect, unless the Company and the Investor execute an instrument in writing that expressly (with specific references to the applicable Section or subsection of this Agreement) terminates such rights and obligations as between the Company and the Investor. Notwithstanding the foregoing, the termination of this Agreement pursuant to Section 9.01 shall not relieve any Party from liability for damages for any intentional misrepresentation of the representations and warranties contained in Article III or Article IV, as applicable, or any willful failure to perform or observe in any material respect any of its agreements or covenants contained herein that are to be performed or observed at or prior to the Closing.

ARTICLE X

GENERAL PROVISIONS

Section 10.01 Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred (i) in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the Party incurring such costs and expenses, whether or not the Closing shall have occurred and (ii) in connection with the Sky Merger shall be paid by the Company.

Section 10.02 Public Announcements. Except as may be required by applicable Law, court process or any listing agreement with any national securities exchange, the Parties shall cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement or the transactions contemplated hereby, and no Party will make any such news release or public disclosure without first consulting with the other Party.

Section 10.03 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party or such Party waives its rights under this Section 10.03 with respect thereto. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an enforceable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 10.04 Entire Agreement. This Agreement (including the exhibits hereto and the Disclosure Schedules, the Investor Rights Agreement, the Equity Commitment Letter and the Confidentiality Agreement constitute the entire agreement of the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, between the Company and the Investor with respect to the subject matter hereof and thereof.

Section 10.05 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by email or by facsimile to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.05):

If to the Company:

Great Plains Energy Incorporated

1200 Main Street

Kansas City, Missouri 64105

Facsimile: (816) 556-2787

Attention:	General Counsel
Email:	heather.humphrey@kcpl.com

with a copy (which shall not constitute notice) to:

Bracewell LLP

1251 Avenue of the Americas

New York, New York 10020

Attention:	John G. Klauberg
Frederick J. Lark
Facsimile:	(800) 404-3970
Email:	john.klauberg@bracewelllaw.com
fritz.lark@bracewelllaw.com

If to the Investor:

OCM Credit Portfolio LP

One University Avenue

Suite 400

Toronto, Ontario

Canada M5J 2P1

Attention:	Danial Lam
Email:	dlam@omers.com
Facsimile:	(416) 362-7773

With a copy (which shall not constitute notice) to:

OMERS Capital Markets

200 Bay Street

Suite 2300, PO Box 92

Toronto, Ontario

Canada M5J 2J2

Attention:	Jack Mahler
Email:	jmahler@omers.com
Facsimile:	(416) 362-7773

With a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, NY 10036

Attention:	Eileen T. Nugent
Pankaj K. Sinha
Email:	eileen.nugent@skadden.com
pankaj.sinha@skadden.com
Facsimile:	917-777-3176

Section 10.06 Assignment. This Agreement may not be assigned without the express written consent of the other Party (not to be unreasonably withheld, delayed or conditioned) and any such assignment or attempted assignment without such consent shall be void; provided, however, that the Investor may, without the consent of the Company, assign this Agreement, and its rights and obligations hereunder, to any of its Affiliates or Affiliates of OMERS Administration Corporation (each an “OMERS Transferee”), and each OMERS Transferee may in turn, without the consent of the Company, assign this Agreement, and its rights and obligations hereunder, to another OMERS Transferee, in each case if an OMERS Transferee expressly agrees in writing to be bound by the terms hereof.

Section 10.07 Amendment. This Agreement may not be amended or modified except (i) by an instrument in writing signed by, or on behalf of, the Company and the Investor, or (ii) by a waiver in accordance with Section 10.08.

Section 10.08 Waiver. The Company or the Investor may (i) extend the time for the performance of any of the obligations or other acts of any other Party, (ii) waive any inaccuracies in the representations and warranties of any other Party contained herein or in any document delivered by any other Party pursuant hereto, or (iii) waive compliance with any of the agreements of any other Party or conditions to such Party’s obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party that is giving the waiver. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of any of such rights. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

Section 10.09 No Third-Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement.

Section 10.10 Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to any conflict or choice of law provision thereof.

(b) Each of the Investor and the Company irrevocably submits to the exclusive jurisdiction of any state or federal court sitting in New York, New York (and any court before which an appeal therefrom may be properly heard in connection with any such appeal), and waives objection to the venue of any proceeding in such court or that such court provides an inconvenient forum.

(c) EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 10.11 Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at Law or in equity.

Section 10.12 Payments. The Parties agree to treat any indemnity payments made pursuant to Article VIII as adjustments to the Purchase Price for U.S. federal income tax purposes.

Section 10.13 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission or portable document format (“.pdf”)) in one or more counterparts, and by the Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

Section 10.14 No Recourse.

(a) Notwithstanding anything to the contrary that may be expressed or implied in this Agreement, and notwithstanding the fact that the Investor or its Affiliates or any of its or their successors or permitted assignees may be a partnership or a limited liability company, the Company, by its acceptance of the benefits hereof, covenants, agrees and acknowledges that no Person other than the Investor and OMERS Administration Corporation and its respective successors and permitted assignees shall have any obligation hereunder, and that it has no rights of recovery against, and no recourse hereunder against, any former, current or future director, officer, agent, advisor, attorney, Representative, Affiliate, manager or employee of the Investor (or any of its successors or assignees), against any former, current or future general or limited partner, manager, member or stockholder of the Investor, or any Affiliate thereof or against any former, current or future director, officer, agent, advisor, attorney, Representative, employee, Affiliate, assignee, general or limited partner, stockholder, manager or member of any of the foregoing, whether by or through attempted piercing of the corporate veil, by the enforcement of any judgment or assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, except that, notwithstanding the foregoing, nothing in this Section 10.14(a) shall limit the Company’s rights or remedies under the Investor Rights Agreement or the Equity Commitment Letter.

(b) Notwithstanding anything to the contrary that may be expressed or implied in this Agreement, the Investor, by its acceptance of the benefits hereof, covenants, agrees and acknowledges that no Person other than the Company and its respective successors and permitted assignees shall have any obligation hereunder, and that it has no rights of recovery against, and no recourse hereunder against, any former, current or future director, officer, agent, advisor, attorney, Representative, Affiliate, manager or employee of the Company (or any of its successors or assignees), against any former, current or future general or limited partner, manager, member or stockholder of the Company, or any Affiliate thereof or against any former, current or future director, officer, agent, advisor, attorney, Representative, employee, Affiliate, assignee, general or limited partner, stockholder, manager or member of any of the foregoing, whether by or through attempted piercing of the corporate veil, by the enforcement of any judgment or assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, except that, notwithstanding the foregoing, nothing in this Section 10.14(b) shall limit the Investor’s rights or remedies under the Investor Rights Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

OCM CREDIT PORTFOLIO LP
By: OCM Credit Portfolio G.P. Inc., its general partner

By:	/s/ Adrian Croft
Name:	Adrian Croft
Title:	Vice President

By:	/s/ Jeremy Ehrlich
Name:	Jeremy Ehrlich
Title:	Secretary

GREAT PLAINS ENERGY INCORPORATED

By:	/s/ Terry Bassham
Name:	Terry Bassham
Title:	Chairman of the Board, President and Chief Executive Officer

[Stock Purchase Agreement Signature Page]

Exhibit A

Form of Series A Certificate

CERTIFICATE OF DESIGNATIONS OF

7.25% MANDATORY CONVERTIBLE PREFERRED STOCK, SERIES A,

WITHOUT PAR VALUE,

OF

GREAT PLAINS ENERGY INCORPORATED

Pursuant to Section 351.180 of the

General and Business Corporation Law of Missouri

Great Plains Energy Incorporated, a Missouri corporation (the “Corporation”), hereby certifies that, pursuant to the provisions of Section 351.180 of the General and Business Corporation Law of the Missouri, (a) on [●], the Board of Directors of the Corporation (the “Board of Directors”), pursuant to authority conferred upon the Board of Directors by the Articles of Incorporation of the Corporation, as amended, (as such may be amended, modified or restated from time to time, the “Charter”), adopted the resolution set forth immediately below, which resolution is now, and at all times since its date of adoption, has been in full force and effect:

RESOLVED, that pursuant to the provisions of the Charter (which authorizes 11,000,000 shares of Preference Stock, without par value (the “Preference Stock”)), and the authority vested in the Board of Directors, a series of Preference Stock be, and it hereby is, created, and that the designations, powers, preferences and relative, participating optional, conversion and other rights, and the qualifications, limitations and restrictions thereof, are as set forth in the Charter and this Certificate of Designations, as it may be amended from time to time (the “Certificate of Designations”) as follows:

SECTION 1. Designation and Number of Shares. There is hereby created out of the authorized and unissued shares of Preferred Stock of the Corporation a series of Preference Stock designated as the “7.25% Mandatory Convertible Preferred Stock, Series A” (the “Mandatory Convertible Preferred Stock”). The number of shares constituting such series shall be 750,000. Such number of shares may be decreased by resolution of the Board of Directors, subject to the terms and conditions hereof and the requirements of applicable law; provided that no decrease shall reduce the number of shares of Mandatory Convertible Preferred Stock to a number less than the number of such shares then outstanding or which are issuable pursuant to any options or contracts. Each share of Mandatory Convertible Preferred Stock shall be identical in all respects to every other share of Mandatory Convertible Preferred Stock.

SECTION 2. Definitions. The terms defined in this Certificate of Designations include the plural as well as the singular. The following terms, where used in this Certificate of Designations, have the following meanings:

“Accumulated Dividend Amount” shall have the meaning set forth in Section 7(d)(ii).

“Additional Beneficial Owner” shall have the meaning set forth in Section 16.

“Additional Conversion Amount” shall have the meaning set forth in Section 5(c).

“ADRs” shall have the meaning set forth in Section 11(e).

“Agent Members” shall have the meaning set forth in Section 21(a).

“Applicable Market Value” (i) of the Common Stock means the Average VWAP per share of Common Stock for Final Average Period and (ii) with respect to any common stock or ADRs included in the Exchange Property that are traded on a U.S. national securities exchange as described in Section 11(e) shall be determined as provided in the preceding clause (i) as though a share of such common stock or a single ADR were a share of Common Stock.

“Average VWAP” means, for any period, the average of the VWAP for each Trading Day in such period.

“Board of Directors” means the board of directors of the Corporation or, with respect to any action to be taken by such board, any committee of such board duly authorized to take such action.

“Business Day” means any day other than a Saturday or Sunday or other day on which commercial banks in New York City are authorized or required by law or executive order to close.

“Bylaws” means the bylaws of the Corporation, as they may be amended from time to time.

“Certificate of Designations” shall have the meaning set forth in the recitals.

“Charter” shall have the meaning set forth in the recitals.

“Clause A Distribution” shall have the meaning set forth in Section 11(a)(iii).

“Clause B Distribution” shall have the meaning set forth in Section 11(a)(iii).

“Clause C Distribution” shall have the meaning set forth in Section 11(a)(iii).

“Common Equity” of any corporation means the common stock, common equity interests, ordinary shares or depositary shares or other certificates representing common equity interests of such corporation.

“Common Stock” means the common stock, without par value, of the Corporation.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors who (i) was a member of the Board of Directors on the Issue Date or (ii) was nominated for election or elected to the Board of Directors with the approval of a majority of the Continuing Directors who were members of the Board of Directors at the time of such nomination or election.

“Conversion and Dividend Disbursing Agent” shall initially mean Computershare Trust Company, N.A., the Corporation’s duly appointed conversion and dividend disbursing agent for the Mandatory Convertible Preferred Stock, and any successor appointed under Section 21.

2

“Conversion Cap” shall have the meaning set forth in Section 16.

“Conversion Date” shall have the meaning set forth in Section 8(a).

“Conversion Rate” shall be, per share of Mandatory Convertible Preferred Stock on the applicable Conversion Date (excluding shares of Common Stock, if any, issued in respect of accumulated and unpaid dividends pursuant to Section 4(b)), as follows, subject to adjustment pursuant to Section 111:

(i) if the Applicable Market Value of the Common Stock is equal to or greater than $34.38 (the “Threshold Appreciation Price”), then the Conversion Rate shall be 29.0855 shares of Common Stock per share of Mandatory Convertible Preferred Stock (the “Minimum Conversion Rate”);

(ii) if the Applicable Market Value of the Common Stock is less than the Threshold Appreciation Price but greater than $28.65 (the “Initial Price”), then the Conversion Rate shall be $1,000.00 divided by the Applicable Market Value of the Common Stock; or

(iii) if the Applicable Market Value of the Common Stock is less than or equal to the Initial Price, then the Conversion Rate shall be 34.9026 shares of Common Stock per share of Mandatory Convertible Preferred Stock (the “Maximum Conversion Rate”).

“Corporation” shall have the meaning set forth in the recitals.

“Depositary” shall have the meaning set forth in Section 21(a).

“Dividend Payment Average Price” shall have the meaning set forth in Section 4(c).

“Dividend Payment Date” means the January 15, April 15, July 15 and October 15 of each year, commencing on, and including, [●]2 and ending on, and including, for the avoidance of doubt, the Mandatory Conversion Date; provided that if a Dividend Payment Date falls on any day other than a Business Day, the applicable payment shall be on the first Business Day immediately following such Dividend Payment Date.

“Dividend Period” means the period commencing on, and including, a Dividend Payment Date (or if no Dividend Payment Date has occurred, commencing on, and including, the Issue Date), and ending on, and including, the day immediately preceding the next succeeding Dividend Payment Date.

[1]	Per the SPA, also subject to adjustment to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Common Stock), extraordinary dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Common Stock occurring on or after 5/29/2016 and prior to the Issue Date.
[2]	First such date after the issuance.

3

“DTC” means The Depository Trust Corporation.

“Effective Date” means the date upon which a Fundamental Change becomes effective.

“Event of Non-payment” shall have the meaning set forth in Section 14(b).

“Ex-Dividend Date” means the first date on which the shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance or distribution in question from the Corporation or, if applicable, from the seller of such Common Stock (in the form of due bills or otherwise) as determined by such exchange or market.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Property” shall have the meaning set forth in Section 11(e).

“Expiration Date” shall have the meaning set forth in Section 11(a)(v).

“Expiration Time” shall have the meaning set forth in Section 11(a)(v).

“Final Averaging Period ” means the 20 consecutive Trading Day period commencing on and including the 22nd Scheduled Trading Day prior to [●]3.

“Five-Day Average VWAP” (i) with respect to the Common Stock shall mean the Average VWAP per share of Common Stock over the five consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the applicable Effective Date and (ii) with respect to any common stock or ADRs included in the Exchange Property that are traded on a U.S. national securities exchange as described in Section 11(e) shall be determined as provided in the preceding clause (i) as though a share of such common stock or a single ADR were a share of Common Stock, subject to Section 11(c)(i).

“Fixed Conversion Rates” means, collectively, the Maximum Conversion Rate and the Minimum Conversion Rate.

“Floor Price” shall have the meaning set forth in Section 4(d).

“Fundamental Change” shall be deemed to have occurred if any of the following occurs:

(i) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than the Corporation, any of the Corporation’s Subsidiaries or any of the Corporation’s

[3]	To be the 3-year anniversary of the issuance

4

or the Corporation’s Subsidiaries’ employee benefit plans, or their respective affiliates, has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of Common Stock representing more than 50% of the voting power of the Common Equity;

(ii) the consummation of (a) any recapitalization, reclassification or change of the Common Stock (other than a change only in par value, from par value to no par value or from no par value to par value, or changes resulting from a subdivision or combination of Common Stock) as a result of which the Common Stock would be converted into, or exchanged for, or represent solely the right to receive, stock, other securities, other property or assets; (b) any share exchange, consolidation or merger of the Corporation pursuant to which the Common Stock will be converted into, or exchanged for, or represent solely the right to receive, stock, other securities, other property or assets; or (c) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Corporation and its Subsidiaries taken as a whole, to any Person other than one of the Corporation’s wholly-owned Subsidiaries;

(iii) stockholders approve any plan or proposal for the liquidation or dissolution of the Corporation;

(iv) the Common Stock (or, following a reorganization event (as defined below), any common stock, depositary receipts or other securities representing common equity interests into which the Mandatory Convertible Preferred Stock becomes convertible in connection with such reorganization event) ceases to be listed on any of the New York Stock Exchange, the NASDAQ Global Select Market or the NASDAQ Global Market (or any of their respective successors); or

(v) the majority of the Board of Directors are not Continuing Directors;

provided, however, that a transaction or transactions described in clause (ii) above will not constitute a Fundamental Change if at least 90% of the consideration received or to be received by the Corporation’s common stockholders (excluding cash payments for fractional shares or pursuant to appraisal rights) in connection with such transaction or transactions consists of shares of common stock that are listed on any of the New York Stock Exchange, the NASDAQ Global Select Market or the NASDAQ Global Market (or any of their respective successors), or will be so listed when issued or exchanged in connection with such transaction or transactions, and as a result of such transaction or transactions the Mandatory Convertible Preferred Stock becomes convertible into such consideration, excluding cash payments for fractional shares.

“Fundamental Change Conversion” shall have the meaning set forth in Section 7(a)(i).

“Fundamental Change Conversion Date” shall have the meaning set forth in Section 7(a)(i).

“Fundamental Change Conversion Period” shall have the meaning set forth in Section 7(a)(i).

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“Fundamental Change Conversion Rate” means, for any Fundamental Change Conversion, a number of shares of Common Stock (or, if applicable, Units of Exchange Property) determined using the table below based on the applicable Effective Date and Stock Price paid (or deemed paid) per share of Common Stock in such Fundamental Change, as set forth in the following table:

Effective Date	$10.00	$20.00	$28.65	$30.00	$34.38	$40.00	$50.00	$60.00	$70.00	$80.00	$95.00	$110.00
[Issuance Date]	23.9290	28.8964	27.8703	28.4007	27.8514	27.4062	27.2530	27.4121	27.5986	27.7538	27.9294	28.0574
[1 year anniv.]	27.5265	30.8827	29.9724	29.6757	28.7951	28.1067	27.8390	27.9518	28.0847	28.1909	28.3092	28.3952
[2 year anniv.]	31.1838	32.9357	31.5661	31.0847	29.6454	28.6684	28.4267	28.5092	28.5807	28.6347	28.6944	28.7379
[3 year anniv.]	34.9026	34.9026	34.9026	33.3333	29.0855	29.0855	29.0855	29.0855	29.0855	29.0855	29.0855	29.0855

The exact Stock Price and Effective Date may not be set forth in the table, in which case:

(i) if the Stock Price is between two Stock Price amounts in the table or the Effective Date is between two Effective Dates in the table, the Fundamental Change Conversion Rate shall be determined by straight-line interpolation between the Fundamental Change Conversion Rates set forth for the higher and lower Stock Price amounts and the two Effective Dates, as applicable, based on a 365-day year;

(ii) if the Stock Price is greater than $110.00 per share (subject to adjustment in the same manner as the Stock Prices set forth in the column headings of the table above pursuant to the immediately succeeding paragraph), then the Fundamental Change Conversion Rate shall be the Minimum Conversion Rate, subject to adjustment pursuant to Section 11; and

(iii) if the Stock Price is less than $10.00 per share (subject to adjustment in the same manner as the Stock Prices set forth in the column headings of the table above pursuant to the immediately succeeding paragraph), then the Fundamental Change Conversion Rate shall be the Maximum Conversion Rate, subject to adjustment pursuant to Section 11.

The Stock Prices set forth in the first row of the table (i.e., the column headers) shall be adjusted as of any date on which the Fixed Conversion Rates are adjusted. The adjusted Stock Prices shall equal the Stock Prices applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the Minimum Conversion Rate immediately prior to the adjustment giving rise to the Stock Price adjustment and the denominator of which is the Minimum Conversion Rate as so adjusted. Each of the Fundamental Change Conversion Rates in the table shall be subject to adjustment in the same manner as each Fixed Conversion Rate pursuant to Section 11.

“Fundamental Change Dividend Make-whole Amount” shall have the meaning set forth in Section 7(d)(i)(A).

“Fundamental Change Holder Conversion Date” shall have the meaning set forth in Section 8(c).

“Global Preferred Share” shall have the meaning set forth in Section 21(a).

“Holder” means the Person in whose name shares of Mandatory Convertible Preferred Stock are registered.

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“Initial Dividend Threshold” shall have the meaning set forth in Section 11(a)(iv).

“Initial Liquidation Preference” means $1,000.00 per share of Mandatory Convertible Preferred Stock.

“Initial Price” shall have the meaning set forth in the definition of Conversion Rate.

“Issue Date” shall mean [●], which is the original issue date of the Mandatory Convertible Preferred Stock.

“Junior Stock” means the Common Stock and each other class of capital stock or series of Preferred Stock established after the Issue Date, the terms of which do not expressly provide that such class or series ranks senior to, or on a parity with, the Mandatory Convertible Preferred Stock as to dividend rights and/or rights to distribution of assets upon liquidation, dissolution or winding up of the Corporation.

“Liquidation Preference” has the meaning set forth in Section 12(a).

“Mandatory Conversion” means a conversion pursuant to Section 5.

“Mandatory Conversion Date” means the third Business Day immediately following the last Trading Day of the Final Averaging Period.

“Mandatory Convertible Preferred Stock” shall have the meaning set forth in Section 1.

“Market Disruption Event” means any of the following events:

(i) any suspension of, or limitation imposed on, trading by the relevant exchange or quotation system during any period or periods aggregating one half-hour or longer and whether by reason of movements in price exceeding limits permitted by the relevant exchange or quotation system or otherwise relating to the Common Stock (or any other security into which the Mandatory Convertible Preferred Stock becomes convertible in connection with any Reorganization Event) or in futures or option contracts relating to the Common Stock (or such other security) on the relevant exchange or quotation system;

(ii) any event (other than a failure to open or a closure as described in clause (iii) of this definition of Market Disruption Event) that disrupts or impairs the ability of market participants during any period or periods aggregating one half-hour or longer in general to effect transactions in, or obtain market values for, the Common Stock (or any other security into which the Mandatory Convertible Preferred Stock becomes convertible in connection with any Reorganization Event) on the relevant exchange or quotation system or futures or options contracts relating to the Common Stock (or such other security) on any relevant exchange or quotation system; or

(iii) the failure to open of one of the exchanges or quotation systems on which futures or options contracts relating to the Common Stock (or any other security into which the Mandatory Convertible Preferred Stock becomes convertible in connection with any

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Reorganization Event) are traded or the closure of such exchange or quotation system prior to its respective scheduled closing time for the regular trading session on such day (without regard to after-hours or other trading outside the regular trading session hours) unless such earlier closing time is announced by such exchange or quotation system at least one hour prior to the earlier of the actual closing time for the regular trading session on such day and the submission deadline for orders to be entered into such exchange or quotation system for execution at the actual closing time on such day.

For purposes of clauses (i) and (ii) of this definition of “Market Disruption Event,” the relevant exchange or quotation system will be the New York Stock Exchange; provided that if the Common Stock (or any other security into which the Mandatory Convertible Preferred Stock becomes convertible in connection with any Reorganization Event) is not listed on the New York Stock Exchange, the relevant exchange or quotation system will be the principal national securities exchange on which the Common Stock (or such other security) is listed for trading.

“Maximum Conversion Rate” shall have the meaning set forth in the definition of Conversion Rate.

“Minimum Conversion Rate” shall have the meaning set forth in the definition of Conversion Rate.

“Non-U.S. Holder” means a Holder that is not treated as a United States person for U.S. federal income tax purposes as defined under Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended from time to time.

“Officer” means the Chief Executive Officer, any Executive Vice President, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Secretary or any Assistant Secretary of the Corporation.

“Officers’ Certificate” means a certificate of the Corporation that is signed on behalf of the Corporation by two authorized Officers, who must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Corporation.

“Optional Conversion” shall have the meaning set forth in Section 6(a).

“Optional Conversion Additional Conversion Amount” shall have the meaning set forth in Section 6(b).

“Optional Conversion Average Price” shall have the meaning set forth in Section 6(b).

“Optional Conversion Date” shall have the meaning set forth in Section 8(c).

“Parity Stock” means any Preferred Stock issued and outstanding as of May 29, 2016 and any class of capital stock or series of Preferred Stock of the Corporation established after May 29, 2016, the terms of which expressly provide that such class or series will rank equally with the Mandatory Convertible Preferred Stock as to dividend rights and/or rights to distribution of assets upon liquidation, dissolution or winding up of the Corporation, in each case without regard to whether dividends accrue cumulatively or non-cumulatively.

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“Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company or trust.

“Preference Stock” shall have the meaning set forth in the recitals.

“Preferred Stock” means any and all series of preferred stock of the Corporation, including, without limitation, the Mandatory Convertible Preferred Stock.

“Purchased Shares” shall have the meaning set forth in Section 11(a)(v).

“Purchaser” means OCM Credit Portfolio LP, a limited partnership organized under the laws of Ontario

“Record Date” means, for purposes of a Fixed Conversion Rate adjustment pursuant to Section 11, with respect to any dividend, distribution or other transaction or event in which the holders of Common Stock have the right to receive any cash, securities or other property or in which the Common Stock (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of the Common Stock entitled to receive such cash, securities or other property (whether such date is fixed by the Board of Directors or by statute, contract or otherwise).

“Record Holders” means, as to any day, the Holders of record of the Mandatory Convertible Preferred Stock as they appear on the stock register of the Corporation at 5:00 p.m., New York City time, on such day.

“Registrar” means the Transfer Agent.

“Regular Record Date” means with respect to payment of dividends on the Mandatory Convertible Preferred Stock, the 1st calendar day of the month in which the relevant Dividend Payment Date falls or such other record date fixed by the Board of Directors that is not more than 60 nor less than 10 days prior to such Dividend Payment Date, but only to the extent a dividend has been declared to be payable on such Dividend Payment Date. The Regular Record Date shall apply regardless of whether such date is a Business Day.

“Reorganization Event” shall have the meaning set forth in Section 11(e).

“Scheduled Trading Day” means a day that is scheduled to be a Trading Day, except that if the Common Stock is not listed on a national securities exchange, “Scheduled Trading Day” means a Business Day.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Senior Stock” shall have the meaning set forth in Section 14(c)(i).

“Share Dilution Amount” means the increase in the number of diluted shares outstanding (determined in accordance with generally accepted accounting principles in the United States, and as measured from the date of the Corporation’s consolidated financial

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statements most recently filed with the Securities and Exchange Commission prior to the Issue Date) resulting from the grant, vesting or exercise of equity-based compensation to employees, directors or consultants and equitably adjusted for any stock split, stock dividend, reverse stock split, reclassification or similar transaction.

“Shelf Registration Statement” shall mean a shelf registration statement filed with the Securities and Exchange Commission in connection with the issuance of or resales of shares of Common Stock issued as payment of a dividend, including dividends paid in connection with a conversion.

“Spin-Off” shall have the meaning set forth in Section 11(a)(iii).

“Stock Price” means:

(i) in the case of a Fundamental Change described in clause (ii) of the definition of Fundamental Change in which the holders of Common Stock receive only cash in the Fundamental Change, the cash amount paid per share of Common Stock; and

(ii) in the case of any other Fundamental Change, the Five-Day Average VWAP.

“Stock Purchase Agreement” means the Stock Purchase Agreement relating to the purchase of Mandatory Convertible Preferred Stock, dated May 29, 2016, between the Corporation and Purchaser.

“Subsidiary” means, with respect to the Corporation or any other Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of capital stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, general partners or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person, (ii) such Person and one or more Subsidiaries of such Person or one or more Subsidiaries of such Person.

“Threshold Appreciation Price” shall have the meaning set forth in the definition of Conversion Rate.

“Trading Day” means any day on which:

(i) there is no Market Disruption Event; and

(ii) the New York Stock Exchange is open for trading, or, if the Common Stock (or any other security into which the Mandatory Convertible Preferred Stock becomes convertible in connection with any Reorganization Event) is not listed on the New York Stock Exchange, any day on which the principal national securities exchange on which the Common Stock (or such other security) is listed is open for trading, or, if the Common Stock (or such other security) is not listed on a national securities exchange, any Business Day.

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A “Trading Day” only includes those days that have a scheduled closing time of 4:00 p.m., New York City time, or the then standard closing time for regular trading on the relevant exchange or trading system.

“Transfer Agent” means, initially, Computershare Trust Company, N.A. until a successor transfer agent is appointed pursuant to Section 21 and, thereafter, means such successor. The foregoing sentence shall likewise apply to any such subsequent successor or successors.

“Trigger Event” shall have the meaning set forth in Section 11(a)(iii)(A).

“Unit of Exchange Property” shall have the meaning set forth in Section 11(e).

“VWAP” means:

(i) per share of Common Stock, on any Trading Day, the price per share of Common Stock as displayed under the heading “Bloomberg VWAP” on Bloomberg (or any successor service) page GXP <Equity> AQR (or its equivalent successor if such page is not available) in respect of the period from the scheduled open to 4:00 p.m., New York City time, on such Trading Day; or, if such price is not available, the market value per share of Common Stock on such Trading Day as determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained by the Corporation for such purpose; and

(ii) per share of capital stock (other than the Common Stock) or per ADR, in each case traded on a U.S. national securities exchange, on any Trading Day, the price per share of such capital stock or per ADR as displayed under the heading “Bloomberg VWAP” on the relevant Bloomberg page (or any successor service) in respect of the period from the scheduled open to 4:00 p.m., New York City time, on such Trading Day; or if such price is not available, the market value per share of such capital stock or per ADR on such Trading Day as determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained by the Corporation for such purpose.

SECTION 3. Dividends.

(a) Holders shall be entitled to receive, when, as and if declared by the Board of Directors and to the extent lawful, cumulative dividends at a rate per year of 7.25% of the Initial Liquidation Preference (equivalent to $72.50 per year per share of Mandatory Convertible Preferred Stock), payable in cash, by delivery of shares of Common Stock or by delivery of any combination of cash and shares of Common Stock, as determined by the Corporation in good faith (subject to the limitations described in Section 4). Declared dividends on the Mandatory Convertible Preferred Stock shall be payable quarterly on each Dividend Payment Date at such annual rate, and dividends shall accumulate from the most recent date as to which dividends shall have been paid or, if no dividends have been paid, from the Issue Date, whether or not in any Dividend Period or Dividend Periods, as the case may be, there have been funds or shares of Common Stock lawfully available for the payment of such dividends. Dividends will be payable on a Dividend Payment Date to Holders that are Record Holders on the Regular Record Date immediately preceding such Dividend Payment Date, but only to the extent a dividend has been

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declared to be payable on such Dividend Payment Date, except that dividends payable on the Mandatory Conversion Date will be payable to the Holders presenting the Mandatory Convertible Preferred Stock for conversion. Dividends payable on shares of Mandatory Convertible Preferred Stock for each full Dividend Period shall be computed by dividing the annual dividend rate by four. Dividends payable on shares of Mandatory Convertible Preferred Stock for any period other than a full Dividend Period shall be based on the actual number of days elapsed during such Dividend Period and computed on the basis of a 360-day year consisting of twelve 30-day months. Accumulated dividends on shares of Mandatory Convertible Preferred Stock shall not bear interest if they are paid subsequent to the applicable Dividend Payment Date. Any accumulated and unpaid dividends from any preceding Dividend Period can be declared and paid on a date determined by the Board of Directors in good faith.

(b) No dividend shall be declared or paid upon, or any sum of cash or number of shares of Common Stock set apart for the payment of dividends upon, any outstanding shares of Mandatory Convertible Preferred Stock with respect to any Dividend Period unless all dividends for all preceding Dividend Periods shall have been declared and paid, or declared and a sum of cash or number of shares of Common Stock sufficient for the payment thereof has been set apart for the payment of such dividends, upon all outstanding shares of Mandatory Convertible Preferred Stock. No dividend with respect to the Mandatory Convertible Preferred Stock shall be paid unless and until the Board of Directors declares a dividend payable with respect to the Mandatory Convertible Preferred Stock.

(c) Holders shall not be entitled to any dividends on the Mandatory Convertible Preferred Stock, whether payable in cash, shares of Common Stock or any combination thereof, in excess of full cumulative dividends.

(d) (i) So long as any share of Mandatory Convertible Preferred Stock remains outstanding:

(A) no dividend or distribution shall be declared or paid on the Common Stock or any other shares of Junior Stock, except dividends payable solely in shares of Common Stock or other Junior Stock or rights to acquire same;

(B) no dividend or distribution shall be declared or paid on Parity Stock, except as set forth in this Section 3(d); and

(C) no Common Stock, Junior Stock or Parity Stock shall be, directly or indirectly, purchased, redeemed or otherwise acquired for consideration by the Corporation or any of its Subsidiaries,

unless all accumulated and unpaid dividends for all past Dividend Periods, including the latest completed Dividend Period, on all outstanding shares of Mandatory Convertible Preferred Stock have been or are contemporaneously declared and paid in full (or have been declared and a sufficient sum of cash or number of shares of Common Stock for the payment thereof has been set aside for the benefit of the Holders on the applicable Regular Record Date).

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(ii) The limitations set forth in Section 3(d)(i) shall not apply to:

(D) redemptions, purchases or other acquisitions of shares of Common Stock or other Junior Stock in connection with the administration of any employee benefit plan or other incentive plan, including employment contracts, in the ordinary course of business (including purchases of shares of Common Stock in lieu of tax withholding and purchases of shares of Common Stock to offset the Share Dilution Amount pursuant to a publicly announced repurchase plan); provided that any purchases to offset the Share Dilution Amount shall in no event exceed the Share Dilution Amount;

(E) any dividends or distributions of rights or Junior Stock in connection with a stockholders’ rights plan or any redemption or repurchase of rights pursuant to any stockholders’ rights plan;

(F) purchases of shares of Common Stock or Junior Stock pursuant to a contractually binding requirement to buy the same existing prior to the preceding Dividend Period; and

(G) the exchange or conversion of Junior Stock for or into other Junior Stock or of Parity Stock for or into other Parity Stock (with the same or lesser aggregate liquidation preference) or Junior Stock and, in each case, the payment of cash solely in lieu of fractional shares.

When dividends are not paid (or declared and a sufficient sum of cash or number of share of Common Stock for payment thereof set aside for the benefit of the Holders thereof on the applicable Regular Record Date) on any Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within a Dividend Period related to such Dividend Payment Date) in full upon the Mandatory Convertible Preferred Stock and any shares of Parity Stock, all dividends declared on Mandatory Convertible Preferred Stock and all such Parity Stock and payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) shall be declared and paid pro rata so that the respective amounts of such dividends declared shall bear the same ratio to each other as all accumulated and unpaid dividends per share on the shares of Mandatory Convertible Preferred Stock and all Parity Stock payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) (subject to their having been declared by the Board of Directors out of funds of the Corporation lawfully available and including, in the case of Parity Stock that bears cumulative dividends, all accumulated but unpaid dividends) bear to each other. If the Board of Directors determines not to pay any dividend or a full dividend on a Dividend Payment Date, the Corporation will provide a 10 Business Days’ written notice to the Holders prior to such Dividend Payment Date, or as reasonably practicable thereafter.

Subject to the foregoing, dividends (payable in cash, securities or other property) as may be determined by the Board of Directors may be declared and paid on any securities of the Corporation, including Common Stock and other Junior Stock, from time to time out of any

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funds of the Corporation lawfully available for such payment, and Holders shall not be entitled to participate in any such dividends. Unless otherwise agreed by Holders of a majority in voting power of the shares of Mandatory Convertible Preferred Stock at the time outstanding, payments to holders of Parity Stock shall be made in the same proportion of cash and shares of Common Stock that are paid to Holders of the Mandatory Convertible Preferred Stock.

SECTION 4. Method of Payment of Dividends.

(a) Subject to the limitations described below, any declared dividend (or any portion of any declared dividend) on the Mandatory Convertible Preferred Stock, whether or not for a current Dividend Period or any prior Dividend Period, including in connection with the payment of declared and unpaid dividends pursuant to Sections 5, 6 and 7, may be paid by the Corporation, as determined in good faith by the Corporation:

(i) in cash;

(ii) by delivery of shares of Common Stock; or

(iii) through payment or delivery, as the case may be, of any combination of cash and shares of Common Stock;

provided that in the case of a Fundamental Change Conversion that is a Reorganization Event, dividends otherwise payable in shares of Common Stock may be paid by delivery of Units of Exchange Property in accordance with Section 11(e); and provided further that if the Board of Directors may not lawfully authorize payment of all or any portion of such accumulated and unpaid dividends in cash, it shall authorize payment of such dividends in shares of Common Stock or Units of Exchange Property, as the case may be, if lawfully permitted to do so.

(b) Each payment of a declared dividend on the Mandatory Convertible Preferred Stock shall be made in cash, except to the extent the Corporation elects to make all or any portion of such payment in shares of Common Stock. The Corporation shall give notice to Holders of any such election and the portion of such payment that will be made in cash and the portion that will be made in shares of Common Stock no later than 10 Scheduled Trading Days prior to the Dividend Payment Date for such dividend; provided that if the Corporation does not provide timely notice of such election, the Corporation will be deemed to have elected to pay the relevant dividend in cash.

(c) If the Corporation elects to pay any dividend or portion thereof in shares of Common Stock, such shares of Common Stock shall be valued for such purpose, in the case of any dividend payment or portion thereof, at 90% of the Average VWAP per share of Common Stock over the five consecutive Trading Day period beginning on and including the seventh Scheduled Trading Day prior to the applicable Dividend Payment Date (the “Dividend Payment Average Price”).

(d) Notwithstanding the foregoing, in no event shall the number of shares of Common Stock to be delivered, in connection with any declared dividend on the Mandatory Convertible Preferred Stock, including any dividend payable in connection with a conversion, exceed a number equal to the total dividend payment divided by $10.03, subject to adjustment in a manner

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inversely proportional to any adjustment to each Fixed Conversion Rate as set forth in Section 11 (such dollar amount, as adjusted from time to time, the “Floor Price”). To the extent that the amount of any declared dividend exceeds the product of (x) the number of shares of Common Stock delivered in connection with such declared dividend and (y) 90% of the Dividend Payment Average Price, the Corporation shall, if it is legally able to do so, notwithstanding any notice by the Corporation to the contrary, pay such excess amount in cash, and any amounts not so paid shall continue to be owed by the Corporation as accumulated dividends.

(e) In respect of any cash paid, shares of Common Stock issued, Units of Exchange Property delivered in payment or partial payment of a dividend, or any distribution or other payments made or deemed made (in each case, for U.S. federal income tax purposes) to a Non-U.S. Holder, the Corporation shall withhold and, in the case of such shares of Common Stock or Units of Exchange Property, the Corporation may do so by selling (or directing the Transfer Agent or any paying agent on behalf of the Corporation to withhold and sell) such amount in cash, number of shares of Common Stock or Units of Exchange Property as the Corporation deems necessary, to result in proceeds from such sale (after deduction of customary commissions, which shall be for the account of such Non-U.S. Holder) to pay all or any part of any U.S. withholding tax obligation that the Corporation has (as determined by it in its commercially reasonable sole discretion) in respect of the payment or partial payment of such dividend of cash, shares of Common Stock or Units of Exchange Property to such Non-U.S. Holder.

SECTION 5. Mandatory Conversion on the Mandatory Conversion Date.

(a) Each outstanding share of Mandatory Convertible Preferred Stock shall automatically convert on the Mandatory Conversion Date into a number of shares of Common Stock equal to the Conversion Rate, unless such share of Mandatory Convertible Preferred Stock has been converted prior to the Mandatory Conversion Date in the manner described in Section 6 or Section 7.

(b) Each of the Fixed Conversion Rates, the Initial Price, the Threshold Appreciation Price, the Floor Price, the Fundamental Change Conversion Rate, and the Applicable Market Value shall be subject to adjustment in accordance with the provisions of Section 11.

(c) If prior to the Mandatory Conversion Date the Corporation has not declared all or any portion of the accumulated dividends on the Mandatory Convertible Preferred Stock, the Conversion Rate shall be adjusted so that Holders receive an additional number of shares of Common Stock equal to the amount of such accumulated dividends that have not been declared (the “Additional Conversion Amount”) divided by the greater of the Floor Price and 90% of the Dividend Payment Average Price. To the extent that the Additional Conversion Amount exceeds the product of such number of additional shares of Common Stock and the Applicable Market Value, the Corporation shall, if the Corporation is legally able to do so, declare and pay such excess amount in cash pro rata to the Holders.

SECTION 6. Optional Conversion at the Option of the Holder.

(a) Holders shall have the right, upon obtaining any required approval or consent of any applicable governmental authority, to convert their shares of Mandatory Convertible Preferred

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Stock, in whole or in part (but in no event less than one share Mandatory Convertible Preferred Stock) (any conversion pursuant to this Section 6, an “Optional Conversion”), at any time prior to the Mandatory Conversion Date, other than during the Fundamental Change Conversion Period, into shares of Common Stock at the Minimum Conversion Rate, subject to adjustment in accordance with Section 11.

(b) If as of any Optional Conversion Date the Corporation has not declared all or any portion of the accumulated and unpaid dividends for all Dividend Periods ending on a Dividend Payment Date prior to such Optional Conversion Date, the Minimum Conversion Rate shall be adjusted, with respect to the relevant Optional Conversion, so that the converting Holder at such time receives an additional number of shares of Common Stock equal to the amount of accumulated and unpaid dividends that have not been declared for such prior Dividend Periods (the “Optional Conversion Additional Conversion Amount”), divided by the greater of the Floor Price and the Average VWAP per share of Common Stock over the 20 consecutive Trading Day period commencing on, and including, the 22nd Scheduled Trading Day prior to the Optional Conversion Date (such average being referred to as the “Optional Conversion Average Price”). To the extent that the Optional Conversion Additional Conversion Amount exceeds the product of the number of additional shares and the Optional Conversion Average Price, the Corporation shall pay such excess amount in cash if the Corporation is legally able to do so. Except as described in the first sentence of this Section 6(b), upon any Optional Conversion of any shares of Mandatory Convertible Preferred Stock, the Corporation shall make no payment or allowance for unpaid dividends on such shares of Mandatory Convertible Preferred Stock, unless such Optional Conversion occurs after the Regular Record Date for a declared dividend and on or prior to the immediately succeeding Dividend Payment Date, in which case the Corporation shall pay such dividend on such Dividend Payment Date to the Record Holder of the converted shares of Mandatory Convertible Preferred Stock as of such Regular Record Date, in accordance with Section 3.

(c) To effect an Optional Conversion, the converting Holder shall comply with the applicable conversion procedures set forth in Section 8. The Corporation shall, in accordance with the instructions provided by the Holder thereof in the written notice of conversion provided to the Corporation pursuant to Section 8, deliver to the Holder the whole number of shares of Common Stock to which the converting Holder shall be entitled upon such Optional Conversion, together with payment of cash in lieu of any fraction of a share of Common Stock, as provided in Section 10, and any certificate or certificates, as the case may be, representing shares of Mandatory Convertible Preferred Stock, as provided in Section 8(d)(i). If applicable, the Corporation shall instruct the Transfer Agent to register the whole number of shares of Common Stock to which the converting Holder shall be entitled upon such Optional Conversion in the name or names, as the case may be, specified by such Holder in the notice of conversion.

SECTION 7. Fundamental Change Conversion.

(a) If a Fundamental Change occurs on or prior to the Mandatory Conversion Date, Holders, subject to adjustments in accordance with Section 11, shall have the right to:

(i) convert their Mandatory Convertible Preferred Stock, in whole or in part (but in no event less than one Mandatory Convertible Preferred Stock) at any time during the period

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(the “Fundamental Change Conversion Period”) from and including the Effective Date of such Fundamental Change to, but excluding, the earlier of (i) the Mandatory Conversion Date and (ii) the date selected by the Corporation that is not less than 30 nor more than 60 days after the Effective Date (the “Fundamental Change Conversion Date”) (any conversion pursuant to this Section 7, a “Fundamental Change Conversion”) (1) into a number of shares of Common Stock equal to the Fundamental Change Conversion Rate per share of Mandatory Convertible Preferred Stock; or (2) if the Fundamental Change also constitutes a Reorganization Event, Units of Exchange Property in accordance with Section 11(e), based on the Fundamental Change Conversion Rate;

(ii) with respect to such converted shares of Mandatory Convertible Preferred Stock, receive a Fundamental Change Dividend Make-whole Amount payable in cash or in shares of Common Stock (or, if applicable, Units of Exchange Property); and

(iii) with respect to such converted shares, receive the Accumulated Dividend Amount payable in cash or in shares of Common Stock (or, if applicable, Units of Exchange Property);

subject, in the case of clauses (ii) and (iii), to limitations with respect to the number of shares of Common Stock that the Corporation shall be required to deliver as described in Section 7(d); provided, however, that the Corporation shall pay any excess amount in cash.

Notwithstanding clauses (ii) and (iii), if such Effective Date or the relevant Fundamental Change Conversion Date falls during a Dividend Period for which the Corporation declared a dividend on the Mandatory Convertible Preferred Stock, the Corporation shall pay such dividend on the relevant Dividend Payment Date to the Record Holders as of the immediately preceding Regular Record Date, in accordance with Section 3, and such dividend shall not be included in the Accumulated Dividend Amount, and the Fundamental Change Dividend Make-whole Amount shall not include the present value of such dividend.

(b) To the extent practicable, at least 20 calendar days prior to the anticipated Effective Date of the Fundamental Change, but in any event not later than two Business Days following the Corporation’s becoming aware of the occurrence of a Fundamental Change, a written notice shall be sent by or on behalf of the Corporation, by first-class mail, postage prepaid, to the Record Holders. Such notice shall contain:

(i) the date on which the Fundamental Change is anticipated to be effected;

(ii) the Fundamental Change Conversion Period;

(iii) the instructions a Holder must follow to effect a Fundamental Change Conversion in connection with such Fundamental Change; and

(iv) whether the Corporation has elected to pay all or any portion of accumulated and unpaid dividends in shares of Common Stock or Units of Exchange Property, as the case may be, and, if so, the portion thereof (as a percentage) that will be paid in shares of Common Stock or Units of Exchange Property.

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(c) To effect a Fundamental Change Conversion, the converting Holder must submit its Mandatory Convertible Preferred Stock for conversion and comply with the applicable conversion procedures set forth in Section 8 at any time during the Fundamental Change Conversion Period. Holders who do not submit Mandatory Convertible Preferred Stock for conversion during the Fundamental Change Conversion Period will not be entitled to convert their Mandatory Convertible Preferred Stock at the Fundamental Change Conversion Rate or to receive the Fundamental Change Dividend Make-whole Amount or, in connection with the Fundamental Change, the Accumulated Dividend Amount. To the extent a Holder does not convert its shares of Mandatory Convertible Preferred Stock pursuant to this Section 7 and a Reorganization Event has occurred, in lieu of shares of Common Stock, the Corporation shall pay or deliver, as the case may be, to such Holder on the Mandatory Conversion Date, Units of Exchange Property as determined in accordance with Section 11(e).

(d) (i) For any shares of Mandatory Convertible Preferred Stock that are converted during the Fundamental Change Conversion Period, in addition to the shares of Common Stock issued upon conversion at the Fundamental Change Conversion Rate, the Corporation will at its option:

(A) pay the Holder in cash, to the extent the Corporation is legally permitted to do so, the present value, computed using a discount rate of 4.75% per year, of all dividend payments on the Holder’s Mandatory Convertible Preferred Stock for all the remaining Dividend Periods (excluding any accumulated and unpaid dividends for all Dividend Periods ending on or prior to the Dividend Payment Date preceding the Effective Date of the Fundamental Change as well as dividends accumulated to the Effective Date of the Fundamental Change) from such Effective Date to but excluding the Mandatory Conversion Date (the “Fundamental Change Dividend Make-whole Amount”);

(B) increase the number of shares of Common Stock to be issued on conversion by a number equal to (x) the Fundamental Change Dividend Make-whole Amount divided by (y) the greater of the Floor Price and 90% of the Stock Price, or

(C) pay the Fundamental Change Dividend Make-whole Amount in a combination of cash and shares of Common Stock in accordance with the provisions of clauses (A) and (B) above.

(ii) In addition, for any Mandatory Convertible Preferred Stock that are converted during the Fundamental Change Conversion Period, to the extent that, as of the Effective Date of the Fundamental Change, the Corporation has not declared any or all of the accumulated dividends on the Mandatory Convertible Preferred Stock as of such Effective Date (including accumulated and unpaid dividends for all dividend periods ending on or prior to the Dividend Payment Date preceding the Effective Date of the Fundamental Change as well as dividends accumulated to the Effective Date of the Fundamental Change, the “Accumulated Dividend Amount”), Holders who convert Mandatory Convertible Preferred Stock within the Fundamental Change Conversion Period will be entitled to receive such Accumulated Dividend Amount upon conversion. The Accumulated Dividend Amount will be payable at the Corporation’s election in either:

(A) cash, to the extent the Corporation is legally permitted to do so,

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(B) an additional number of shares of Common Stock equal to (x) the Accumulated Dividend Amount divided by (y) the greater of the Floor Price and 90% of the Stock Price, or

(C) a combination of cash and shares of Common Stock in accordance with the provisions of clauses (A) and (B) above.

(iii) The Corporation shall pay the Fundamental Change Dividend Make-whole Amount and the Accumulated Dividend Amount in cash, except to the extent the Corporation elects on or prior to the second Business Day following the Effective Date of a Fundamental Change to make all or any portion of such payments in shares of Common Stock. If the Corporation elects to deliver shares of Common Stock in respect of all or any portion of the Fundamental Change Dividend Make-whole Amount or the Accumulated Dividend Amount, to the extent that the Fundamental Change Dividend Make-whole Amount or the Accumulated Dividend Amount or any portion thereof paid in shares of Common Stock exceeds the product of the number of additional shares the Corporation delivers in respect thereof and 90% of the Stock Price, the Corporation shall, if it is legally able to do so, declare and pay such excess amount in cash.

(e) Not later than the second Business Day following the Effective Date, the Corporation shall notify Holders of:

(i) the Fundamental Change Conversion Rate;

(ii) the Fundamental Change Dividend Make-whole Amount and whether the Corporation will pay such amount in cash, shares of Common Stock or a combination thereof, and specifying the combination thereof, if applicable; and

(iii) the Accumulated Dividend Amount as of the Effective Date and whether the Corporation will pay such amount in cash, shares of Common Stock or a combination thereof, and, specifying the combination thereof, if applicable.

SECTION 8. Conversion Procedures.

(a) On the Mandatory Conversion Date, any Fundamental Change Holder Conversion Date or any Optional Conversion Date (each, a “Conversion Date”), dividends on any shares of Mandatory Convertible Preferred Stock converted to Common Stock shall cease to accrue and accumulate, and on the Conversion Date, such converted shares of Mandatory Convertible Preferred Stock shall cease to be outstanding, in each case, subject to the right of Holders of such shares of Mandatory Convertible Preferred Stock to receive shares of Common Stock (or Units of Exchange Property, if applicable) into which such shares of Mandatory Convertible Preferred Stock were converted and any accumulated and unpaid dividends on such shares to which such Holders are otherwise entitled pursuant to Section 5(c), Section 6(b) or Section 7(d), as applicable.

(b) Subject to Section 16, on the Mandatory Conversion Date, pursuant to Section 5, any outstanding shares of Mandatory Convertible Preferred Stock shall automatically convert into shares of Common Stock. The Person or Persons entitled to receive the Common Stock issuable

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upon any such conversion of the Mandatory Convertible Preferred Stock shall be treated as the Record Holder or Record Holders, as the case may be, of such shares of Common Stock as of 5:00 p.m., New York City time, on the Mandatory Conversion Date. Except as provided under Section 11, other than in connection with an Optional Conversion or a Fundamental Change Conversion, prior to 5:00 p.m., New York City time, on the Mandatory Conversion Date, shares of Common Stock issuable upon conversion of any shares of Mandatory Convertible Preferred Stock shall not be outstanding for any purpose, and Holders of shares of Mandatory Convertible Preferred Stock shall have no rights with respect to such shares of Common Stock, including, without limitation, voting rights, rights to respond to tender offers for the Common Stock and rights to receive any dividends or other distributions on the Common Stock, in each case by virtue of holding shares of Mandatory Convertible Preferred Stock. No allowance or adjustment, except as set forth in Section 11, shall be made in respect of dividends payable to holders of record of Common Stock as of any date prior to the Mandatory Conversion Date.

(c) To effect an Optional Conversion pursuant to Section 6 or a Fundamental Change Conversion pursuant to Section 7, a Holder who

(i) holds a beneficial interest in a Global Preferred Share must deliver to DTC the appropriate instruction form for conversion pursuant to DTC’s conversion program and, if required, pay all transfer or similar taxes or duties, if any; or

(ii) holds Mandatory Convertible Preferred Stock in definitive, certificated form or in book-entry form on the books of the Transfer Agent must:

(A) complete and manually sign the conversion notice on the back of the Mandatory Convertible Preferred Stock certificate or a facsimile of such conversion notice;

(B) deliver the completed conversion notice and the certificated Mandatory Convertible Preferred Stock to be converted to the Conversion and Dividend Disbursing Agent;

(C) if required, furnish appropriate endorsements and transfer documents; and

(D) if required, pay all transfer or similar taxes or duties, if any.

(the day on which the Holder complies with such requirements, the “Optional Conversion Date” or the “Fundamental Change Holder Conversion Date”, as the case may be). A Holder shall not be required to pay any taxes or duties relating to the issuance or delivery of shares of Common Stock if such Holder exercises its conversion rights, but such Holder shall be required to pay any tax or duty that may be payable relating to any transfer involved in the issuance or delivery of shares of Common Stock in a name other than the name of such Holder. A certificate representing the shares of Common Stock issuable upon conversion shall be issued and delivered to the converting Holder or, if the shares of Mandatory Convertible Preferred Stock being converted are in book-entry form, the shares of Common Stock issuable upon conversion shall be delivered to the converting Holder through book-entry transfer through the facilities of the Depositary, in each case together with delivery by the Corporation to the converting Holder of any cash to which the converting Holder is entitled, on the later of the third Business Day immediately succeeding the Optional Conversion Date or the Fundamental Change Holder Conversion Date, as the case may be, and the Business Day after the Holder has paid in full all applicable taxes and duties, if any.

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The issuance by the Corporation of shares of Common Stock upon an Optional Conversion or a Fundamental Change Conversion shall be deemed effective immediately prior to 5:00 p.m., New York City time, on the Optional Conversion Date or the Fundamental Change Holder Conversion Date, as the case may be. The Person or Persons entitled to receive the Common Stock issuable upon any such Optional Conversion or Fundamental Change Conversion of the Mandatory Convertible Preferred Stock shall be treated as the Record Holder or Record Holders, as the case may be, of such shares of Common Stock as of 5:00 p.m., New York City time, on the Optional Conversion Date or Fundamental Change Holder Conversion Date, as the case may be. Except as provided under Section 11, prior to 5:00 p.m., New York City time, on the Optional Conversion Date or Fundamental Change Holder Conversion Date, as the case may be, shares of Common Stock issuable upon such Optional Conversion or Fundamental Change Conversion shall not be outstanding for any purpose, and Holders of shares of Mandatory Convertible Preferred Stock shall have no rights with respect to such shares of Common Stock, including voting rights, rights to respond to tender offers for the Common Stock and rights to receive any dividends or other distributions on the Common Stock, in each case by virtue of holding shares of Mandatory Convertible Preferred Stock.

(d) With respect to any Optional Conversion or any Fundamental Change Conversion of shares of Mandatory Convertible Preferred Stock:

(i) if there shall have been surrendered certificate or certificates, as the case may be, representing a greater number of shares of Mandatory Convertible Preferred Stock than the number of shares of Mandatory Convertible Preferred Stock to be converted, the Corporation shall execute and the Registrar shall countersign and deliver to such Holder or such Holder’s designee, at the expense of the Corporation, new certificate or certificates, as the case may be, representing the number of shares of Mandatory Convertible Preferred Stock that shall not have been converted; and

(ii) if the shares of Mandatory Convertible Preferred Stock converted are held in book-entry form through the facilities of the Depositary or in the books of the Transfer Agent, promptly following the relevant Optional Conversion Date or Fundamental Change Holder Conversion Date, as the case may be, the Corporation shall cause the Transfer Agent and Registrar to reduce the number of shares of Mandatory Convertible Preferred Stock (A) represented by the global certificate by making a notation on Schedule I attached to the relevant Global Preferred Share or (B) reflected in the books of the Transfer Agent, as applicable.

SECTION 9. Reservation of Common Stock.

(a) The Corporation shall at all times reserve and keep available out of its authorized and unissued shares of Common Stock, solely for issuance, the full number of shares of Common Stock issuable upon payment of accumulated and unpaid dividends and upon conversion of the Mandatory Convertible Preferred Stock at the Maximum Conversion Rate then in effect.

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(b) All shares of Common Stock delivered upon conversion of the Mandatory Convertible Preferred Stock shall be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, charges, security interests and other encumbrances (other than liens, claims, charges, security interests and other encumbrances created by the Holders).

(c) Prior to the delivery of any securities that the Corporation shall be obligated to deliver upon conversion of the Mandatory Convertible Preferred Stock, the Corporation shall use its reasonable best efforts to comply with all federal and state laws and regulations thereunder, if any, requiring the registration of such securities with, or any approval of or consent to the delivery thereof by, any governmental authority.

SECTION 10. Fractional Shares.

(a) No fractional shares of Common Stock or any other common stock or ADRs included in the Exchange Property shall be issued to Holders, including as a result of any conversion of shares of Mandatory Convertible Preferred Stock or as a result of any payment of dividends on the Mandatory Convertible Preferred Stock in shares of Common Stock or Units of Exchange Property.

(b) In lieu of any fractional share of Common Stock or any other common stock or ADRs included in the Exchange Property otherwise issuable upon Mandatory Conversion, Optional Conversion, or Fundamental Change Conversion (including in connection with a dividend payment in connection therewith), that Holder shall be entitled to receive an amount in cash (computed to the nearest cent) based on the VWAP per share of Common Stock, or, if applicable, such other common stock or ADR, on the Trading Day immediately preceding the applicable Conversion Date. In lieu of any fractional shares of Common Stock that would otherwise be delivered to a Holder in payment or partial payment of any dividend pursuant to Section 4(b), the Holder will be entitled to receive an amount in cash (computed to the nearest cent) based on the Dividend Payment Average Price with respect to such dividend.

(c) If more than one share of the Mandatory Convertible Preferred Stock is surrendered for conversion at one time by or for the same Holder, the number of full shares of Common Stock, or, if applicable, other common stock or full ADRs, issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Mandatory Convertible Preferred Stock so surrendered for conversion. If the Corporation pays dividends in Common Stock, other common stock or ADRs pursuant to Section 4(b) on more than one share of Mandatory Convertible Preferred Stock held at any one time by or for the same Holder, the number of full shares of Common Stock, or, if applicable, other common stock or full ADRs, payable in connection with such dividend shall be computed on the basis of the aggregate number of shares of Mandatory Convertible Preferred Stock so surrendered for conversion.

SECTION 11. Conversion Rate Adjustments to the Fixed Conversion Rates.

(a) Each Fixed Conversion Rate shall be adjusted from time to time as follows:

(i) If the Corporation issues Common Stock as a dividend or distribution to all or substantially all holders of the Common Stock, or if the Corporation effects a subdivision or combination (including, without limitation, a stock split or a reverse stock split) of the Common Stock, each Fixed Conversion Rate shall be adjusted based on the following formula:

CR1 = CR0 ×	OS1
OS0

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where,

CR0 =	the Fixed Conversion Rate in effect immediately prior to 5:00 p.m., New York City time, on the Record Date for such dividend or distribution or immediately prior to 9:00 a.m., New York City time, on the effective date for such subdivision or combination, as the case may be;

CR1 =	the Fixed Conversion Rate in effect immediately after 5:00 p.m., New York City time, on such Record Date or immediately after 9:00 a.m., New York City time, on such effective date, as the case may be;

OS0 =	the number of shares of Common Stock outstanding immediately prior to 5:00 p.m., New York City time, on such Record Date or immediately prior to 9:00 a.m., New York City time, on such effective date, as the case may be (and prior to giving effect to such event); and

OS1 =	the number of shares of Common Stock that would be outstanding immediately after, and solely as a result of, such dividend, distribution, subdivision or combination.

Any adjustment made under this Section 11(a)(i) shall become effective immediately after 5:00 p.m., New York City time, on the Record Date for such dividend or distribution, or immediately after 9:00 a.m., New York City time, on the effective date for such subdivision or combination, as the case may be. If any dividend, distribution, subdivision or combination of the type described in this clause (i) is declared but not so paid or made, each Fixed Conversion Rate shall be immediately readjusted, effective as of the earlier of (a) the date the Board of Directors determines not to pay or make such dividend, distribution, subdivision or combination and (b) the date the dividend or distribution was to be paid or the date the subdivision or combination was to have been effective, to the Fixed Conversion Rate that would then be in effect if such dividend, distribution, subdivision or combination had not been declared.

(ii) If the Corporation issues to all or substantially all holders of the Common Stock any rights, options or warrants entitling them for a period expiring 60 days or less from the date of issuance of such rights, options or warrants to subscribe for or purchase shares of Common Stock at less than the Average VWAP per share of Common Stock for the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement for such issuance, each Fixed Conversion Rate will be increased based on the following formula:

CR1 = CR0 ×	(OS0 + X)
(OS0 + Y)

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where,

CR0 =	the Fixed Conversion Rate in effect immediately prior to 5:00 p.m., New York City time, on the Record Date for such issuance;

CR1 =	the Fixed Conversion Rate in effect immediately after 5:00 p.m., New York City time, on such Record Date;

OS0 =	the number of shares of Common Stock outstanding immediately prior to 5:00 p.m., New York City time, on such Record Date;

X =	the number of shares of Common Stock issuable pursuant to such rights, options or warrants; and

Y =	the aggregate price payable to exercise such rights, options or warrants, divided by the Average VWAP per share of Common Stock for the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement for such issuance.

Any increase in the Fixed Conversion Rates made pursuant to this Section 11(a)(ii) shall become effective immediately after 5:00 p.m., New York City time, on the Record Date for such issuance. To the extent such rights, options or warrants are not exercised prior to their expiration or termination, each Fixed Conversion Rate shall be decreased, effective as of the date of such expiration or termination, to the Fixed Conversion Rate that would then be in effect had the increase with respect to the issuance of such rights, options or warrants been made on the basis of delivery of only the number of shares of Common Stock actually delivered. If such rights, options or warrants are not so issued, each Fixed Conversion Rate shall be decreased, effective as of the earlier of (a) the date the Board of Directors determines not to issue such rights, options or warrants and (b) the date such rights, options or warrants were to have been issued, to the Fixed Conversion Rate that would then be in effect if such issuance had not been announced.

For purposes of this Section 11(a)(ii), in determining whether any rights, options or warrants entitle the holders thereof to subscribe for or purchase shares of the Common Stock at less than the Average VWAP per share of Common Stock for the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement for such issuance, and in determining the aggregate price payable to exercise such rights, options or warrants, there shall be taken into account any consideration the Corporation receives for such rights, options or warrants and any amount payable on exercise thereof, with the value of such consideration, if other than cash, to be determined in good faith by the Board of Directors, which determination shall be final.

(iii) If the Corporation pays a dividend or other distribution to all or substantially all holders of Common Stock of shares of the Corporation’s capital stock (other than Common Stock), evidences of the Corporation’s indebtedness, the Corporation’s assets or rights to acquire the capital stock, indebtedness or assets of the Corporation, excluding:

(1)	any dividend, distribution or issuance as to which an adjustment was effected pursuant to Section 11(a)(i) or Section 11(a)(ii);

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(2)	dividends or distributions paid exclusively in cash as to which an adjustment was effected pursuant to Section 11(a)(iv) below;

(3)	Spin-Offs as to which the provisions set forth below in this Section 11(a)(iii) apply; and

(4)	any dividends or distributions in connection with a Reorganization Event that is included in Exchange Property under Section 11(e),

then each Fixed Conversion Rate shall be increased based on the following formula:

CR1 = CR0 ×	SP0

(SP0 –FMV)

where,

CR0	=	the Fixed Conversion Rate in effect immediately prior to 5:00 p.m., New York City time, on the Record Date for such dividend or distribution;

CR1	=	the Fixed Conversion Rate in effect immediately after 5:00 p.m., New York City time, on such Record Date;

SP0	=	the Average VWAP per share of Common Stock for the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Dividend Date for such dividend or distribution; and

FMV	=	the fair market value (as determined in good faith by the Board of Directors upon advice of a nationally recognized independent investment banking firm retained by the Corporation for such purpose) on the Ex-Dividend Date for such dividend or distribution of shares of the Corporation’s capital stock (other than Common Stock), evidences of the Corporation’s indebtedness, the Corporation’s assets or rights to acquire the capital stock, indebtedness or assets of the Corporation, expressed as an amount per share of Common Stock.

If the Board of Directors determines the “FMV” (as defined in this Section 11(a)(iii)) of any dividend or other distribution for purposes of this Section 11(a)(iii) by referring to the actual or when-issued trading market for any securities, it shall in doing so consider the prices in such market over the Average VWAP per share of Common Stock for the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Record Date for such dividend or distribution.

Notwithstanding the foregoing, if “FMV” (as defined in this Section 11(a)(iii)) is equal to or greater than “SP0” (as defined in this Section 11(a)(iii)), in lieu of the foregoing increase, each Holder shall receive, in respect of each share of Mandatory Convertible Preferred Stock, at the same time and upon the same terms as holders of Common Stock, the amount and kind of shares of the Corporation’s capital stock (other than Common Stock), evidences of the Corporation’s

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indebtedness, the Corporation’s assets or rights to acquire the capital stock, indebtedness or assets of the Corporation that such Holder would have received if such Holder owned a number of shares of Common Stock equal to the Maximum Conversion Rate in effect immediately prior to 5:00 p.m., New York City time, on the Record Date for such dividend or other distribution.

Any increase made under the portion of this Section 11(a)(iii) above shall become effective immediately after 5:00 p.m., New York City time, on the Record Date for such dividend or other distribution. If such dividend or other distribution is not so paid or made, each Fixed Conversion Rate shall be decreased, effective as of the earlier of (a) the date the Board of Directors determines not to pay the dividend or other distribution and (b) the date such dividend or distribution was to have been paid, to the Fixed Conversion Rate that would then be in effect if the dividend or other distribution had not been declared.

If the transaction that gives rise to an adjustment pursuant to this Section 11(a)(iii) is one pursuant to which the payment of a dividend or other distribution on the Common Stock consists of shares of capital stock of, or similar equity interests in, a Subsidiary or other business unit of the Corporation (a “Spin-Off”) that are, or, when issued, will be, traded on a U.S. national securities exchange or a reasonably comparable non-U.S. equivalent, then each Fixed Conversion Rate shall be increased based on the following formula:

CR1 = CR0 ×	(FMV0 + MP0)

MP0

where,

CR0	=	the Fixed Conversion Rate in effect at 5:00 p.m., New York City time, on the tenth Trading Day immediately following, and including, the Ex-Dividend Date for such dividend or distribution;

CR1	=	the Fixed Conversion Rate in effect immediately after 5:00 p.m., New York City time, on the tenth Trading Day immediately following, and including, the Ex-Dividend Date for such dividend or distribution;

FMV0	=	the Average VWAP per share of such capital stock or similar equity interests distributed to holders of the Common Stock applicable to one share of Common Stock over the 10 consecutive Trading Day period commencing on, and including, the Ex-Dividend Date for such dividend or distribution; and

MP0	=	the Average VWAP per share of Common Stock over the 10 consecutive Trading Day period commencing on, and including, the Ex-Dividend Date for such dividend or distribution.

The adjustment to each Fixed Conversion Rate under the immediately preceding paragraph shall occur at 5:00 p.m., New York City time, on the 10th consecutive Trading Day immediately following, and including, the Ex-Dividend Date for such dividend or distribution, but will be given effect as of 9:00 a.m., New York City time, on the date immediately following the Record Date for such dividend or distribution. The Corporation shall delay the settlement of any

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conversion of shares of Mandatory Convertible Preferred Stock if the Conversion Date occurs after the Record Date for such dividend or distribution and prior to the end of such 10 consecutive Trading Day period. In such event, the Corporation shall deliver the shares of Common Stock issuable in respect of such conversion (based on the adjusted Fixed Conversion Rates as described above) on the first Business Day immediately following the last Trading Day of such 10 consecutive Trading Day period.

For purposes of this Section 11(a)(iii) (and subject in all respects to Section 11(a)(i) and Section 11(a)(ii)):

(A) rights, options or warrants distributed by the Corporation to all or substantially all holders of the Common Stock entitling them to subscribe for or purchase shares of the Corporation’s capital stock, including Common Stock (either initially or under certain circumstances), which rights, options or warrants, until the occurrence of a specified event or events (“Trigger Event”):

(1) are deemed to be transferred with such shares of the Common Stock;

(2) are not exercisable; and

(3) are also issued in respect of future issuances of the Common Stock, shall be deemed not to have been distributed for purposes of this Section 11(a)(iii) (and no adjustment to the Fixed Conversion Rates under this Section 11(a)(iii) shall be required) until the occurrence of the earliest Trigger Event, whereupon such rights, options or warrants shall be deemed to have been distributed and an appropriate adjustment (if any is required) to the Fixed Conversion Rates shall be made under this Section 11(a)(iii).

(B) If any such right, option or warrant, including any such existing rights, options or warrants distributed prior to the Issue Date, are subject to events, upon the occurrence of which such rights, options or warrants become exercisable to purchase different securities, evidences of indebtedness or other assets, then the date of the occurrence of any and each such event shall be deemed to be the date of distribution and Record Date with respect to new rights, options or warrants with such rights (in which case the existing rights, options or warrants shall be deemed to terminate and expire on such date without exercise by any of the holders thereof).

(C) In addition, in the event of any distribution (or deemed distribution) of rights, options or warrants, or any Trigger Event or other event (of the type described in the immediately preceding clause (B)) with respect thereto that was counted for purposes of calculating a distribution amount for which an adjustment to the Fixed Conversion Rates under this clause (iii) was made:

(1) in the case of any such rights, options or warrants that shall all have been redeemed or repurchased without exercise by any holders thereof, upon such final redemption or repurchase (x) the Fixed Conversion Rates shall be readjusted as if such rights, options or warrants had not been issued and (y) the Fixed Conversion Rates shall then again be readjusted to give effect to such distribution, deemed distribution or Trigger Event, as the case may be, as though it were a cash distribution pursuant to Section 11(a)(iv), equal to the

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per share redemption or repurchase price received by a holder or holders of Common Stock with respect to such rights, options or warrants (assuming such holder had retained such rights, options or warrants), made to all holders of Common Stock as of the date of such redemption or repurchase; and

(2) in the case of such rights, options or warrants that shall have expired or been terminated without exercise by any holders thereof, the Fixed Conversion Rates shall be readjusted as if such rights, options and warrants had not been issued.

For purposes of Section 11(a)(i), Section 11(a)(ii) and this Section 11(a)(iii), if any dividend or distribution to which this Section 11(a)(iii) is applicable includes one or both of:

(A) a dividend or distribution of shares of Common Stock to which Section 11(a)(i) is applicable (the “Clause A Distribution”); or

(B) an issuance of rights, options or warrants to which Section 11(a)(ii) is applicable (the “Clause B Distribution”),

then:

(1) such dividend or distribution, other than the Clause A Distribution and the Clause B Distribution, shall be deemed to be a dividend or distribution to which this Section 11(a)(iii) is applicable (the “Clause C Distribution”) and any Fixed Conversion Rate adjustment required by this Section 11(a)(iii) with respect to such Clause C Distribution shall then be made; and

(2) the Clause A Distribution and Clause B Distribution shall be deemed to immediately follow the Clause C Distribution and any Fixed Conversion Rate adjustment required by Section 11(a)(i) and Section 11(a)(ii) with respect thereto shall then be made, except that, if determined by the Corporation (I) the “Record Date” of the Clause A Distribution and the Clause B Distribution shall be deemed to be the Record Date of the Clause C Distribution and (II) any shares of Common Stock included in the Clause A Distribution or Clause B Distribution shall be deemed not to be “outstanding immediately prior to 5:00 p.m., New York City time, on such Record Date or immediately prior to 9:00 a.m., New York City time, on such effective date” within the meaning of Section 11(a)(i) or “outstanding immediately prior to 5:00 p.m., New York City time, on such Record Date” within the meaning of Section 11(a)(ii).

(iv) If the Corporation pays a distribution consisting exclusively of cash to all or substantially all holders of the Common Stock, excluding (A) any regular quarterly cash dividends or distributions of up to $0.2625 per share of Common Stock (the “Initial Dividend Threshold”), (B) any distribution in connection with the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, (C) any distribution in connection with a Reorganization Event that is included in Exchange Property under Section 11(e) and (D) any consideration paid as a part of a tender or exchange offer covered by Section 11(a)(iv), each Fixed Conversion Rate shall be increased based on the following formula:

CR1 = CR0 ×	(SP0 – T)
(SP0 – C)

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where,

CR0	=	the Fixed Conversion Rate in effect immediately prior to 5:00 p.m., New York City time, on the Record Date for such distribution;

CR1	=	the Fixed Conversion Rate in effect immediately after 5:00 p.m., New York City time, on the Record Date for such distribution;

SP0	=	the Average VWAP per share of Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Dividend Date for such distribution; and

C	=	an amount of cash per share of Common Stock that the Corporation distributes to holders of the Common Stock; and

T	=	the Initial Dividend Threshold (provided that if a distribution is not a regular quarterly cash dividend or distribution, T will be deemed to be $0);

Notwithstanding the foregoing, if “C” (as defined in this Section 11(a)(iv)) is equal to or greater than “SP0” (as defined in this Section 11(a)(iv)), in lieu of the foregoing increase, each Holder shall receive, in respect of each share of Mandatory Convertible Preferred Stock, at the same time and upon the same terms as holders of shares of Common Stock, the amount of cash that such Holder would have received if such Holder owned a number of shares of Common Stock equal to the Maximum Conversion Rate in effect immediately prior to 5:00 p.m., New York City time, on the Record Date for such distribution.

The Initial Dividend Threshold is subject to adjustment in a manner inversely proportional to adjustments to the Fixed Conversion Rates; provided that no adjustment will be made to the Initial Dividend Threshold for any adjustment made to the Fixed Conversion Rates under this Section 11(a)(iv).

Any adjustment to the Fixed Conversion Rates pursuant to this Section 11(a)(iv) shall become effective immediately after 5:00 p.m., New York City time, on the Record Date for such distribution. If such distribution is not so paid, the Fixed Conversion Rates shall be decreased, effective as of the earlier of (a) the date the Board of Directors determines not to pay such dividend and (b) the date such dividend was to have been paid, to the Fixed Conversion Rates that would then be in effect if such distribution had not been declared.

(v) If the Corporation or one or more of its Subsidiaries purchases Common Stock pursuant to a tender offer or exchange offer pursuant to a Schedule TO or registration statement on Form S-4 for Common Stock (excluding any securities convertible or exchangeable for Common Stock, and except as provided in Section 11(c)(iii)) and the cash and value of any other consideration included in the payment per share of Common Stock validly tendered or

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exchanged exceeds the Average VWAP per share of Common Stock over the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (the “Expiration Date”), each Fixed Conversion Rate shall be increased based on the following formula:

CR1 = CR0 ×	(FMV + (SP1 × OS1))

(SP1 × OS0)

where:

CR0	=	the Fixed Conversion Rate in effect immediately prior to 5:00 p.m., New York City time, on the tenth Trading Day immediately following, and including, the Trading Day next succeeding the Expiration Date;

CR1	=	the Fixed Conversion Rate in effect immediately after 5:00 p.m., New York City time, on the tenth Trading Day immediately following, and including, the Trading Day next succeeding the Expiration Date;

FMV	=	the fair market value (as determined in good faith by the Board of Directors upon advice of a nationally recognized independent investment banking firm retained by the Corporation for such purpose) as of the Expiration Date of the aggregate value of all cash and any other consideration paid or payable for shares of the Common Stock validly tendered or exchanged and not withdrawn as of the Expiration Date (the “Purchased Shares”);

OS1	=	the number of shares of Common Stock outstanding as of the last time tenders or exchanges may be made pursuant to such tender or exchange offer (the “Expiration Time”), less any Purchased Shares;

OS0		the number of shares of Common Stock outstanding at the Expiration Time, including any Purchased Shares; and

SP1		the Average VWAP per share of Common Stock for the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the Expiration Date.

The adjustment to each Fixed Conversion Rate under this Section 11(a)(v) shall occur at 5:00 p.m., New York City time, on the tenth consecutive Trading Day immediately following, and including, the Trading Day immediately following the Expiration Date, but will be given effect as of 9:00 a.m., New York City time, on the Expiration Date. The Corporation shall delay the settlement of any conversion of Mandatory Convertible Preferred Stock if the Conversion Date occurs during such 10 consecutive Trading Day period. In such event, the Corporation shall deliver the shares of Common Stock issuable in respect of such conversion (based on the adjusted Fixed Conversion Rates) on the first Business Day immediately following the last Trading Day of such 10 consecutive Trading Day period.

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(vi) If the Corporation shall issue any shares of Common Stock, options to purchase or rights to subscribe for Common Stock, securities that by their terms are convertible into or exchangeable for Common Stock, or options to purchase or rights to subscribe for such convertible or exchangeable securities (excluding (A) any dividend, distribution or issuance as to which an adjustment was effected pursuant to Section 11(a)(i), Section 11(a)(ii) or Section 11(a)(ii) above, (B) any issuance under any employee benefit plan, (C) any issuance pursuant to any merger, consolidation, acquisition or similar business combination, strategic alliance or joint venture approved by the Board of Directors and (D) any issuance upon conversion or exchange of securities or upon exercise of warrants and options), in each case for total consideration per share of the Common Stock less than the fair market value of each share of Common Stock as determined in good faith by the Board of Directors upon advice of a nationally recognized independent investment banking firm retained by the Corporation for such purpose, then each Fixed Conversion Rate shall be increased based on the following formula.

CR1 = CR0 ×	(OS0 + X)
(OS0 + Y)

where,

CR0	=	the Fixed Conversion Rate in effect immediately prior to such issuance;

CR1	=	the Fixed Conversion Rate in effect immediately after such issuance;

OS0	=	the number of shares of Common Stock outstanding immediately after such issuance;

X	=	the number of additional shares of Common Stock offered in such issuance; and

Y	=	the total aggregate consideration payable for such additional shares of Common Stock divided by the Average VWAP per share of Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the first public announcement of such offer or sale.

(vii) If the Corporation has in effect a stockholder rights plan while any shares of Mandatory Convertible Preferred Stock remain outstanding, Holders shall receive, upon a conversion of shares of Mandatory Convertible Preferred Stock, in addition to Common Stock, rights under the Corporation’s stockholder rights agreement unless, prior to such conversion, the rights have expired, terminated or been redeemed or unless the rights have separated from the Common Stock. If the rights provided for in the stockholder rights plan have separated from the Common Stock in accordance with the provisions of the applicable stockholder rights agreement so that Holders would not be entitled to receive any rights in respect of the Common Stock, if any, that the Corporation is required to deliver upon conversion of Mandatory Convertible Preferred Stock, each Fixed Conversion Rate shall be adjusted at the time of separation as if the Corporation had distributed to all holders of the Common Stock, capital stock (other than Common Stock), evidences of the Corporation’s indebtedness, the Corporation’s assets or rights to acquire the capital stock, indebtedness or assets of the Corporation pursuant to Section 11(a)(iii) above, subject to readjustment upon the subsequent expiration, termination or

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redemption of the rights. A distribution of rights pursuant to a stockholder rights plan will not trigger an adjustment to the Fixed Conversion Rates pursuant to Section 11(a)(ii) or Section 11(a)(iii) above.

(b) Adjustment for Tax Reasons. The Corporation may make such increases in each Fixed Conversion Rate, in addition to any other increases required by this Section 11, if the Board of Directors deems it advisable in order to avoid or diminish any income tax to holders of the Common Stock resulting from any dividend or distribution of the Corporation’s shares (or issuance of rights or warrants to acquire shares) or from any event treated as such for income tax purposes or for any other reasons; provided that the same proportionate adjustment must be made to each Fixed Conversion Rate. If any adjustment to the Fixed Conversion Rate is treated as a distribution to any Non-U.S. Holder which is subject to withholding tax, the Corporation (or Transfer Agent or any paying agent on behalf of the Corporation) may set off any withholding tax that is required to be collected with respect to such deemed distribution against cash payments and other distributions otherwise deliverable to such Non-U.S. Holder.

(c) Calculation of Adjustments; Adjustments to Threshold Appreciation Price, Initial Price, Applicable Market Value and Five-Day Average VWAP.

(i) All required calculations of adjustments to the Fixed Conversion Rates will be made to the nearest cent or 1/10,000th of a share of Common Stock. Prior to the Mandatory Conversion Date, no adjustment in a Fixed Conversion Rate will be required unless the adjustment would require an increase or decrease of at least one percent in such Fixed Conversion Rate. If any adjustment is not required to be made because it would not change the Fixed Conversion Rates by at least one percent, then the adjustment will be carried forward and taken into account in any subsequent adjustment; provided, however, that on the earlier of the Mandatory Conversion Date, an Early Conversion Date and the effective date of a Fundamental Change, adjustments to the Fixed Conversion Rates will be made with respect to any such adjustment carried forward that has not been taken into account before such date.

If an adjustment is made to the Fixed Conversion Rates pursuant to this Section 11, an inversely proportional adjustment shall also be made to the Threshold Appreciation Price, the Initial Price and the Floor Price. Such adjustment shall be made by dividing each of the Threshold Appreciation Price, the Initial Price or the Floor Price, as applicable, by a fraction, the numerator of which shall be either Fixed Conversion Rate immediately after such adjustment pursuant to clause (i), (ii), (iii), (iv) or (v) of Section 11(a) or Section 11(b) and the denominator of which shall be such Fixed Conversion Rate immediately before such adjustment. The Corporation shall make appropriate adjustments to the VWAP per share of Common Stock used to calculate the Applicable Market Value or the Five-Day Average VWAP, as the case may be, to account for any adjustments to the Fixed Conversion Rates that became effective during the period in which the Applicable Market Value or the Five-Day Average VWAP, as the case may be, is being calculated.

(ii) Notwithstanding Section 11(a), no adjustment to the Fixed Conversion Rates shall be made if Holders participate in the transaction that would otherwise require an adjustment (other than in the case of a share split or share combination), at the same time, upon the same

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terms and otherwise on the same basis as holders of the Common Stock and solely as a result of holding shares of Mandatory Convertible Preferred Stock, as if such Holders held a number of shares of Common Stock equal to the Maximum Conversion Rate as of the Record Date for such transaction, multiplied by the number of shares of Mandatory Convertible Preferred Stock held by such Holders.

(iii) The Fixed Conversion Rates shall not be adjusted except as provided herein. Without limiting the foregoing, the Fixed Conversion Rates shall not be adjusted for:

(A) the issuance of any shares of Common Stock (or rights with respect thereto) pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Corporation’s securities and the investment of additional optional amounts in the Common Stock under any plan;

(B) the issuance of any shares of Common Stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan, employee agreement or arrangement or program of the Corporation or any Subsidiaries of the Corporation;

(C) the issuance of any shares of Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of (and with such terms as in effect on) the Issue Date;

(D) a change solely in the par value of the Common Stock;

(E) as a result of a tender offer solely to holders of fewer than 100 shares of Common Stock; or

(F) the payment of dividends on the Mandatory Convertible Preferred Stock, whether in cash or in shares of Common Stock.

(d) Notice of Adjustment. Whenever a Fixed Conversion Rate or a Fundamental Change Conversion Rate, as applicable, is to be adjusted, the Corporation shall: (i) compute such adjusted Fixed Conversion Rate or Fundamental Change Conversion Rate, as applicable, and prepare and transmit to the Transfer Agent an Officers’ Certificate setting forth such adjusted Fixed Conversion Rate or Fundamental Change Conversion Rate, as applicable, the method of calculation thereof in reasonable detail and the facts requiring such adjustment and upon which such adjustment is based; (ii) as soon as practicable following the determination of a revised Fixed Conversion Rate or Fundamental Change Conversion, as applicable, provide, or cause to be provided, a written notice to Holders of the occurrence of such event and (iii) as soon as practicable following the determination of a revised Fixed Conversion Rate or Fundamental Change Conversion Rate, as applicable, provide, or cause to be provided, to Holders a statement setting forth in reasonable detail the method by which the adjustment to such Fixed Conversion Rate or Fundamental Change Conversion Rate, as applicable, was determined and setting forth such revised Fixed Conversion Rate or Fundamental Change Conversion Rate, as applicable.

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(e) Recapitalizations, Reclassifications and Changes of the Common Stock. In the event of:

(A) any reclassification of the Common Stock (other than changes only in par value or resulting from a subdivision or combination);

(B) any consolidation or merger of the Corporation with or into another Person or any statutory exchange or binding share exchange; or

(C) any sale, transfer, lease or conveyance to another Person of all or substantially all of the property and assets of the Corporation and its Subsidiaries;

in each case as a result of which the shares of Common Stock are exchanged for, or converted into, other securities, property or assets (including cash or any combination thereof) (any such event, a “Reorganization Event”), then, at the effective time of such Reorganization Event, each share of Mandatory Convertible Preferred Stock outstanding immediately prior to such Reorganization Event shall, without the consent of Holders, become convertible into the kind and amount of such other securities, property or assets (including cash or any combination thereof) that holders of the Common Stock received in such Reorganization Event (the “Exchange Property”), and, at the effective time of such Reorganization Event, the Corporation shall amend the Certificate of Designations to provide for such change in the convertibility of the Mandatory Convertible Preferred Stock; provided that if the kind and amount of Exchange Property receivable upon such Reorganization Event is not the same for each share of Common Stock held immediately prior to such Reorganization Event by a Person, then the Exchange Property receivable upon such Reorganization Event shall be the Exchange Property elected by Holders of a majority in voting power of the shares of Mandatory Convertible Preferred Stock at the time outstanding. The Conversion Rate then in effect shall be applied on the applicable Conversion Date to the amount of such Exchange Property received per share of Common Stock in the Reorganization Event (a “Unit of Exchange Property”), as determined in accordance with this Section 11(e). For the purpose of determining which clause of the definition of Conversion Rate shall apply on the Mandatory Conversion Date and for the purpose of calculating the Conversion Rate if clause (ii) of the definition thereof is applicable, the value of a Unit of Exchange Property shall be determined in good faith by the Board of Directors upon advice of a nationally recognized independent investment banking firm retained by the Corporation for such purpose, except that if a Unit of Exchange Property includes common stock or American Depositary Receipts (“ADRs”) that are traded on a U.S. national securities exchange, the value of such common stock or ADRs shall be the Applicable Market Value determined with regard to a share of such common stock or a single ADR, as the case may be (or for the purpose of determining the Stock Price on a Fundamental Change Holder Conversion Date, the value of such common stock or ADRs shall be the Five-Day Average VWAP determined with regard to a share of such common stock or a single ADR, as the case may be). For the purpose of paying accumulated and unpaid dividends in Units of Exchange Property in accordance with Section 4, the value of a Unit of Exchange Property (other than cash) shall equal 90% of the value determined pursuant to the immediately preceding sentence.

The above provisions of this Section 11(e) shall similarly apply to successive Reorganization Events and the provisions of Section 11(a)-(d) shall apply to any shares of capital stock of the Corporation (or of any successor) received by the holders of Common Stock in any such Reorganization Event.

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The amendment to the Certificate of Designations providing that the Mandatory Convertible Preferred Stock shall be convertible into Exchange Property shall also provide for anti-dilution and other adjustments and modifications to thresholds that are as nearly equivalent as possible to the adjustments and thresholds described under this Section 11 taking into account the relative values of one share of Common Stock and one Unit of Exchange Property. The Corporation shall not become a party to any Reorganization Event unless the terms of such transaction are consistent with this Section 11(e).

The Corporation (or any successor thereof) shall, as soon as reasonably practicable (but in any event within five Business Days) after the occurrence of any Reorganization Event, provide written notice to the Holders of such occurrence of such Reorganization Event and of the kind and amount of the cash, securities or other property that constitute the Exchange Property. Failure to deliver such notice shall not affect the operation of this Section 11(e) or the effectiveness of such Reorganization Event.

(f) For purposes of this Section 11, the number of shares of Common Stock at any time outstanding shall include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock.

SECTION 12. Liquidation Rights.

(a) Voluntary or Involuntary Liquidation. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, each Holder shall be entitled to receive for each share of Mandatory Convertible Preferred Stock, out of the assets of the Corporation or proceeds thereof (whether capital or surplus) available for distribution to stockholders of the Corporation, subject to the rights of any creditors of the Corporation, before any payment or distribution of such assets or proceeds is made to or set aside for the holders of Common Stock and any other Junior Stock of the Corporation, payment in full in an amount equal to the sum of (x) the Initial Liquidation Preference and (y) an amount equal to any accumulated and unpaid dividends on each share of Mandatory Convertible Preferred Stock, whether or not declared, to (but not including) the date fixed for liquidation, dissolution or winding up (such amounts collectively, the “Liquidation Preference”).

(b) Partial Payment. If in any distribution described in Section 12(a) the assets of the Corporation or proceeds thereof are not sufficient to pay in full the amounts payable with respect to all outstanding shares of Mandatory Convertible Preferred Stock and any Parity Stock as to such distribution, Holders and the holders of such Parity Stock shall share ratably in any such distribution in proportion to the full accumulated and unpaid respective distributions to which they are entitled.

(c) Residual Distributions. After payment of the full amount of the Liquidation Preference, including an amount equal to any accumulated and unpaid dividends, to which they are entitled, Holders will have no right or claim to any of the remaining assets of the Corporation (or proceeds thereof).

(d) Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 12, the merger or consolidation of the Corporation with or into any other corporation or

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other entity, or the sale, lease or exchange (for cash, securities or other property) of all or substantially all of the assets of the Corporation, shall not constitute a liquidation, dissolution or winding up of the Corporation.

SECTION 13. Status of Converted or Repurchased Shares. Shares of Mandatory Convertible Preferred Stock that are duly converted in accordance herewith or repurchased or otherwise acquired by the Corporation shall revert to authorized but unissued shares of Preferred Stock, undesignated as to series and available for future issuance; provided that any such cancelled shares of Mandatory Convertible Preferred Stock may be reissued only as shares of any series of Preferred Stock other than Mandatory Convertible Preferred Stock.

SECTION 14. Voting Rights.

(a) General. Holders shall not have any voting rights in respect of their shares of Mandatory Convertible Preferred Stock except as set forth below or as otherwise from time to time required by law or the Charter. Except as provided herein with respect to voting rights allocated pro rata with other classes or series of Parity Stock based on the liquidation preference of each such class or series, Holders will be entitled to one vote for each such share on any matter on which Holders are entitled to vote, including any action by written consent.

(b) Event of Non-Payment. Whenever, at any time or times, dividends payable on the shares of Mandatory Convertible Preferred Stock have not been paid for an aggregate of two or more Dividend Periods, whether or not consecutive (an “Event of Non-payment”), the Holders will, upon obtaining any required approval or consent of any applicable governmental authority, have the right to vote with respect to the Common Stock as if such Holder owned a number of shares of Common Stock equal to the Maximum Conversion Rate in effect immediately prior to 5:00 p.m., New York City time, on the relevant Record Date, until all accumulated and unpaid dividends have been paid in full or fully set aside for payment on Mandatory Convertible Preferred Stock (which can be paid in shares of Common Stock pursuant to Section 4), at which time such right will terminate, except as otherwise provided herein or expressly provided by law, subject to re-vesting in the event of each and every Event of Non-payment.

(c) Voting Rights as to Particular Matters. So long as any shares of Mandatory Convertible Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by the Charter, the affirmative vote or consent of the Holders of at least a majority of the shares of Mandatory Convertible Preferred Stock at the time outstanding, given in person or by proxy, either by vote at any meeting called for such purpose, or by written consent in lieu of such meeting, shall be necessary for effecting or validating:

(i) Authorization of Senior Stock. Any amendment or alteration of this Certificate of Designations or the Charter to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of capital stock of the Corporation ranking senior to Mandatory Convertible Preferred Stock with respect to either or both the payment of dividends and/or the rights to distribution of assets on any liquidation, dissolution or winding up of the Corporation (“Senior Stock”);

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(ii) Amendment of Mandatory Convertible Preferred Stock. Any amendment, alteration or repeal of any provision of this Certificate of Designations or the Charter (including, unless no vote on such merger or consolidation is required by Section 14(c)(iii), any amendment, alteration or repeal by means of a merger, consolidation or otherwise) so as to adversely affect the rights, preferences, privileges or voting powers of the Mandatory Convertible Preferred Stock; or

(iii) Share Exchanges, Reclassifications, Mergers and Consolidations. Any consummation of a binding share exchange, a reclassification involving the Mandatory Convertible Preferred Stock, or a merger or consolidation of the Corporation with or into another corporation or other entity, unless in each case (x) the Mandatory Convertible Preferred Stock remains outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, is converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (y) the Mandatory Convertible Preferred Stock remaining outstanding or such new preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of Mandatory Convertible Preferred Stock immediately prior to such consummation, taken as a whole;

provided, however, that for all purposes of this Section 14(c), the creation and issuance, or an increase in the authorized or issued amount, whether pursuant to pre-emptive or similar rights or otherwise, of any series of Preferred Stock, or any securities convertible into or exchangeable or exercisable for any other series of Preferred Stock (including the Mandatory Convertible Preferred Stock), ranking equally with and/or junior to Mandatory Convertible Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and the rights to distribution of assets upon liquidation, dissolution or winding up of the Corporation shall not be deemed to adversely affect the rights, preferences, privileges or voting powers, and shall not require the affirmative vote or consent of, the Holders.

Without the consent of the Holders, so long as such action does not adversely affect the special rights, preferences, privileges or voting powers of the Mandatory Convertible Preferred Stock, and limitations and restrictions thereof, the Corporation may amend, alter, supplement, or repeal any terms of the Mandatory Convertible Preferred Stock for the following purposes:

(i) to cure any ambiguity or mistake, or to correct or supplement any provision contained in this Certificate of Designations that may be defective or inconsistent with any other provision contained in this Certificate of Designations, in each case that does not adversely affect the rights of the Holders of the Mandatory Convertible Preferred Stock;

(ii) to make any provision with respect to matters or questions relating to the Mandatory Convertible Preferred Stock that is not inconsistent with the provisions of this Certificate of Designations; or

(iii) to waive any rights of the Corporation with respect thereto.

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(d) Procedures for Voting and Consents. The rules and procedures for calling and conducting any meeting of Holders (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules the Board of Directors, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Charter, the Bylaws, applicable law and the rules of any national securities exchange or other trading facility on which the Mandatory Convertible Preferred Stock is listed or traded at the time.

SECTION 15. Record Holders. To the fullest extent permitted by applicable law, the Corporation and the Transfer Agent may deem and treat the Record Holder of any share of Mandatory Convertible Preferred Stock as the absolute, true and lawful owner thereof for all purposes, including, without limitation, for purposes of making payment and settling conversions, to the fullest extent permitted by law and neither the Corporation nor the Transfer Agent shall be affected by any notice to the contrary.

SECTION 16. Conversion Cap. Notwithstanding anything contained herein to the contrary, the Corporation shall not prior to the Mandatory Conversion Date effect any conversion of the Mandatory Convertible Preferred Stock for shares of Common Stock, and a Holder shall not have the right to voluntarily convert any portion of the Mandatory Convertible Preferred Stock for shares of Common Stock, to the extent that after giving effect to the issuance of shares of Common Stock upon such conversion, any of such Holder, another person having beneficial ownership of such shares of Common Stock or any group of which such Holder or any such other person is a member (any such other person or group, an “Additional Beneficial Owner”), would beneficially own in excess of 9.99% of the outstanding shares of the Common Stock (such limitation, the “Conversion Cap”). Upon the request of a Holder, the Corporation shall promptly, and in any event within one trading day of such request, confirm to such Holder the number shares of Common Stock then outstanding. Prior to any conversion of the Mandatory Convertible Preferred Stock, each Holder shall either (x) certify to the Corporation that neither such Holder nor any Additional Beneficial Owner would beneficially own in excess of 9.99% of the outstanding shares of the Common Stock upon giving effect to such conversion or (y) identify to the Corporation each other person who would be, or would be a member of a group that would be, an Additional Beneficial Owner of any of such shares of the Common Stock as would be issued upon giving effect to such conversion and provide to the Corporation such other information as it shall reasonably request for the purpose of enforcing the Conversion Cap. The Conversion Cap may be terminated by a Holder with respect to such Holder upon 61 days’ advance written notice to the Corporation. For purposes of this Section 16, the number of shares of the Common Stock beneficially owned by any person shall be calculated in accordance with Rule 16a-1(a)(1) promulgated under the Exchange Act, or any successor rule, in each case giving effect to the Conversion Cap. In addition, “group” as used in this Section 16 has the meaning set forth in Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. Any shares of Common Stock due to Holder that are not delivered due to the Conversion Cap shall be delivered within three (3) Business Days of Holder providing notice to the Corporation that such delivery will comply with the Conversion Cap.

SECTION 17. Notices. All notices or communications in respect of Mandatory Convertible Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first class mail,

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postage prepaid, or if given in such other manner as may be permitted in this Certificate of Designations, the Charter, the Bylaws or by applicable law. Notwithstanding the foregoing, if shares of Mandatory Convertible Preferred Stock are issued in book-entry form through DTC or any similar facility, such notices may be given to the Holders in any manner permitted by such facility.

SECTION 18. No Pre-emptive Rights; No Redemption Right. No share of Mandatory Convertible Preferred Stock or share of Common Stock issued upon conversion of the Mandatory Convertible Preferred Stock shall have any rights of preemption whatsoever as to any securities of the Corporation, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted. The Mandatory Convertible Preferred Stock is not redeemable.

SECTION 19. Replacement Stock Certificates.

(a) If physical certificates are issued, and any of the Mandatory Convertible Preferred Stock certificates shall be mutilated, lost, stolen or destroyed, the Corporation shall, at the expense of the Holder thereof, issue, in exchange and in substitution for and upon cancellation of the mutilated Mandatory Convertible Preferred Stock certificate, or in lieu of and substitution for the lost, stolen or destroyed Mandatory Convertible Preferred Stock certificate, a new Mandatory Convertible Preferred Stock certificate of like tenor and representing an equivalent amount of shares of Mandatory Convertible Preferred Stock, but only upon receipt of evidence of such loss, theft or destruction of such Mandatory Convertible Preferred Stock certificate and indemnity, if requested, satisfactory to the Corporation and the Transfer Agent.

(b) The Corporation is not required to issue any certificate representing the Mandatory Convertible Preferred Stock on or after the Mandatory Conversion Date. In lieu of the delivery of a replacement certificate following the Mandatory Conversion Date, the Transfer Agent, upon delivery of the evidence and indemnity described in clause (a) above, shall deliver the shares of Common Stock issuable, along with any other consideration payable or deliverable, pursuant to the terms of the Mandatory Convertible Preferred Stock formerly evidenced by the certificate.

SECTION 20. Transfer Agent, Registrar, Conversion and Dividend Disbursing Agent. The duly appointed Transfer Agent, Registrar, Conversion and Dividend Disbursing Agent for the Mandatory Convertible Preferred Stock shall be Computershare Trust Company, N.A. The Corporation may, in its sole discretion, remove the Transfer Agent in accordance with the agreement between the Corporation and the Transfer Agent; provided that the Corporation shall appoint a successor transfer agent who shall accept such appointment prior to the effectiveness of such removal. Upon any such removal or appointment, the Corporation shall send notice thereof by first-class mail, postage prepaid, to the Holders.

SECTION 21. Form.

(a) Unless and until the Mandatory Convertible Preferred Stock may be held in global form by a Depositary and the Holder elects to have the Mandatory Convertible Preferred Stock held in global form, the Holder shall hold the Mandatory Convertible Preferred Stock in its own name directly on the books of the Transfer Agent. The Mandatory Convertible Preferred Stock shall, at

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the request of Purchaser and upon the acceptance of the Depositary, be issued or re-issued in the form of one or more permanent global shares of Mandatory Convertible Preferred Stock in definitive, fully registered form eligible for book-entry settlement with the global legend as set forth on the form of Mandatory Convertible Preferred Stock certificate attached hereto as Exhibit A (each, a “Global Preferred Share”), which is hereby incorporated in and expressly made part of this Certificate of Designations. The Global Preferred Shares may have notations, legends or endorsements required by law, stock exchange rules, agreements to which the Corporation is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Corporation). The Global Preferred Shares shall be deposited on behalf of the Holders represented thereby with the Registrar, at its New York office as custodian for DTC (the “Depositary”), and registered in the name of the Depositary or a nominee of the Depositary, duly executed by the Corporation and countersigned and registered by the Registrar as hereinafter provided. The aggregate number of shares represented by each Global Preferred Share may from time to time be increased or decreased by adjustments made on the records of the Registrar and the Depositary or its nominee as hereinafter provided.

This Section 21(a) shall apply only to a Global Preferred Share deposited with or on behalf of the Depositary. The Corporation shall execute and the Registrar shall, in accordance with this Section 21(a), countersign and deliver any Global Preferred Shares that (i) shall be registered in the name of Cede & Co. or other nominee of the Depositary and (ii) shall be delivered by the Registrar to Cede & Co. or pursuant to instructions received from Cede & Co. or held by the Registrar as custodian for the Depositary pursuant to an agreement between the Depositary and the Registrar. Members of, or participants in, the Depositary (“Agent Members”) shall have no rights under this Certificate of Designations with respect to any Global Preferred Share held on their behalf by the Depositary or by the Registrar as the custodian of the Depositary, or under such Global Preferred Share, and the Depositary may be treated by the Corporation, the Registrar and any agent of the Corporation or the Registrar as the absolute owner of such Global Preferred Share for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Corporation, the Registrar or any agent of the Corporation or the Registrar from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices of the Depositary governing the exercise of the rights of a holder of a beneficial interest in any Global Preferred Share. The Holder of the Global Preferred Shares may grant proxies or otherwise authorize any Person to take any action that a Holder is entitled to take pursuant to the Global Preferred Shares, this Certificate of Designations or the Charter.

Owners of beneficial interests in Global Preferred Shares shall not be entitled to receive physical delivery of certificated shares of Mandatory Convertible Preferred Stock, unless (x) the Depositary notifies the Corporation that it is unwilling or unable to continue as Depositary for the Global Preferred Shares and the Corporation does not appoint a qualified replacement for the Depositary within 90 days or (y) the Depositary ceases to be a “clearing agency” registered under the Exchange Act and the Corporation does not appoint a qualified replacement for the Depositary within 90 days. In any such case, the Global Preferred Shares shall be exchanged in whole for definitive stock certificates that are not issued in global form, with the same terms and of an equal aggregate Liquidation Preference, and such definitive stock certificates shall be registered in the name or names of the Person or Persons specified by the Depositary in a written instrument to the Registrar.

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(b) Signature. Two Officers permitted by applicable law shall sign each Global Preferred Share for the Corporation, in accordance with the Corporation’s Bylaws and applicable law, by manual or facsimile signature. If an Officer whose signature is on a Global Preferred Share no longer holds that office at the time the Registrar countersigned such Global Preferred Share, such Global Preferred Share shall be valid nevertheless. A Global Preferred Share shall not be valid until an authorized signatory of the Registrar manually countersigns such Global Preferred Share. Each Global Preferred Share shall be dated the date of its countersignature. The foregoing paragraph shall likewise apply to any certificate representing shares of Mandatory Convertible Preferred Stock.

SECTION 22. Stock Transfer and Stamp Taxes. The Corporation shall pay any and all stock transfer and documentary stamp taxes that may be payable in respect of any issuance or delivery of shares of Mandatory Convertible Preferred Stock or shares of Common Stock or other securities issued on account of Mandatory Convertible Preferred Stock pursuant hereto or certificates representing such shares or securities. The Corporation shall not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Mandatory Convertible Preferred Stock or Common Stock or other securities in a name other than that in which the shares of Mandatory Convertible Preferred Stock with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any Person other than a payment to the Holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid or is not payable.

SECTION 23. Ranking. Notwithstanding anything in this Certificate of Designations to the contrary, the Mandatory Convertible Preferred Stock will, with respect to dividend rights and rights to distribution of assets upon the liquidation, winding-up or dissolution of the Corporation rank (i) senior to any Junior Stock, (ii) on parity with any Parity Stock and (iii) junior to any Senior Stock and the Corporation’s existing and future indebtedness and other liabilities (including trade payables).

SECTION 24. Other Rights. The shares of Mandatory Convertible Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Charter or as provided by applicable law.

[Remainder of Page Left Blank Intentionally.]

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IN WITNESS WHEREOF, Great Plains Energy Incorporated has caused this Certificate of Designations to be signed by the undersigned, its authorized signatory, this [●] day of [●],[●].

GREAT PLAINS ENERGY INCORPORATED

By:
Name:
Title:

Exhibit A

[FORM OF FACE OF 7.25% MANDATORY CONVERTIBLE

PREFERRED STOCK, SERIES A]

[INCLUDE FOR GLOBAL PREFERRED SHARES]

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST CORPORATION, A NEW YORK CORPORATION (“DTC”), TO THE CORPORATION OR THE TRANSFER AGENT NAMED ON THE FACE OF THIS CERTIFICATE, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL IN AS MUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE STATEMENT WITH RESPECT TO SHARES. IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE TRANSFER AGENT NAMED ON THE FACE OF THIS CERTIFICATE SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

Certificate Number [ ]	[Initial] Number of Shares of Mandatory
Convertible Preferred Stock: [ ]

CUSIP [ ]
ISIN [ ]

NEITHER THIS MANDATORY CONVERTIBLE PREFERRED STOCK NOR THE SECURITIES INTO WHICH IT IS CONVERTIBLE, IF ANY, HAVE BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR APPLICABLE STATE SECURITIES LAWS. THIS MANDATORY CONVERTIBLE PREFERRED STOCK AND THE SECURITIES INTO WHICH IT IS CONVERTIBLE, IF ANY, MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED, ASSIGNED OR PLEDGED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT, OR (B) AN OPINION OF COUNSEL, IN A FORM REASONABLY ACCEPTABLE TO THE CORPORATION, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A OR TO PERSONS OUTSIDE OF THE US PURSUANT TO REGULATION S UNDER SAID ACT.

GREAT PLAINS ENERGY INCORPORATED

7.25% Mandatory Convertible Preferred Stock, Series A

(without par value)

(initial liquidation preference $1,000.00 per share)

GREAT PLAINS ENERGY INCORPORATED, a Missouri corporation (the “Corporation”), hereby certifies that [    ] / [Cede & Co.] (the “Holder”), is the registered owner of [ ( )] / [the number shown on Schedule I hereto of] fully paid and non-assessable shares of the Corporation’s designated 7.25% Mandatory Convertible Preferred Stock, Series A, without par value, initial liquidation preference of $1,000.00 per share (the “Mandatory Convertible Preferred Stock”). The shares of Mandatory Convertible Preferred Stock are transferable on the books and records of the Registrar, in person or by a duly authorized attorney, upon surrender of this certificate duly endorsed and in proper form for transfer. The designations, rights, privileges, restrictions, preferences and other terms and provisions of the Mandatory Convertible Preferred Stock represented hereby are, and shall in all respects be subject to the provisions of the Certificate of Designations dated [●], as the same may be amended from time to time (the “Certificate of Designations”). The shares of the Mandatory Convertible Preferred Stock are also subject to an Investor Rights Agreement dated [●] among, inter alia, the Corporation and the Holder, as the same may be amended from time to time (the “IRA”). Capitalized terms used herein but not defined shall have the meaning given them in the Certificate of Designations. The Corporation will provide a copy of the Certificate of Designations and the IRA to a Holder without charge upon written request to the Corporation at its principal place of business.

Reference is hereby made to select provisions of the Mandatory Convertible Preferred Stock set forth on the reverse hereof, and to the Certificate of Designations, which select provisions and the Certificate of Designations shall for all purposes have the same effect as if set forth at this place.

Upon receipt of this executed certificate, the Holder is bound by the Certificate of Designations and the IRA and is entitled to the benefits thereunder.

Unless the Registrar has properly countersigned this share certificate representing the shares of Mandatory Convertible Preferred Stock, such shares of Mandatory Convertible Preferred Stock shall not be entitled to any benefit under the Certificate of Designations or the IRA or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, this certificate has been executed on behalf of the Corporation by the undersigned officers of the Corporation this [    ] day of [    ], [    ].

GREAT PLAINS ENERGY INCORPORATED

By:
Name:
Title:

REGISTRAR’S COUNTERSIGNATURE

These are shares of Mandatory Convertible Preferred Stock referred to in the within-mentioned Certificate of Designations.

Dated: [    ]

COMPUTERSHARE TRUST COMPANY, N.A., as Registrar

By:
Name:
Title:

[FORM OF REVERSE OF CERTIFICATE FOR

7.25% MANDATORY CONVERTIBLE PREFERRED STOCK, SERIES A]

Cumulative dividends on each share of Mandatory Convertible Preferred Stock shall be payable subject to the terms and conditions of, in the manner and at the applicable rate provided in the Certificate of Designations.

The shares of Mandatory Convertible Preferred Stock shall be convertible into shares of common stock, without par value, of the Corporation or Units of Exchange Property, as the case may be, in the manner and in accordance with the terms set forth in the Certificate of Designations.

The Corporation shall furnish without charge to each holder who so requests a summary of the authority of the board of directors to determine variations for future series within a class of stock and the designations, limitations, preferences and relative, participating, optional or other special rights of each class or series of share capital issued by the Corporation and the qualifications, limitations or restrictions of such preferences and/or rights.

NOTICE OF CONVERSION

(To be Executed by the Holder in order to Convert the 7.25%

Mandatory Convertible Preferred Stock, Series A)

The undersigned hereby irrevocably elects to convert (the “Conversion”) [                ] shares of 7.25% Mandatory Convertible Preferred Stock, Series A (the “Mandatory Convertible Preferred Stock”), of Great Plains Energy Incorporated (the “Corporation”), represented by stock certificate No(s). [            ] (the “Mandatory Convertible Preferred Stock Certificate(s)”), into shares of common stock, without par value, of the Corporation (the “Common Stock”) according to the conditions of the Certificate of Designations establishing the terms of the Mandatory Convertible Preferred Stock (the “Certificate of Designations”), as of the date written below. If shares of Common Stock are to be issued in the name of a person other than the undersigned, the undersigned shall pay all transfer taxes payable with respect thereto, if any. Each Mandatory Convertible Preferred Stock Certificate (or evidence of loss, theft or destruction thereof) is attached hereto.

Capitalized terms used but not defined herein shall have the meanings ascribed thereto in or pursuant to the Certificate of Designations.

Date of Conversion:

Applicable Conversion Rate:

Number of Mandatory Convertible Preferred Stock to be Converted:

Shares of Common Stock to be Issued:*

Signature:

Name:

Address:**

Fax No.:

*	The Corporation is not required to issue shares of Common Stock until the original Mandatory Convertible Preferred Stock Certificate(s) (or evidence of loss, theft or destruction thereof) to be converted are received by the Corporation or the Conversion and Dividend Disbursing Agent.
**	Address where shares of Common Stock and any other payments or certificates shall be sent by the Corporation.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned assigns and transfers the shares of Mandatory Convertible Preferred Stock evidenced hereby to:

(Insert assignee’s social security or taxpayer identification, if any)

(Insert address and zip code of assignee)

(Insert assignee’s social security or taxpayer identification, if any)

and irrevocably appoints:

as agent to transfer the shares of Mandatory Convertible Preferred Stock evidenced hereby on the books of the Transfer Agent. The agent may substitute another to act for him or her.

Date:

Signature:

(Sign exactly as your name appears on the other side of this Certificate)

Signature

Guarantee:

(Signature must be guaranteed by an “eligible guarantor institution” that is a bank, stockbroker, savings and loan association or credit union meeting the requirements of the Transfer Agent, which requirements include membership or participation in the Securities Transfer Agents Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Transfer Agent in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.)

Schedule I

Great Plains Energy Incorporated

Global Preferred Share

7.25% Mandatory Convertible Preferred Stock, Series A

Certificate Number: [    ]

The number of shares of Mandatory Convertible Preferred Stock initially represented by this Global Preferred Share shall be . Thereafter the Transfer Agent and Registrar shall note changes in the number of shares of Mandatory Convertible Preferred Stock evidenced by this Global Preferred Share in the table set forth below:

Amount of Decrease in Number of Shares Represented by this Global Preferred Share	Amount of Increase in Number of Shares Represented by this Global Preferred Share	Number of Shares Represented by this Global Preferred Share following Decrease or Increase	Signature of Authorized Officer of Transfer Agent and Registrar

1	Attach Schedule I only to Global Preferred Shares.

Exhibit B

Form of Investor Rights Agreement

FORM OF

INVESTOR RIGHTS AGREEMENT

This Investor Rights Agreement (this “Agreement”) is made and entered into as of [●], [●], by and between Prairie, Inc., a Missouri corporation (“Prairie”), and OCM Credit Portfolio LP, a limited partnership organized under the laws of Ontario (“Purchaser” and, together with Prairie, the “Parties”).

WHEREAS, pursuant to the Stock Purchase Agreement, dated as of May     , 2016 (the “Purchase Agreement”), by and between Purchaser and Prairie, among other things, Prairie is issuing to Purchaser on the date hereof 750,000 shares of Series A Preferred Stock (as defined below), on the terms and conditions set forth in the Purchase Agreement; and

WHEREAS, Prairie has agreed to provide the registration and other rights set forth in this Agreement for the benefit of Purchaser pursuant to the Purchase Agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each Party, the Parties hereby agree as follows:

1. Definitions.

(a) As used in this Agreement, each of the following terms has the meaning specified below:

“ADRs” means American Depositary Receipts.

“Affiliate” means, with respect to any Person or group of Persons, a Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such Person or group of Persons. For purposes of this definition, “control” (including, with correlative meanings, “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of a majority of the outstanding voting securities, by contract or otherwise or by otherwise manifesting the power to elect a majority of the board of directors or similar body governing the affairs of such person. For the avoidance of doubt, for purposes of this Agreement, none of Prairie and its Affiliates shall be deemed an Affiliate of Purchaser or its Affiliates and no Person shall be deemed an Affiliate of another Person solely by virtue of the fact that both Persons Beneficially Own Common Stock.

“Beneficially Own” means with respect to any Person, the direct or indirect “beneficial ownership” by such Person of securities, including securities beneficially owned by others with whom such Person has agreed to act together for the purpose of acquiring, holding, voting or disposing of such securities, as determined pursuant to Rule 13d-3 and Rule 13d-5 under the Exchange Act, and shall include securities that are beneficially owned, directly or indirectly, by a Counterparty (or any of such Counterparty’s Affiliates) under any Derivatives

Contract (without regard to any short or similar position under the same or any other Derivatives Contract) to which such Person or any of such Person’s Affiliates is a Receiving Party; provided, however, that the number of shares of Common Stock or Series A Preferred Stock that a Person is deemed to be the beneficial owner of, or to beneficially own, in connection with a particular Derivatives Contract shall not exceed the number of Notional Shares with respect to such Derivatives Contract; provided, further, that the number of securities beneficially owned by each Counterparty (including its Affiliates) under a Derivatives Contract shall be deemed to include all securities that are beneficially owned, directly or indirectly, by any other Counterparty (or any of such other Counterparty’s Affiliates) under any Derivatives Contract to which such first Counterparty (or any of such first Counterparty’s Affiliates) is a Receiving Party, with this provision being applied to successive Counterparties as appropriate. Similar terms such as “Beneficial Ownership” and “Beneficial Owner” shall have the corresponding meanings.

“Board” means the board of directors of Prairie or, with respect to any action to be taken by such board, any committee of such board duly authorized to take such action.

“Business Day” means any day other than a Saturday or Sunday or other day on which commercial banks in the State of Missouri, New York, New York or Toronto, Ontario are authorized or required by Law or executive order to close.

“Commission” means the U.S. Securities and Exchange Commission.

“Common Stock” means the common stock, without par value, of Prairie.

“Confidential Information” means all oral, written or electronic information, documents, records and data relating to Prairie, its Subsidiaries and investments, or the financial condition, business operations, prospects, or present and future business plans of each of the foregoing, directly or indirectly furnished or otherwise disclosed by Prairie or its Representatives pursuant to Section 12(a); provided that the term “Confidential Information” does not include information that (i) at the time of disclosure or thereafter is generally available to and known by the public (other than as a result of a disclosure, or any other act or omission, by Purchaser or any of its Representatives not permitted hereby), (ii) is developed by Purchaser or any of its Representatives without reliance on any Confidential Information, (iii) is or was available to a Purchaser from a source other than Prairie who, insofar as is known to Purchaser, is not prohibited from transmitting the information to Purchaser by any contractual, legal or fiduciary obligation or (iv) is already in the possession of Purchaser or any of its Representatives, provided that such information is not subject to any legal, fiduciary or contractual obligation of confidentiality or secrecy. Nothing contained in this Agreement nor the furnishing of any Confidential Information shall be construed as granting or conferring any rights by license or otherwise in any intellectual property of Prairie or any of its Affiliates other than to use the Confidential Information for the sole purpose provided for in Section 12(b).

“Derivatives Contract” means a contract between two parties (the “Receiving Party” and the “Counterparty”) that is designed to produce economic benefits and risks to the Receiving Party that correspond substantially to the ownership by the Receiving Party of a number of shares of Common Stock or Series A Preferred Stock specified or referenced in such contract (the number corresponding to such economic benefits and risks, the “Notional Shares”),

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regardless of whether obligations under such contract are required or permitted to be settled through the delivery of cash, Common Stock, Series A Preferred Stock or other property, without regard to any short position under the same or any other Derivative Contract. For the avoidance of doubt, interests in broad-based index options, broad-based index futures and broad-based publicly traded market baskets of stocks approved for trading by the appropriate federal governmental authority shall not be deemed to be Derivatives Contracts.

“Dispose” (including the correlative terms “Disposed” and “Disposition”) means any sale, assignment, transfer, conveyance, gift, pledge, distribution, hypothecation or other encumbrance or any other disposition, whether voluntary, involuntary or by operation of law, whether effected directly or indirectly.

“Effective Date” means the time and date that a Registration Statement is first declared effective by the Commission or otherwise becomes effective.

“Equity Commitment Letter” has the meaning set forth in the Purchase Agreement.

“Equity Securities” means shares of Common Stock, Series A Preferred Stock and any other shares of Prairie’s capital stock (including any options, warrants or other rights to acquire Common Stock or such capital stock or any securities that are convertible into, or exercisable or exchangeable for, or that represent the right to receive Common Stock or such capital stock).

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

“Governmental Authority” means any supranational, national, federal, state, municipal or local governmental or quasi-governmental or regulatory authority (including a national securities exchange or other self-regulatory body), agency, governmental department, court, commission, board, bureau or other similar entity, domestic or foreign or any arbitrator or arbitral body.

“Hedging Arrangements” means a hedge, call, swap, collar, floor, cap, option, forward sale or purchase or other contract or similar arrangement (including any obligations to purchase or sell any commodity or security at a future date for a specific price) with respect to any Equity Securities or debt or hybrid securities of Prairie.

“Holder” means (a) Purchaser unless and until Purchaser ceases to hold any Registrable Securities and (b) any Person that holds Registrable Securities to whom registration rights conferred by this Agreement have been transferred in compliance with Section 14(e); provided that any Person referenced in clause (b) shall be a Holder only if such Person agrees in writing to be bound by and subject to the terms set forth in this Agreement.

“Law” has the meaning set forth in the Purchase Agreement.

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“Market Disruption Event” means:

(i) any suspension of, or limitation imposed on, trading by the relevant exchange or quotation system during any period or periods aggregating one half-hour or longer and whether by reason of movements in price exceeding limits permitted by the relevant exchange or quotation system or otherwise relating to the Common Stock (or any other security into which the Series A Preferred Stock becomes convertible in connection with any Reorganization Event) or in futures or option contracts relating to the Common Stock (or such other security) on the relevant exchange or quotation system;

(ii) any event (other than a failure to open or a closure as described in clause (iii) of this definition of Market Disruption Event) that disrupts or impairs the ability of market participants during any period or periods aggregating one half-hour or longer in general to effect transactions in, or obtain market values for, the Common Stock (or any other security into which the Series A Preferred Stock becomes convertible in connection with any Reorganization Event) on the relevant exchange or quotation system or futures or options contracts relating to the Common Stock (or such other security) on any relevant exchange or quotation system; or

(iii) the failure to open of one of the exchanges or quotation systems on which futures or options contracts relating to the Common Stock (or any other security into which the Series A Preferred Stock becomes convertible in connection with any Reorganization Event) are traded or the closure of such exchange or quotation system prior to its respective scheduled closing time for the regular trading session on such day (without regard to after-hours or other trading outside the regular trading session hours) unless such earlier closing time is announced by such exchange or quotation system at least one hour prior to the earlier of the actual closing time for the regular trading session on such day and the submission deadline for orders to be entered into such exchange or quotation system for execution at the actual closing time on such day.

For purposes of clauses (i) and (ii) of this definition of “Market Disruption Event,” the relevant exchange or quotation system will be the NYSE; provided that if the Common Stock (or any other security into which the Series A Preferred Stock becomes convertible in connection with any Reorganization Event) is not listed on the NYSE, the relevant exchange or quotation system will be the principal national securities exchange on which the Common Stock (or such other security) is listed for trading.

“Non-Investment Grade Rating” means Prairie’s senior unsecured long term debt securities without third party credit enhancement are rated below BBB- by S&P, or below Baa3 by Moody’s, or below BBB- by Fitch Investors Service, L.P.

“Nonpayment Remedy” means if and when all accumulated and unpaid dividends on the Series A Preferred Stock have been paid in full, or declared and a sum (which may include shares of Common Stock) sufficient for such payment shall have been set aside.

“NYSE” means the New York Stock Exchange.

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“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a “Person” under Section 13(d)(3) of the Exchange Act.

“Prairie By-Laws” means the Amended and Restated By-Laws of Prairie, as the same may be amended, restated or amended and restated from time to time.

“Prairie Charter” means the Articles of Incorporation of Prairie, as the same may be amended, restated or amended and restated from time to time.

“Prairie Organizational Documents” means, collectively, the Prairie Charter and the Prairie By-Laws.

“Preferred Stock” means any and all series of preferred stock of Prairie, including the Purchased Stock.

“Proceeding” means any claim, action, suit, arbitration, inquiry, grievance, proceeding, hearing, investigation, or administrative decision-making or rulemaking process by or before any Governmental Authority.

“Prospectus” means the prospectus included in a Registration Statement (including a prospectus that includes any information previously omitted from a prospectus filed as part of an effective Registration Statement in reliance upon Rule 430A, Rule 430B or Rule 430C promulgated under the Securities Act), as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by a Registration Statement and all other amendments and supplements to the Prospectus, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such Prospectus.

“Purchased Stock” means the shares of Series A Preferred Stock issued and sold by Prairie to Purchaser pursuant to the Purchase Agreement.

“Registrable Securities” means the Shares; provided, however, that Registrable Securities shall not include: (a) any Shares that have been registered under the Securities Act and Disposed of pursuant to an effective registration statement or otherwise transferred to a Person who is not entitled to the registration and other rights hereunder or otherwise transferred to any Person in violation of this Agreement; (b) any Shares that may be sold or transferred by the Holder thereof under Rule 144 under the Securities Act that have been sold under Rule 144 or another exemption under the Securities Act in which the restrictive legend on such Shares has been removed; and (c) any Shares that cease to be outstanding (whether as a result of repurchase and cancellation, conversion or otherwise).

“Registration Statement” means a registration statement in the form required to register the resale of the Registrable Securities under the Securities Act and other applicable Law, and including any Prospectus, amendments and supplements to each such registration statement or Prospectus, including pre- and post-effective amendments, all exhibits thereto, and all material incorporated by reference or deemed to be incorporated by reference in such registration statement.

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“Reorganization Event” means any of the following, in each case as a result of which the shares of Common Stock are exchanged for, or converted into, other securities, property or assets (including cash or any combination thereof):

(i) any reclassification of the Common Stock (other than changes only in par value or resulting from a subdivision or combination);

(ii) any consolidation or merger of Prairie with or into another Person or any statutory exchange or binding share exchange; or

(iii) any sale, transfer, lease or conveyance to another Person of all or substantially all of the property and assets of Prairie and its Subsidiaries;

“Representatives” means, with respect to a specified Person, the officers, directors, managers, employees, agents, counsel, accountants, investment bankers, and other representatives of such Person.

“Resignation Event” means that a Designated Director, as reasonably determined by the Board in good faith following compliance with the procedures set forth below in this definition, (a) is prohibited or disqualified from serving as a director based on the standards set forth in Section 8(a)(ii); (b) has engaged in acts or omissions constituting a breach of such Designated Director’s duty of loyalty to Prairie or its stockholders; (c) has engaged or more likely than not, as determined by a majority of the independent directors of the Board (other than the Designated Directors), engaged in acts or omissions which involve moral turpitude, fraud, intentional misconduct or an intentional violation of Law that, in each case, are material and would reasonably be expected to have an adverse effect on Prairie; (d) has engaged in any transaction involving Prairie from which such Designated Director derived an improper personal benefit or (e) has materially violated the attendance or other material Prairie policies applicable to all Board members. Prior to making a determination that any Resignation Event described in clauses (a)-(e) above has occurred, the Board shall provide such Designated Director with proper notice of a meeting of the Board in accordance with the Prairie By-Laws at which the removal of such Designated Director will be considered. At such duly called and held Board meeting, the Board shall provide such Designated Director with a reasonable opportunity to be heard and to present information relevant to the Board’s proposed determination. The Board may make a determination that a Resignation Event has occurred only following its consideration in good faith of such information presented by such Designated Director and, in the case of clauses (d) and (e), after having given such Designated Director an opportunity to cure or correct the circumstances that resulted in such Resignation Event (to the extent such circumstances are reasonably capable of being cured). For the avoidance of doubt, the occurrence of a Resignation Event in respect of any Designated Director shall in no way effect the ability of Purchaser to appoint a different individual as a Designated Director pursuant to Section 8.

“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act or any successor rule from time to time adopted.

“Rule 405” means Rule 405 promulgated by the Commission pursuant to the Securities Act or any successor rule from time to time adopted.

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“Rule 415” means Rule 415 promulgated by the Commission pursuant to the Securities Act or any successor rule from time to time adopted.

“Rule 424” means Rule 424 promulgated by the Commission pursuant to the Securities Act or any successor rule from time to time adopted.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

“Selling Expenses” means all underwriting discounts, selling commissions and stock transfer taxes applicable to the sale of Registrable Securities.

“Series A Preferred Stock” means a series of Prairie’s preferred stock, without par value, designated as “7.25% Mandatory Convertible Preferred Stock, Series A”.

“Shares” means the Purchased Stock, the Common Stock issued or issuable upon conversion of the Purchased Stock and any other Equity Securities or equity interests in any successor of Prairie issued in respect of such Purchased Stock by reason of or in connection with any stock dividend, stock split, combination, reorganization, recapitalization, conversion to another type of entity, merger or similar event involving a change in the capital structure of Prairie or its successor.

“Shelf Registration Statement” means a Registration Statement of Prairie filed with the Commission on either (i) Form S-3 (or any successor form or other appropriate form under the Securities Act), which, if Prairie is a WKSI, shall be an automatic shelf registration statement on Form S-3 that shall become immediately effective upon the filing thereof, or (ii) if Prairie is not permitted to file a Registration Statement on Form S-3, a Registration Statement on Form S-1 (or any successor form or other appropriate form under the Securities Act), in each case, for an offering to be made on a continuous basis pursuant to Rule 415 under the Securities Act (or any similar rule that may be adopted by the Commission) covering the Registrable Securities, as applicable; provided that Prairie may satisfy its obligations under this Agreement in respect of any Shelf Registration Statement by filing one or more amendments to an existing Shelf Registration Statement (including by filing a prospectus supplement to the extent permitted under the Commission’s rules and regulations).

“Stockholder” means a holder of shares of Common Stock.

“Subsidiary” means, with respect to Prairie or any other Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of capital stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, general partners or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person, (ii) such Person and one or more Subsidiaries of such Person or one or more Subsidiaries of such Person.

“Termination Event” means that Purchaser and its Affiliates to which it has transferred the Shares in accordance with this Agreement have ceased to Beneficially Own, collectively, at least 50% of the Purchased Stock.

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“Trading Day” means any day on which:

(i) there is no Market Disruption Event; and

(ii) the NYSE is open for trading, or, if the Common Stock (or any other security into which the Series A Preferred Stock becomes convertible in connection with any Reorganization Event) is not listed on the NYSE, any day on which the principal national securities exchange on which the Common Stock (or such other security) is listed is open for trading, or, if the Common Stock (or such other security) is not listed on a national securities exchange, any Business Day.

A “Trading Day” only includes those days that have a scheduled closing time of 4:00 p.m., New York City time, or the then standard closing time for regular trading on the relevant exchange or trading system.

“Trading Market” means the principal national securities exchange on which Registrable Securities are listed.

“VWAP” means:

(i) per share of Common Stock, on any Trading Day, the price per share of Common Stock as displayed under the heading “Bloomberg VWAP” on Bloomberg (or any successor service) page GXP <Equity> AQR (or its equivalent successor if such page is not available) in respect of the period from the scheduled open to 4:00 p.m., New York City time, on such Trading Day; or, if such price is not available, the market value per share of Common Stock on such Trading Day as determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained by Prairie for such purpose; and

(ii) per share of capital stock (other than the Common Stock) or per ADR, in each case traded on a U.S. national securities exchange, on any Trading Day, the price per share of such capital stock or per ADR as displayed under the heading “Bloomberg VWAP” on the relevant Bloomberg page (or any successor service) in respect of the period from the scheduled open to 4:00 p.m., New York City time, on such Trading Day; or if such price is not available, the market value per share of such capital stock or per ADR on such Trading Day as determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained by Prairie for such purpose.

“WKSI” means a “well known seasoned issuer” as defined under Rule 405 and any successor rule from time to time adopted.

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(b) Additional Definitions. In addition to the defined terms set forth in Section 1(a), each of the following capitalized terms has the meaning given to such term in the Section set forth opposite such term below:

Agreement	Preamble
Blackout Period	2(b)(iv)
Charter	9(b)
Demand Notice	2(b)(i)
Demand Registration	2(b)(i)
Designated Director	8(a)(ii)
Effectiveness Period	2(b)(ii)
FERC	7(f)
FPA	7(f)
Holder Indemnified Persons	5(a)
Initiating Holder	2(b)(i)
Losses	5(a)
Nominee Qualifications	8(a)(ii)
Nonpayment	8(a)(i)
Non-Recourse Parties	13(m)
NRC	7(f)
Other Investments	11
Parties	Preamble
Piggyback Notice	2(c)(i)
Piggyback Registration	2(c)(i)
Piggyback Request	2(c)(i)
Prairie	Preamble
Prairie Indemnified Persons	5(b)
Purchase Agreement	Recitals
Purchaser	Preamble
Purchaser Employee	8(d)
Purchaser Group	11
Purchaser Indemnitee	13(l)
Purchaser Indemnitors	13(1)
Registration Expenses	4
Renounced Business Opportunities	11
Shelf Registration	2(a)(i)
Shelf Takedown	2(a)(iii)(1)
Shelf Takedown Request	2(a)(iii)(1)
Suspension Notice	12(b)
Suspension Period	12(b)
Underwritten Offering	3(k)
Underwritten Offering Notice	3(k)
Underwritten Shelf Takedown	2(a)(iii)(2)

(c) Construction; Interpretation.

(i) Each of the Parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any member by virtue of authorship of any of the provisions of this Agreement.

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(ii) Any reference in this Agreement to $ means U.S. dollars.

(iii) Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(iv) The division of this Agreement into Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

(v) The words such as “herein,” “hereinafter,” “hereof” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

(vi) The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(vii) When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. All references to days in this Agreement are to calendar days unless the term “Business Day” is specifically used.

(viii) The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”

(ix) Any contract or Law defined or referred to herein means such contract or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated.

(x) References to a Person are also to its successors and permitted assigns.

2. Registration.

(a) Shelf Registration Statement.

(i) Filing. Not more than thirty (30) days following the issuance of the Purchased Shares, but subject to the compliance by the Holders of their obligations under this Agreement, Prairie shall file with the Commission a Shelf Registration Statement

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pursuant to Rule 415 of the Securities Act relating to the offer and sale from time to time of all of the Holder’s Registrable Securities (the “Shelf Registration”) in accordance with the methods of distribution elected by the Holders and set forth in the Shelf Registration Statement and shall use its reasonable best efforts to cause such Shelf Registration Statement to be declared effective.

(ii) Continued Effectiveness. Subject to Section 2(b)(iv), Prairie shall use its reasonable best efforts to keep such Shelf Registration Statement continuously effective under the Securities Act in order to permit the Prospectus forming a part thereof to be usable by Holders until the earlier of (i) the date as of which all Registrable Securities have been sold pursuant to the Shelf Registration Statement or another registration statement filed under the Securities Act (but in no event prior to the applicable period referred to in Section 4(3) of the Securities Act and Rule 174 thereunder) and (ii) the date there are no longer any Registrable Securities outstanding.

(iii) Shelf Takedown.

(A) An offering or sale of Registrable Securities pursuant to a Shelf Registration Statement (each, a “Shelf Takedown”) may be initiated at any time (subject to Section 7(b)), by notice to Prairie specifying the intended method or methods of disposition thereof, by written request of the Holder (a “Shelf Takedown Request”) to Prairie to effect a public offering of all or a portion of the Holder’s Registrable Securities that are covered by such Shelf Registration Statement. As soon as practicable after the receipt of a Shelf Takedown Request, Prairie shall amend or supplement the Shelf Registration Statement, if necessary, for such purpose and shall within five (5) Business Days of the receipt of a Shelf Takedown Request, subject to the compliance by the applicable Holders of their obligations under this Agreement file a prospectus supplement in respect of the Shelf Registration covering all of the Registrable Securities that the Holders in writing request; provided that, Prairie shall have no obligation to effect any Underwritten Shelf Takedown unless the amount of Registrable Securities included in the Shelf Takedown Request have an aggregate value of at least $50 million based on the VWAP of such Registrable Securities as of the date of the Shelf Takedown Request.

(B) If the Holder elects by request to Prairie, a Shelf Takedown shall be in the form of an Underwritten Offering (an “Underwritten Shelf Takedown”) in which case Section 3(k) shall apply and such Underwritten Shelf Takedown will constitute an Underwritten Offering for purposes of Section 2(b)(iii).

(b) Demand Registration.

(i) If at any time there is no currently effective Shelf Registration Statement on file with the Commission, any Holder that holds any Registrable Securities shall have the option and right, exercisable by delivering a written notice to Prairie (a “Demand Notice,” and the Holder that delivers such a Demand Notice, the “Initiating

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Holder”), to require Prairie to, pursuant to the terms of and subject to the limitations contained in this Agreement, prepare and file with the Commission a Registration Statement registering the offering and sale of the number and type of Registrable Securities on the terms and conditions specified in the Demand Notice (or, to the extent permitted under the Commission’s rules and regulations, a prospectus supplement in respect of an existing Registration Statement) in accordance with the intended timing and method or methods of distribution thereof specified in the Demand Notice, which may include sales on a delayed or continuous basis pursuant to Rule 415 (a “Demand Registration”). The Demand Notice must set forth the number and type of Registrable Securities that the Initiating Holder intends to include in such Demand Registration. Notwithstanding anything to the contrary herein, in no event shall Prairie be required to effectuate a Demand Registration for Registrable Securities having an aggregate value of less than $50 million based on the VWAP of such Registrable Securities as of the date of the Demand Notice.

(ii) Within five (5) Business Days of the receipt of the Demand Notice, Prairie shall give written notice of such Demand Notice to all Holders and, within ten (10) Business Days thereafter, shall, subject to the limitations of this Section 2(b) and subject to the compliance by the applicable Holders of their obligations under this Agreement, file a Registration Statement (or, to the extent permitted under the Commission’s rules and regulations, a prospectus supplement in respect of an existing Registration Statement) covering all of the Registrable Securities of the same type that the Holders shall in writing request (such request to be given to Prairie within five (5) days of receipt of such notice of the Demand Notice given by Prairie pursuant to this Section 2(b)(ii)) to be included in such Demand Registration as directed by the Initiating Holder in accordance with the terms and conditions of the Demand Notice and use reasonable best efforts to cause such Registration Statement to become effective under the Securities Act as promptly as reasonably practicable and remain effective under the Securities Act until the earlier of (i) the date that all Registrable Securities covered by such Registration Statement have been sold or (ii) the date that is three (3) years after the original filing date of such Registration Statement (the “Effectiveness Period”).

(iii) Subject to the other limitations contained in this Agreement, Prairie is not obligated hereunder to effect (A) more than one (1) Demand Registration in any six (6) month period pursuant to this Agreement, (B) more than a total of three (3) Demand Registrations pursuant to this Agreement (including any Underwritten Offering pursuant to an Underwritten Offering Notice under Section 3(k)) or (C) a subsequent Demand Registration pursuant to a Demand Notice if a Registration Statement covering all of the Registrable Securities held by the Holders providing such Demand Notice shall have become effective under the Securities Act and remains effective under the Securities Act and is sufficient to permit offers and sales of the number and type of Registrable Securities on the terms and conditions specified in the Demand Notice in accordance with the intended timing and method or methods of distribution thereof specified in the Demand Notice.

(iv) Notwithstanding any other provision of this Agreement, Prairie shall not be required to effect a registration or file a Registration Statement (or any

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amendment thereto) or maintain the effectiveness of a Registration Statement for a period of up to sixty (60) days on any one occasion, if (A) the Board determines in good faith that a postponement is in the best interest of Prairie and its stockholders relating to a pending material transaction involving Prairie or (B) the Board determines in good faith that revisions to the Registration Statement are required so that it will not contain any untrue statement of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading (any such period, a “Blackout Period”); provided, however, that (1) in no event shall there be more than two Blackout Periods in any twelve (12) month period, (2) during any Blackout Period contemplated by Section 2(b)(iv)(B), any Holder that has submitted a Demand Notice may withdraw such Demand Notice by written notice to Prairie, and (3) during any Blackout Period contemplated by Section 2(b)(iv)(B), Prairie shall not file a registration statement (or any amendment or supplement thereto) with respect to any security for any other holder of registration rights or otherwise.

(v) Prairie may include in any such Demand Registration other Equity Securities for sale for its own account or for the account of any other Person; provided that if the managing underwriter, if any, for an Underwritten Offering pursuant to a Demand Notice determines that the type or number of Equity Securities proposed to be offered in such offering would likely have an adverse effect in any material respect on the price, timing or distribution of the Registrable Securities proposed to be included in such offering, the Registrable Securities to be sold by the Holders shall be included in such registration before any Equity Securities proposed to be sold for the account of Prairie or any other Person, and thereafter the amount of Registrable Securities included in such registration to be sold by the Holders shall be reduced on a pro rata basis.

(vi) Subject to the limitations contained in this Agreement, Prairie shall effect any Demand Registration on Form S-3 (except if Prairie is not then eligible to register for resale the Registrable Securities on Form S-3, in which case such Demand Registration shall be effected on another appropriate form for such purpose pursuant to the Securities Act) and, so long as Prairie is a WKSI, the Demand Registration for any offering and selling of Registrable Securities shall be effected pursuant to a Shelf Registration Statement, which shall be on Form S-3 or any equivalent or successor form under the Securities Act (if available to Prairie); provided, however, that if at any time a Registration Statement on Form S-3 is effective and a Holder provides written notice to Prairie that it intends to effect an offering of all or part of the Registrable Securities of the same type included on such Registration Statement, Prairie will amend or supplement such Registration Statement as may be necessary in order to enable such offering to take place.

(vii) Without limiting Section 3, in connection with any Demand Registration pursuant to and in accordance with this Section 2(b), Prairie shall, (A) promptly prepare and file or cause to be prepared and filed (1) such additional forms, amendments, supplements, prospectuses, certificates, letters, opinions and other documents, as may be necessary or advisable to register or qualify the securities subject to such Demand Registration, including under the securities Laws of such states as the Holders shall reasonably request; provided, however, that no such qualification shall be

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required in any jurisdiction where, as a result thereof, Prairie would become subject to general service of process or to taxation or qualification to do business in such jurisdiction solely as a result of registration and (2) such forms, amendments, supplements, prospectuses, certificates, letters, opinions and other documents as may be necessary to apply for listing or to list the Registrable Securities subject to such Demand Registration on the Trading Market and (B) do any and all other acts and things that may be reasonably necessary or appropriate or reasonably requested by the Holders to enable the Holders to consummate a public sale of such Registrable Securities in accordance with the intended timing and method or methods of distribution thereof.

(viii) In the event a Holder transfers Registrable Securities to another Holder included on a Registration Statement and such Registrable Securities remain Registrable Securities following such transfer, at the reasonable request of such Holder, Prairie shall amend or supplement such Registration Statement as may be necessary in order to enable such transferee to offer and sell such Registrable Securities pursuant to such Registration Statement; provided that in no event shall Prairie be required to file a post-effective amendment to the Registration Statement unless (A) such Registration Statement includes only Registrable Securities held by such Holder or another Holder or (B) Prairie has received written consent therefor from whom Registrable Securities have been registered on (but not yet sold under) such Registration Statement, other than such Holder or another Holder, but in no event shall the foregoing otherwise affect the right of such Holder as a successor beneficiary of this Agreement.

(c) Piggyback Registration.

(i) If Prairie shall at any time propose to conduct, other than pursuant to any Demand Registration, a public offering of Common Stock for cash (whether in connection with a public offering of Common Stock by Prairie, a public offering of Common Stock by stockholders of Prairie other than any Holder, or both, but excluding an offering relating solely to an employee benefit plan, an offering relating to a transaction on Form S-4 or S-8 or an offering on any registration statement form that does not permit secondary sales), Prairie shall promptly notify all Holders of such proposal reasonably in advance of (and in any event at least two (2) Business Days prior for a block trade and five (5) Business Days prior for any other public offering) the commencement of the offering (the “Piggyback Notice”). The Piggyback Notice shall offer the Holders the opportunity to include for registration in such Registration Statement the number of Registrable Securities consisting of Common Stock as they may request (a “Piggyback Registration”). Prairie shall use reasonable best efforts to include in each such Piggyback Registration such Registrable Securities for which Prairie has received a written request from a Holder within three (3) Business Days (or one (1) Business Day for a block trade) after delivery of the Piggyback Notice to such Holder (“Piggyback Request”) for inclusion therein. If a Holder decides not to include all of its Registrable Securities in any Registration Statement thereafter filed by Prairie, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by Prairie with respect to offerings of Common Stock, all upon the terms and conditions set forth herein.

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(ii) If the Registration Statement under which Prairie gives notice under this Section 2(c) is for an underwritten offering, Prairie shall so advise the Holders of Registrable Securities. In such event, the right of any such Holder to be included in a registration pursuant to this Section 2(c) shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by Prairie. If the managing underwriter or managing underwriters of such offering advise Prairie and the Holders in writing that in their reasonable opinion the inclusion of all of the Holders’ Registrable Securities in the subject Registration Statement (or any other Common Stock proposed to be included in such offering) would likely have an adverse effect in any material respect on the price, timing or distribution of Common Stock proposed to be included in such offering, Prairie shall include in such offering only that number of shares of Common Stock proposed to be included in such offering that, in the reasonable opinion of the managing underwriter or managing underwriters, will not have such effect, with such number to be allocated as follows: (A) first, to Prairie and/or any holder exercising demand registration rights pursuant to which the offering is being proposed, (B) if there remains availability for additional shares of Common Stock to be included in such registration, second pro rata among all Holders desiring to register Registrable Securities and other holders of Common Stock exercising piggyback rights under other registration rights agreements with Prairie in effect and with respect to shares of Common Stock held as of the date of this Agreement, based on the number of Registrable Securities held by all such Holders and other holders of Common Stock, and (C) if there remains availability for additional shares of Common Stock to be included in such registration, third pro rata among all other holders of Common Stock who may be seeking to register such Common Stock based on the number of shares of Common Stock such holder is entitled to include in such registration. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to Prairie and the managing underwriter(s) delivered on or prior to the time of the commencement of such offering. Any Registrable Securities withdrawn from such underwriting shall be excluded and withdrawn from the registration.

(iii) Prairie shall have the right to terminate or withdraw any registration initiated by it under this Section 2(c) at any time in its sole discretion whether or not any Holder has elected to include Registrable Securities in such Registration Statement. The registration expenses of such withdrawn registration shall be borne by Prairie in accordance with Section 4.

(iv) The rights of the Holders under this Section 2(c) shall terminate if the number of Registrable Securities outstanding is less than 2% of the number of outstanding shares of Common Stock.

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3. Registration Procedures. The procedures to be followed by Prairie and each Holder electing to sell Registrable Securities in a Registration Statement (for the avoidance of doubt, including in a Shelf Registration Statement) pursuant to this Agreement, and the respective rights and obligations of Prairie and such Holders, with respect to the preparation, filing and effectiveness of such Registration Statement, are as follows:

(a) In connection with a Demand Registration or a Shelf Registration, Prairie will, to the extent reasonably practicable, at least five (5) Business Days prior to the anticipated filing of the Registration Statement and any related Prospectus or any amendment or supplement thereto (other than any filing made under the Exchange Act that is incorporated by reference into the Registration Statement), (i) furnish to such Holders a copy of all such documents prior to filing and (ii) use reasonable efforts to address in each such document when so filed with the Commission such comments as such Holders or their counsel reasonably shall propose prior to the filing thereof.

(b) In connection with a Piggyback Registration, Prairie will at least two (2) Business Days prior to the anticipated filing of the initial Registration Statement that identifies the Holders and any related Prospectus or any amendment or supplement thereto (other than amendments and supplements that do nothing more than name additional Holders and provide information with respect thereto), (i) furnish to such Holders copies of all Registration Statements that identify the Holders and any related Prospectus or any amendment or supplement thereto (other than amendments and supplements that do nothing more than name additional Holders and provide information with respect thereto) prior to filing and (ii) use reasonable best efforts to address in each such document when so filed with the Commission such comments as such Holders or their counsel reasonably shall propose prior to the filing thereof.

(c) Prairie will use reasonable best efforts to as promptly as reasonably practicable (i) prepare and file with the Commission such amendments, including post-effective amendments, and supplements to each Registration Statement and the Prospectus used in connection therewith as may be necessary under applicable Law to keep such Registration Statement continuously effective with respect to the Disposition of all Registrable Securities covered thereby for its Effectiveness Period (or, with respect to a Shelf Registration, the Shelf Period) and, subject to the limitations contained in this Agreement, prepare and file with the Commission such additional Registration Statements in order to register for resale under the Securities Act all of the Registrable Securities held by the Holders; (ii) cause the related Prospectus to be amended or supplemented by any required prospectus supplement, and as so supplemented or amended to be filed pursuant to Rule 424; and (iii) respond to any comments received from the Commission with respect to each Registration Statement or any amendment thereto and, as promptly as reasonably practicable provide such Holders true and complete copies of all correspondence from and to the Commission relating to such Registration Statement that pertains to such Holders as selling Holders but not any comments that would result in the disclosure to such Holders of material and non-public information concerning Prairie.

(d) Prairie will comply in all material respects with the provisions of the Securities Act and the Exchange Act with respect to the Registration Statements and the Disposition of all Registrable Securities covered by each Registration Statement.

(e) Prairie will notify such Holders who are included in a Registration Statement as promptly as reasonably practicable: (i)(A) when a Prospectus or any prospectus supplement or post-effective amendment to a Registration Statement in which such Holder is

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included has been filed; (B) when the Commission notifies Prairie whether there will be a “review” of such Registration Statement and whenever the Commission comments in writing on such Registration Statement (in which case Prairie shall provide true and complete copies thereof and all written responses thereto to each of such Holders that pertain to such Holders as selling Holders); and (C) with respect to each such Registration Statement or any post-effective amendment thereto, when the same has been declared effective; (ii) of any request by the Commission or any other federal or state governmental authority for amendments or supplements to such Registration Statement or Prospectus or for additional information that pertains to such Holders as sellers of Registrable Securities; (iii) of the issuance by the Commission of any stop order suspending the effectiveness of such Registration Statement covering any or all of the Registrable Securities or the initiation of any Proceedings for that purpose; (iv) of the receipt by Prairie of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction, or the initiation or threatening of any Proceeding for such purpose; and (v) of the occurrence of any event or passage of time that makes any statement made in such Registration Statement or Prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires any revisions to such Registration Statement, Prospectus or other documents so that, in the case of such Registration Statement or the Prospectus, as the case may be, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(f) Prairie shall use its commercially reasonable efforts to register or qualify, or obtain exemption from registration or qualification for, all Registrable Shares by the time the applicable Registration Statement is declared effective by the Commission under all applicable state securities or “blue sky” laws of such domestic jurisdictions as any Holder covered by a Registration Statement shall reasonably request in writing, keep each such registration or qualification or exemption effective during the period such Registration Statement is required to be kept effective pursuant to this Agreement and do any and all other acts and things that may be reasonably necessary or advisable to enable such Holder to consummate the disposition in each such jurisdiction of such Registrable Shares owned by such Holder; provided, however, that Prairie shall not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph, (ii) subject itself to taxation in any such jurisdiction, or (iii) submit to the general service of process in any such jurisdiction.

(g) Prairie will use reasonable best efforts to avoid the issuance of, or, if issued, as promptly as reasonably practicable obtain the withdrawal of (i) any order suspending the effectiveness of a Registration Statement, or (ii) any suspension of the qualification (or exemption from qualification) of any of the Registrable Securities for sale in any jurisdiction, as promptly as reasonably practicable, or if any such order or suspension is made effective during any Blackout Period or Suspension Period, as promptly as reasonably practicable after such Blackout Period or Suspension Period is over.

(h) During the Effectiveness Period Prairie will furnish to each such Holder, without charge, at least one conformed copy of each Registration Statement and each amendment thereto and all exhibits to the extent requested by such Holder (including those incorporated by reference) promptly after the filing of such documents with the Commission; provided, that Prairie will not have any obligation to provide any document pursuant to this clause that is available on the Commission’s EDGAR system.

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(i) Prairie will promptly deliver to each Holder, without charge, as many copies of each Prospectus or Prospectuses (including each form of prospectus) authorized by Prairie for use and each amendment or supplement thereto as such Holder may reasonably request during the Effectiveness Period. Subject to the terms of this Agreement, Prairie consents to the use of such Prospectus and each amendment or supplement thereto by each of the selling Holders in connection with the offering and sale of the Registrable Securities covered by such Prospectus and any amendment or supplement thereto.

(j) Prairie will cooperate with such Holders to facilitate the timely preparation and delivery of book-entry interests representing Registrable Securities to be delivered to a transferee pursuant to a Registration Statement, which book-entry interests shall be free of all restrictive legends indicating that the Registrable Securities are unregistered or unqualified for resale under the Securities Act, Exchange Act or other applicable securities Laws, and to enable such Registrable Securities to be in such denominations and registered in such names as any such Holder may request in writing. In connection therewith, if required by Prairie’s transfer agent, Prairie will promptly, after the Effective Date of any Registration Statement, cause an opinion of counsel as to the effectiveness of the Registration Statement to be delivered to and maintained with its transfer agent, together with any other authorizations, certificates and directions required by the transfer agent which authorize and direct the transfer agent to issue such Registrable Securities without any such legend upon sale by the Holder of such Registrable Securities under such Registration Statement.

(k) Upon the occurrence of any event contemplated by Section 3(e)(v), subject to Section 2(a)(iv) and this Section 3(j), as promptly as reasonably practicable, Prairie will prepare a supplement or amendment, including a post-effective amendment, if required by applicable Law, to the affected Registration Statement or a supplement to the related Prospectus or any document incorporated or deemed to be incorporated therein by reference, and file any other required document so that, as thereafter delivered, no Registration Statement nor any Prospectus will contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the case of any Prospectus, in the light of the circumstances under which they were made, not misleading.

(l) Such Holders may distribute the Registrable Securities by means of an underwritten offering; provided that (i) in the case of a Demand Registration or Shelf Registration, the Initiating Holder provides written notice to Prairie of its intention to distribute Registrable Securities by means of an underwritten offering, which for the avoidance of doubt in the case of a Demand Registration, may be made at a date later than the original Demand Notice (the “Underwritten Offering Notice” and such underwritten offering being referred to herein as an “Underwritten Offering”), and, in the case of a Piggyback Registration, the electing Holders must include their Registrable Securities in an underwritten offering if the Piggyback Notice so requires, (ii) the right of any Holder to include such Holder’s Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein, (iii) the managing underwriter or managing underwriters thereof shall be designated by

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the Initiating Holder in the case of a Demand Registration and the Holders holding a majority of the Registrable Securities (measured taking into account the Series A Preferred Stock on an as-converted basis) in the case of a Shelf Registration (provided, however, that such designated managing underwriter or managing underwriters shall be reasonably acceptable to Prairie), by Prairie in the case of a registration initiated by Prairie or by such other holder in the case of a registration initiated by another holder, (iv) each Holder participating in such underwritten offering agrees to enter into an underwriting agreement in customary form and sell such Holder’s Registrable Securities on the basis provided in any underwriting arrangements approved by the Persons entitled to select the managing underwriter or managing underwriters hereunder and (v) each Holder participating in such underwritten offering completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements. Prairie hereby agrees with each Holder that, in connection with any Underwritten Offering in accordance with the terms hereof, it will negotiate in good faith and execute all indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements. If, in the case of an Underwritten Offering, the managing underwriter advises Prairie that the inclusion of all of the Holders’ Registrable Securities in the subject Underwritten Offering would likely have an adverse effect in any material respect on the price, timing or distribution of Registrable Securities proposed to be included in such Underwritten Offering, then Prairie shall so advise all Holders of Registrable Securities that would otherwise be underwritten pursuant hereto, and the number of Registrable Securities that may be included in the Underwritten Offering shall be allocated as provided herein with respect to the applicable form of Offering. Any Registrable Securities excluded from such Underwritten Offering shall be withdrawn from the Underwritten Offering. In the event that the managing underwriter limits the number of Registrable Securities to be included in the Underwritten Offering pursuant to this Section 3(k) such that at less than one-half (1/2) of the aggregate Registrable Securities set forth in such Holders’ written requests pursuant to this Section 3(k) are included in the Underwritten Offering, such Underwritten Offering shall not be considered to be a Demand Registration for purposes of the limitations set forth in Section 2(a)(iii) and an Underwritten Offering for purposes of the limitations set forth in this Section 3(k). For the avoidance of doubt, Piggyback Registration shall not be considered to be a Demand Registration. In the case of an Underwritten Offering, the price, underwriting discount and other financial terms for the Registrable Securities shall be determined by the Holders. In addition, in the case of any Underwritten Offering, each of the Holders may withdraw all or part of their request to participate in the registration after being advised of such price, discount and other terms and shall not be required to enter into any agreements or documentation that would require otherwise. Prairie shall not be obligated to take any action to effect any Underwritten Offering (i) if an Underwritten Offering (including an Underwritten Shelf Takedown) was consummated within the preceding forty-five (45) days (unless otherwise consented to by Prairie and approved by Prairie’s Board) or (ii) during a Blackout Period.

(m) In the case of an Underwritten Offering, upon the request of the applicable underwriter or underwriters, Prairie will obtain for delivery to such underwriter or underwriters an opinion or opinions and negative assurance letters from counsel for Prairie dated the date of the closing of the applicable sale of Registrable Shares, in customary form, scope and substance;

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(n) In the case of an Underwritten Offering, upon the request of the applicable underwriter or underwriters, (i) Prairie shall obtain for delivery to the managing underwriter or underwriters, with copies to the Holders, a cold comfort letter from Prairie’s independent certified public accountants or independent auditors (and, if necessary, any other independent certified public accountants or independent auditors of any subsidiary of Prairie or any business acquired by Prairie for which financial statements and financial data are, or are required to be, included in the Registration Statement) in customary form and covering such matters of the type customarily covered by cold comfort letters as the managing underwriter or underwriters reasonably request, dated the date of execution of any underwriting or similar agreement and brought down to the closing under the such agreement or, if no such agreement is executed, upon the closing of the applicable sale of the Registrable Shares, and (b) Prairie shall obtain the required consents from Prairie’s independent certified public accountants and, if applicable, independent auditors to include the accountants’ or auditors’ report, as applicable, relating to the specified financial statements in the Registration Statement and to be named as an expert in the Registration Statement.

(o) Prairie (i) shall make available for inspection by Holders’ counsel and any managing underwriter(s) or other agents of the Holders participating in any disposition pursuant to the applicable Registration Statement, and any attorney or accountant retained by any such managing underwriter(s), during normal business hours and upon reasonable advance notice to Prairie, all financial and other records, pertinent corporate documents and documents relating to the business of Prairie as they may reasonably request, and (ii) cause Prairie officers, directors, employees and independent accountants to supply all information reasonably requested by any of them in connection with such Registration Statement, in each of (i) and (ii), as shall be reasonable necessary for the exercise of their due diligence responsibility; provided, that any such person gaining access to information or personnel pursuant to this paragraph shall (i) reasonably cooperate with Prairie to limit any resulting disruption to Prairie’s business and (ii) agree to customary confidentiality protections for information regarding Prairie.

(p) Prairie shall execute and deliver all instruments and documents (including an underwriting agreement or placement agent agreement, as applicable, in customary form) and take such other actions and obtain such certificates and opinions as sellers of the Registrable Shares being sold reasonably request in order to effect a public offering of such Registrable Shares and in such connection, whether or not an underwriting agreement is entered into and whether or not the offering is an underwritten offering, (A) make such representations and warranties to the underwriters or agent, if any, with respect to the business of Prairie and its subsidiaries, and the Registration Statement and documents, if any, incorporated by reference therein, in each case, in form, substance and scope as are customarily made by issuers to underwriters in underwritten offerings, and, if true, confirm the same if and when requested, and (B) use its reasonable best efforts to furnish to the underwriters or agent, if any, of such Registrable Shares opinions and negative assurance letters of counsel to Prairie and updates thereof (which counsel and opinions (in form, scope and substance) shall be reasonably satisfactory to the managing underwriters or agent, if any), covering the matters customarily covered in opinions requested in underwritten offerings and such other matters as may be reasonably requested by such counsel and any such underwriters.

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(q) Prairie shall reasonably cooperate with each Holder and each underwriter, if any, participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with FINRA.

(r) Prairie shall use its reasonable best efforts to comply with all applicable securities laws and make available to its security holders, as soon as reasonably practicable, an earnings statement satisfying the provisions of Section 11(a) of the Securities Act and the rules and regulations promulgated thereunder.

(s) Prairie shall provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by the applicable Registration Statement from and after a date not later than the effective date of such Registration Statement.

(t) Prairie shall use its best efforts to cause all Registrable Securities covered by the applicable Registration Statement to be listed on the securities exchange on which the Common Stock is then listed.

(u) For a reasonable period prior to the filing of any Registration Statement and throughout the Effectiveness Period, Prairie will make available upon reasonable notice at Prairie’s principal place of business or such other reasonable place for inspection during normal business hours by the managing underwriter or managing underwriters selected in accordance with Section 3(k) such financial and other information and books and records of Prairie, and cause the officers, employees, counsel and independent certified public accountants of Prairie to respond to such inquiries, as shall be reasonably necessary (and in the case of counsel, not violate an attorney-client privilege in such counsel’s reasonable belief) to conduct a reasonable investigation within the meaning of Section 11 of the Securities Act.

(v) In connection with any Demand Registration, Prairie will use reasonable best efforts to cause appropriate officers and employees to be available, on a customary basis and upon reasonable notice, to meet with prospective investors in presentations, meetings and road shows.

(w) Prairie may require such Holders to furnish to Prairie any other information regarding the Holder and the distribution of such securities as Prairie reasonably determines is required to be included in any Registration Statement.

4. Registration Expenses. All Registration Expenses incident to the Parties’ performance of or compliance with their respective obligations under this Agreement or otherwise in connection with any Shelf Registration (including any Shelf Takedown) Demand Registration or Piggyback Registration (in each case, excluding any Selling Expenses) shall be borne by Prairie, whether or not any Registrable Securities are sold pursuant to a Registration Statement; provided that Prairie shall not be required to bear any such Registration Expenses of Holders that have withdrawn their request for registration under this Agreement such that it no longer counts as an Underwritten Offering for purposes of Section 2(b)(iii). “Registration Expenses” shall include (i) all registration and filing fees (including fees and expenses (A) with respect to filings required to be made with the Trading Market and (B) in compliance with applicable state securities or “Blue Sky” Laws), (ii) printing expenses (including expenses of

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printing certificates for Equity Securities and of printing prospectuses if the printing of prospectuses is reasonably requested by a Holder of Registrable Securities included in the Registration Statement), (iii) messenger, telephone and delivery expenses, (iv) fees and disbursements of counsel, auditors and accountants for Prairie, (v) Securities Act liability insurance, if Prairie so desires such insurance, (vi) fees and expenses of all other Persons retained by Prairie in connection with the consummation of the transactions contemplated by this Agreement, (vii) fees and expenses of one counsel to the Holders in connection with the consummation of the transactions contemplated by this Agreement and (viii) all expenses relating to marketing the sale of the Registrable Securities, including expenses related to conducting a “road show.” In addition, Prairie shall be responsible for all of its expenses incurred in connection with the consummation of the transactions contemplated by this Agreement (including expenses payable to third parties and including all salaries and expenses of their officers and employees performing legal or accounting duties), the expense of any annual audit and the fees and expenses incurred in connection with the listing of the Registrable Securities on the Trading Market.

5. Indemnification.

(a) Prairie shall indemnify and hold harmless each Holder, its Affiliates and any Person who controls any such Holder (within the meaning of the Securities Act) and the officers, directors, members, managers, stockholders, partners, agents and employees of each of them (collectively, “Holder Indemnified Persons”), to the fullest extent permitted by applicable Law, from and against any and all losses, claims, damages, liabilities, joint or several, costs (including reasonable costs of preparation and reasonable attorneys’ fees) and expenses, judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Holder Indemnified Person may be involved, or is threatened to be involved, as a party or otherwise, under the Securities Act or otherwise (collectively, “Losses”), as incurred, arising out of or relating to any untrue or alleged untrue statement of a material fact contained in any Registration Statement under which any Registrable Securities were registered, in any preliminary prospectus (if Prairie authorized the use of such preliminary prospectus prior to the Effective Date), or in any summary or final prospectus or free writing prospectus (if such free writing prospectus was authorized for use by Prairie) or in any amendment or supplement thereto (if used during the period Prairie is required to keep the Registration Statement current), or arising out of, based upon or resulting from the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements made therein (in the case of any preliminary prospectus, final prospectus or free writing prospectus, in the light of the circumstances in which they were made) not misleading; provided, however, that Prairie shall not be liable to any Holder Indemnified Person to the extent that any such claim arises out of, is based upon or results from (i) an untrue or alleged untrue statement or omission or alleged omission made in such Registration Statement, such preliminary, summary or final prospectus or free writing prospectus or such amendment or supplement, in reliance upon and in conformity with written information furnished to Prairie by or on behalf of such Holder Indemnified Person specifically for use in the preparation thereof or (ii) any Disposition of Registrable Securities during a Suspension Period. Prairie shall notify the Holders promptly of the institution, threat or assertion of any Proceeding of which Prairie is aware in connection with the transactions contemplated by this Agreement.

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(b) In connection with any Registration Statement in which a Holder participates, such Holder shall indemnify and hold harmless Prairie, its Affiliates and each of their respective officers, directors and any Person who controls Prairie (within the meaning of the Securities Act) and any agent thereof (collectively, the “Prairie Indemnified Persons”), to the fullest extent permitted by applicable Law, from and against any and all Losses as incurred, arising out of or relating to any untrue or alleged untrue statement of a material fact contained in any such Registration Statement, in any preliminary prospectus (if used prior to the Effective Date of such Registration Statement), or in any summary or final prospectus or free writing prospectus or in any amendment or supplement thereto (if used during the period Prairie is required to keep the Registration Statement current), or arising out of, based upon or resulting from the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements made therein, (in the case of any preliminary prospectus, final prospectus or free writing prospectus, in the light of the circumstances in which they were made) not misleading, but only to the extent that the same are made in reliance and in conformity with information relating to the Holder furnished in writing to Prairie by such Holder for use therein; provided that any such indemnification shall be several and not joint and several and should be limited to the net proceeds received by such Holder in the sale of the applicable Registrable Securities.

(c) Any Person entitled to indemnification hereunder shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim or there may be reasonable defenses available to the indemnified party that are different from or additional to those available to the indemnifying party, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent will not be unreasonably withheld or delayed). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel (in addition to any local counsel) for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party there may be one or more legal or equitable defenses available to such indemnified party that are in addition to or may conflict with those available to another indemnified party with respect to such claim. Failure to give prompt written notice shall not release the indemnifying party from its obligations hereunder.

(d) If a claim for indemnification under Section 5(a) or (b) is unavailable to an indemnified party (by reason of public policy or otherwise), then each indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such Losses, in such proportion as is appropriate to reflect the relative fault of the indemnifying party and indemnified party in connection with the actions, statements or omissions that resulted in such Losses as well as any other relevant equitable considerations. The relative fault of such indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission of a material fact, has been taken or made by, or relates to information supplied by, such

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indemnifying party or indemnified party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action, statement or omission. The amount paid or payable by a party as a result of any Losses shall be deemed to include, subject to the limitations set forth in Section 5(d)(ii), any reasonable attorneys’ or other reasonable fees or expenses incurred by such party in connection with any Proceeding to the extent such party would have been indemnified for such fees or expenses if the indemnification provided for in this Section 5 was available to such party in accordance with its terms.

(e) The Parties agree that it would not be just and equitable if contribution pursuant to this Section 5(d) were determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to in Section 5(d)(i). Notwithstanding the provisions of this Section 5(d), no Holder shall be required to contribute, in the aggregate, any amount in excess of the amount by which the proceeds actually received by such Holder from the sale of the Registrable Securities subject to the Proceeding exceeds the amount of any damages that such Holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

(f) Notwithstanding anything to the contrary herein, this Section 5 shall survive any termination or expiration of this Agreement indefinitely.

6. Facilitation of Sales Under Rule 144. Prairie covenants that it will file the reports required to be filed by it under the Exchange Act and the Securities Act (or, if Prairie is not required to file such reports, it will, upon the reasonable request a Holder, make publicly available such necessary information for so long as necessary to permit sales pursuant to Rules 144 under the Securities Act), and it will take such further action as any Holder may reasonably request, all to the extent required from time to time to enable the Holders to sell Registrable Securities without Registration under the Securities Act within the limitation of the exemptions provided by (i) Rules 144 under the Securities Act or (ii) any similar rule or regulation hereafter adopted by the Commission Upon the reasonable request of a Holder, Prairie will deliver to such Holder a written statement as to whether it has complied with such requirements and, if not, the specifics thereof.

7. Dispositions.

(a) Notwithstanding anything to the contrary in this Agreement, except for any Disposition of Shares to Affiliates, OMERS Administration Corporation, or Affiliates of OMERS Administration Corporation, for a period of ninety (90) days after the date hereof without the prior written consent of Prairie, Purchaser agrees not to offer, sell, contract to sell, pledge or otherwise Dispose of, or enter into any transaction which is designed to, or might reasonably be expected to, result in the Disposition of Shares (whether by actual Disposition or effective economic Disposition due to cash settlement or otherwise) by Purchaser or any of its Affiliates, directly or indirectly, including by establishing or increasing a put equivalent position or liquidating or decreasing a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any Shares or any securities that are convertible into, or

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exercisable or exchangeable for, or that represent the right to receive, the Shares, or publicly announce an intention to effect any such transaction; provided that nothing in this Section 7(a) shall restrict or otherwise modify the obligations of Prairie set forth in Section 2(a)(i).

(b) Until the first date that Purchaser and any Affiliates cease to Beneficially Own in the aggregate at least 5% of the then-outstanding Common Stock, Purchaser shall not, and shall cause its Affiliates not to, enter into any Hedging Arrangements. Notwithstanding the foregoing, nothing in this Agreement shall limit the ability of Purchaser or any of its Affiliates to enter into any Hedging Arrangement (including short sales) with respect to any date on which the Average VWAP (as defined in the Certificate of Designations of Series A Preferred Stock) is determined, and with respect to such number of shares of Common Stock that Purchaser shall be expected to receive measured by reference to such date.

(c) Purchaser may Dispose of Shares to one or more Persons (and such Persons may then Dispose of Shares to one or more Persons), provided that such transferee Person agrees in writing to be bound by the terms and conditions, including the restrictions with respect to Purchaser set forth in this Agreement.

(d) Purchaser shall not Dispose of any Shares except: (i) pursuant to a registered offering under the Securities Act; (ii) pursuant to Rule 144 (in accordance with the volume and procedural limitations set forth in Rule 144 to the extent legally applicable to Purchaser at the time of the sale); or (iii) pursuant to an exemption from registration under the Securities Act.

(e) For so long as any Holder and its Affiliates Beneficially Own in the aggregate at least 5% of the then-outstanding Common Stock, in connection with any underwritten offering of Equity Securities, such Holder and its Affiliates will agree, upon the request of Prairie, to enter into a customary lock-up agreement with the managing underwriters of such offering, provided, however, that the lock-up period under such agreement shall not exceed ninety (90) days and shall be no more restrictive than any lock-up arrangement entered into by the officers and directors of Prairie or any other Stockholder that holds at least 5% of the then-outstanding Common Stock.

(f) Purchaser shall not Dispose of any Shares to any Person and shall cause its Affiliates not to Dispose of Beneficial Ownership in any Shares (i) if such Disposition is reasonably likely to require the approval of Federal Energy Regulatory Commission (the “FERC”) under Section 203 of the Federal Power Act (the “FPA”), the approval of the Nuclear Regulatory Commission (“NRC”) or the approval of or notification to any state utility agency under the applicable Laws of such state, and the FERC, the NRC or the relevant state utility agency shall have not issued an order approving such proposed Disposition or accepting any such required notification (or otherwise indicating in writing that no further action will be taken with respect to any required notification), as applicable, or (ii) if such Disposition is reasonably likely to require the Disposition of any assets of Prairie or any of its Subsidiaries, or to result in the loss of market-based rate authority by any of Prairie’s Subsidiaries or a requirement by the FERC to implement mitigation measures in order to retain such authority or to impose any other material limitation on the ability of Prairie or any of its Subsidiaries to conduct their respective businesses or own their respective assets.

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8. Director Designation Rights.

(a) Right to Elect Two Directors Upon Nonpayment.

(i) Prior to a Termination Event, whenever dividends on any shares of Series A Preferred Stock have not been paid in cash or in shares of Common Stock in the aggregate amount equivalent to at least two or more dividend payments (a “Nonpayment”), the Board shall adopt resolutions that increase the number of natural persons that constitute the whole Board by two (2) persons, and appoint two (2) individuals selected by Purchaser to such two (2) vacancies, provided that each such individual shall satisfy the Nominee Qualifications.

(ii) Prior to a Termination Event, upon a Nonpayment that has occurred and is continuing (i.e. no Nonpayment Remedy has occurred), Purchaser shall have the right to nominate two (2) individuals for election to the Board, in each case pursuant to the Prairie Organizational Documents and subject to: all necessary governmental approvals being obtained, who must in the reasonable, good faith judgment of the Governance Committee of the Board, (1) have the requisite skill and experience to serve as a director of a publicly traded company, (2) not be prohibited or disqualified from serving as a director of Prairie pursuant to the Prairie By-Laws (as in effect as of the date hereof) or any rule or regulation of the Commission, the NYSE (or any other principal stock exchange or market upon which the Common Stock may be listed) or by applicable Law and (3) otherwise be reasonably acceptable to the Corporate Governance Committee of the Board (each a “Designated Director”, and such qualifications, the “Nominee Qualifications”). Purchaser shall, and shall cause each Designated Director to, timely provide Prairie with accurate and complete information relating to Purchaser and the Designated Director that may be required to be disclosed by Prairie under the Exchange Act. In addition, at Prairie’s request, Purchaser shall cause each Designated Director to complete and execute Prairie’s standard director and officer questionnaire and provide such other information as Prairie may reasonably request prior to being admitted to the Board or standing for reelection at an annual meeting of Stockholders or at such other time as may be requested by Prairie; provided that, in each case, all such information is generally required to be delivered to Prairie by the other outside directors of Prairie.

(iii) Each Designated Director will hold office until his or her term expires and such Designated Director’s successor has been duly elected and qualified or until such Designated Director’s earlier death, resignation or removal.

(iv) In order to designate an individual as a Designated Director, Purchaser must deliver to Prairie a written notice in accordance with the notice provisions set forth in Section 13(d), which notice shall include (A) the name, age, business address and residence address of such designee, (B) a current resume and curriculum vitae of such designee and (C) a statement describing such designee’s qualifications.

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(v) Prior to a Termination Event, upon a Nonpayment that has occurred and is continuing (i.e. no Nonpayment Remedy has occurred):

(A) in connection with each annual meeting of Stockholders, and subject to the conditions of Section 8(a)(ii) of this Agreement, Prairie shall nominate the Designated Directors for election or reelection, as applicable, to the Board and shall use its reasonable best efforts (it being understood that such efforts shall not be less than the efforts used by Prairie to obtain the election of any other director nominee nominated to serve as director on the Board at such meeting), and take all reasonable and lawful actions necessary or advisable, to cause the Board to recommend that the Stockholders vote “FOR” the election of the Designated Directors;

(B) upon written notice from Prairie to Purchaser that a Resignation Event has occurred, which notice shall set forth in reasonable detail the facts and circumstances constituting the Resignation Event, Purchaser will cause the applicable Designated Director then serving as a member of the Board to resign as a member of the Board within five (5) Business Days of such written notice; and

(C) any vacancy caused by the death, disability, removal or resignation of a Designated Director shall be filled by the Board with an individual designated by Purchaser who, subject to the conditions of Section 8(a)(ii) of this Agreement, shall become a Designated Director.

(vi) Any action by Purchaser to designate or replace a Designated Director shall be evidenced in writing delivered to Prairie and shall be signed by or on behalf of Purchaser.

(vii) Prior to designating a Designated Director, Purchaser shall, to the extent requested in writing by Prairie, enter into a written agreement in a form reasonably satisfactory to Prairie with the Designated Director whereby such Designated Director agrees to resign as a member of the Board upon a Resignation Event, a Termination Event or at Purchaser’s request, as applicable. Purchaser acknowledges and agrees that such an agreement is in the best interest of Prairie and Purchaser, and that Prairie shall be a third-party beneficiary of the terms and conditions of such an agreement, and Prairie shall have the right to enforce such an agreement to the same extent as the parties thereto.

(viii) Prairie shall notify the Designated Directors of all regular and special meetings of the Board and of all regular and special meetings of any committee of the Board of which the Designated Directors is a member. Prairie shall provide the Designated Director with copies of all notices, minutes, consents and other materials provided to all other members of the Board concurrently as such materials are provided to the other members.

(b) Termination of Director Designation Rights. Upon the occurrence of a Termination Event, Purchaser’s right to designate, and Prairie’s obligation to nominate, the Designated Directors shall automatically terminate, and Purchaser shall cause each Designated Director then serving as a member of the Board, promptly upon (and in any event within five (5) Business Days following) receipt of a written request from Prairie, to resign as a member of the

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Board. In the event Prairie does not request that a Designated Director be caused to resign upon occurrence of a Termination Event, such Designated Director will no longer be considered a designee of Purchaser and will be subject to election and reelection in accordance with the Prairie By-Laws. Purchaser shall have the right at any time to cause each Designated Director to resign as a member of the Board and to waive its rights to designate a nominee for election to the Board.

(c) Director Indemnification. At all times while a Designated Director is serving as a member of the Board, and following any such Designated Director’s death, resignation, removal or other cessation as a director in such former Designated Director’s capacity as a former director, each Designated Director shall be entitled to all rights to indemnification and exculpation as are then made available to any other member (or former member) of the Board. In addition, for so long as Prairie maintains directors and officers liability insurance, Prairie shall include the Designated Director as an “insured” for all purposes under such insurance policy for so long as such Designated Director is a director of Prairie and for the same period as other former directors of Prairie when such Designated Director ceases to be a director of Prairie. Each Designated Director is an express third party beneficiary of the terms of this Section 8(c).

(d) Director Compensation. In the event that the Designated Director is an employee of Purchaser or any of its Affiliates (a “Purchaser Employee”), such Designated Director shall not be entitled to compensation and benefits but shall be entitled to receive at least the same reimbursement for fees and expenses as other outside directors and, in any event, shall be entitled to reimbursement for documented, reasonable out-of-pocket fees and expenses incurred in connection with such Designated Director’s service on the Board or any committee thereof (including in respect of travel, lodging, etc.). In the event that the Designated Director is not a Purchaser Employee, then such Designated Director shall, at such Designated Director’s election or appointment, be entitled to receive at least the same compensation and benefits as other outside directors of Prairie. Each Designated Director is a third party beneficiary of this Section 8(d).

9. Other Rights.

(a) Prior to a Termination Event, if and so long as Prairie has a Non-Investment Grade Rating, Prairie shall invite a representative designated by Purchaser to attend all meetings of the Board in a nonvoting observer capacity. Prairie shall notify such representative of all regular and special meetings of the Board and shall provide such representative with copies of all notices, minutes, consents and other materials provided to all members of the Board concurrently as such materials are provided to the other members; provided that Prairie may deny access to any information and reports or portions thereof if Prairie reasonably determines that access to any such information or report could (i) result in a waiver of the attorney-client privilege (based on the advice of counsel) or (ii) cause Prairie to violate obligations with respect to confidential or proprietary information of third parties. Such representative shall be entitled to reimbursement for documented, reasonable out-of-pocket fees and expenses incurred in connection with such representative’s attendance at Board meetings (including in respect of travel, lodging, etc.).

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(b) So long as any shares of Purchased Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by the Articles of Incorporation of Prairie, as amended (the “Charter”), the affirmative vote or consent of all of the Holders, given in person or by proxy, either by vote at any meeting called for such purpose, or by written consent in lieu of such meeting, shall be necessary for effecting or validating: (i) any amendment or alteration of the Charter to increase the Board of Directors beyond thirteen (13) members, or (ii) any redemption or repurchase of Preferred Stock prior to the three (3) year anniversary of the date hereof other than with respect to any Preferred Stock outstanding as of May 11, 2016.

10. Section 16 Filings. Purchaser shall be solely responsible for making, or causing to be made, any filings with the Commission required to made by Purchaser or any of its Affiliates under Section 16 of the Exchange Act (including any filing on Form 3, Form 4 or Form 5) as a result of the Beneficial Ownership of any Shares, or any securities that are convertible into, or exercisable or exchangeable for, or that represent the right to receive, Shares, by Purchaser and any Affiliates; provided that Prairie shall cooperate with Purchaser in connection therewith, including by providing such information as may be reasonably requested by Purchaser in connection with such filings.

11. Corporate Opportunities. Prairie, on behalf of itself and its Subsidiaries, (a) acknowledges and affirms that Purchaser and its Affiliates, employees, directors, partners and members, including any Designated Directors (the “Purchaser Group”) (i) have participated (directly or indirectly) and will continue to participate (directly or indirectly) in private equity, venture capital and other direct investments in corporations, joint ventures, limited liability companies and other entities (“Other Investments”), including Other Investments engaged in various aspects of the power generating business (and related services businesses) that may, are or will be competitive with Prairie’s business or that could be suitable for Prairie’s interest, (ii) have interests in, participate with, aid and maintain seats on the board of directors or similar governing bodies of, Other Investments, (iii) may develop or become aware of business opportunities for Other Investments; and (iv) may or will, as a result of or arising from the matters referenced in this Section 11, the nature of the Affiliated Parties’ businesses and other factors, have conflicts of interest or potential conflicts of interest, (b) hereby renounces and disclaims any interest or expectancy in any business opportunity (including any Other Investments or any other opportunities that may arise in connection with the circumstances described in the foregoing clauses (i) – (iv) (collectively, the “Renounced Business Opportunities”) and (c) acknowledges and affirms that no member of Purchaser Group, including any Designated Director, shall have any obligation to communicate or offer any Renounced Business Opportunity to Prairie, and any member of Purchaser Group may pursue a Renounced Business Opportunity. Notwithstanding the foregoing, Prairie does not renounce its interest in any corporate opportunity if such corporate opportunity was offered to a Designated Director solely in his or her capacity as a director of Prairie; provided that such opportunity (i) has not been separately presented to Purchaser or its Affiliates or is not otherwise being independently pursued by Purchaser or its Affiliates (in each case whether before or after such opportunity is presented to such Designated Director) or (ii) is not disclosed to the public, in each case of clauses (i) and (ii), other than as a result of a breach of such Designated Director’s confidentiality obligations to Prairie or a breach of Purchaser’s or its Representatives’ obligations under Section 12. Notwithstanding anything to the contrary in this Section 11, Prairie shall not be prohibited from pursuing any Renounced Business Opportunity as a result of this Section 11.

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12. Information Rights; Confidentiality.

(a) Until the first date that Purchaser and its Affiliates cease to Beneficially Own at least 5% of the then-outstanding Common Stock, Prairie shall provide Purchaser with the right to inspect the books and records of Prairie during normal business hours and upon reasonable notice as Purchaser may reasonably request to the extent necessary to evaluate its investment in the Shares; provided that Prairie may deny access to any information and reports or portions thereof (i) if Prairie reasonably determines that access to any such information or report could (A) result in a waiver of the attorney-client privilege (based on the advice of counsel), (B) cause Prairie to violate obligations with respect to confidential or proprietary information of third parties (provided that Prairie shall use reasonable efforts to make appropriate substitute arrangements under circumstances where the restrictions in clause (A) or (B) above apply) or (C) cause Prairie to violate any applicable Laws (including antitrust Laws) or (ii) in respect of a matter in which Purchaser has a material interest (other than any such interest arising solely as a result of Purchaser’s status as a Stockholder).

(b) Purchaser agrees that Confidential Information has been and may be furnished to it. All Confidential Information is and shall remain property of Prairie. Purchaser agrees that it shall use such Confidential Information only in connection with Purchaser’s investment in the Shares and not for any other purpose. Purchaser agrees that all the Confidential Information received from Prairie will be kept confidential by Purchaser and will not be disclosed to any other Persons in any manner; provided that Purchaser may disclose Confidential Information or portions thereof to its Representatives who need to know such information in connection with Purchaser’s investment in the Shares (it being understood that such Representatives shall be informed of the confidential nature of such information and advised to treat such information confidentially in accordance with this Section 12(b)). Purchaser agrees to be responsible for compliance with the applicable provisions of this Section 12(b) by any of its Representatives.

(c) In the event that Purchaser or any of its Representatives is requested or legally required (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process or by Law, Proceeding or NYSE rule) to disclose any of the Confidential Information (or to make any disclosure otherwise prohibited by Section 12(b)), it shall, except to the extent prohibited by Law, provide the other Party with prompt prior written notice of such request or requirement, and shall use commercially reasonable efforts to cooperate with Prairie, at Prairie’s expense, and without incurring any liability, so that Purchaser may seek a protective order or other appropriate remedy or, if it so elects, waive compliance with the terms of this Agreement. In the event that such protective order or other remedy is not obtained, or Prairie waives compliance with the provisions hereof, Purchaser or its Representatives, as the case may be, may disclose only that portion of the Confidential Information that has been so requested or is legally required to be disclosed and shall exercise all commercially reasonable efforts to obtain assurance that confidential treatment will be accorded the Confidential Information so disclosed.

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(d) Purchaser is aware, and shall advise its Representatives who are provided any Confidential Information, of the restrictions imposed by the United States securities laws on the purchase or sale of securities by any person who has received material, non-public information from the issuer of such securities and on the communication of such information to any other person when it is reasonably foreseeable that such other person is likely to purchase or sell such securities. Purchaser hereby confirms that it and its Affiliates shall, and shall instruct its Representatives to, take any action necessary to prevent the use of any information about Prairie in a way which violates any securities or antitrust or other applicable Law.

13. Miscellaneous.

(a) Remedies. The Parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of terms and provisions of this Agreement, without proof of actual damages (and each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The Parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.

(b) Discontinued Disposition. Each Holder agrees that, upon receipt of a notice from Prairie of the occurrence of any Blackout Period or any event of the kind described in clauses (ii) through (v) of Section 3(e) (a “Suspension Notice”), such Holder will forthwith discontinue Disposition of such Registrable Securities under any Registration Statement until such Holder’s receipt of the copies of the supplemental Prospectus or amended Registration Statement as contemplated by Section 3(j) or until it is advised in writing by Prairie that the use of the applicable Prospectus may be resumed, and, in either case, has received copies of any additional or supplemental filings that are incorporated or deemed to be incorporated by reference in such Prospectus or Registration Statement (a “Suspension Period”). Prairie may provide appropriate stop orders to enforce the provisions of this Section 13(b).

(c) Amendments and Waivers. No provision of this Agreement may be waived or amended except in a written instrument signed by Prairie and Purchaser. Prairie shall provide prior notice to all Holders of any proposed waiver or amendment. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any Party to exercise any right hereunder in any manner impair the exercise of any such right.

(d) Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile or electronic mail as specified in this Section 13(d) prior to 5:00 p.m.

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(Kansas City, Missouri time) on a Business Day, (ii) the Business Day after the date of transmission, if such notice or communication is delivered via facsimile or electronic mail as specified in this Agreement later than 5:00 p.m. (Kansas City, Missouri time) on any date and earlier than 11:59 p.m. (Kansas City, Missouri time) on such date, (iii) the Business Day following the date of mailing, if sent by nationally recognized overnight courier service or (iv) upon actual receipt by the Party to whom such notice is required to be given. The address for such notices and communications shall be as follows:

If to Prairie:

Great Plains Energy Incorporated

1200 Main Street

Kansas City, Missouri 64105

Facsimile: (816) 556-2787

Attention: General Counsel

Email: heather.humphrey@kcpl.com

with a copy (which shall not constitute notice) to:

Bracewell LLP 1251 Avenue of the Americas New York, New York 10020
Attention:	John G. Klauberg
Frederick J. Lark
Facsimile:	(800) 404-3970
Email:	john.klauberg@bracewelllaw.com
fritz.lark@bracewelllaw.com

If to Purchaser:

OCM Credit Portfolio LP

One University Avenue

Suite 400

Toronto, Ontario

Canada M5J 2P1

Attention: Danial Lam

Email: dlam@omers.com

Facsimile: (416) 362-7773

With a copy (which shall not constitute notice) to:

OMERS Capital Markets

200 Bay Street

Suite 2300, PO Box 92

Toronto, Ontario

Canada M5J 2J2

Attention: Jack Mahler

Email: jmahler@omers.com

Facsimile: (416) 362-7773

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With a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, NY 10036
Attention:	Eileen T. Nugent
Pankaj K. Sinha
Email:	eileen.nugent@skadden.com
pankaj.sinha@skadden.com
Facsimile:	917-777-3176

If to any other Person who is then the registered Holder:

To the address of such Holder as it appears in the applicable register for the Registrable Securities or such other address as may be designated in writing hereafter, in the same manner, by such Person.

(e) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns. This Agreement, and any rights or obligations hereunder, may not be assigned without the prior written consent of Prairie and Purchaser; provided, however, that the rights and obligations of Purchaser hereunder may be transferred or assigned by Purchaser to a Person pursuant to Section 7, provided, further that (i) Prairie is, within a reasonable time after such transfer, furnished with written notice of the name and address of such Person and (ii) such Person agrees in writing to be bound by and subject to the terms set forth in this Agreement.

(f) Third-Party Beneficiaries. There are no third-party beneficiaries having rights under or with respect to this Agreement other than (i) the Holders (other than Purchaser), (ii) the Designated Directors in respect of Sections 8(c), 8(d) and 13(l), (iii) the Holder Indemnified Persons in respect of Sections 5 and 13(l), (iv) the Purchaser Group in respect of Section 11, (v) the Purchaser Indemnitors in respect of Section 13(l) and (vi) the Non-Recourse Parties in respect of Section 13(m).

(g) Execution and Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same Agreement. In the event that any signature is delivered by facsimile or electronic mail transmission, such signature shall create a valid binding obligation of the Party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such signature delivered by facsimile or electronic mail transmission were the original thereof.

(h) Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. This Agreement, and all claims or causes of action (whether in contract, tort or otherwise) that may be

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based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement), shall be governed by, and construed in accordance with, the internal Laws of the State of New York, without reference to the choice of law provisions thereof; provided that with respect to matters of law concerning the internal corporate affairs of Prairie that are the subject of this Agreement, such matters shall be governed by the Laws of Missouri. All claims, causes of action, suits, actions or proceedings shall be raised to and exclusively determined by any state or federal court located in the City of New York, and in each case, any appellate court from any decision thereof, to whose exclusive jurisdiction and venue the Parties unconditionally consent and submit. Service of process in connection with any such claim, cause of action suit, action or proceeding may be served on each Party anywhere in the world by the same methods as are specified for the giving of notices under this Agreement. Each of the Parties irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(i) Cumulative Remedies. The remedies provided herein are cumulative and not exclusive of any remedies provided by Law.

(j) Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the Parties shall use their reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the Parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable

(k) Entire Agreement. This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior contracts or agreements with respect to the subject matter hereof and the matters addressed or governed hereby, whether oral or written.

(l) Priority of Indemnification. Prairie hereby acknowledges that each Holder Indemnified Person and Designated Director, and their respective heirs or representatives (each, a “Purchaser Indemnitee”), may have certain rights to indemnification, advancement of expenses and/or insurance provided by or on behalf of Purchaser (collectively, the “Purchaser Indemnitors”) and that, notwithstanding anything to the contrary in this Agreement (including as set forth in Section 5 and Section 8(c)): (i) Prairie is the indemnitor of first resort and the Purchaser Indemnitors are the indemnitors of last resort in connection with any claims for indemnification from Purchaser Indemnitees, (ii) Prairie will be required to advance the full amount of expenses incurred by each Purchaser Indemnitee and will be liable for the full amount

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of all losses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by Section 5 or Section 8(c), as applicable, without regard to any rights each Purchaser Indemnitee may have against the Purchaser Indemnitors, and (iii) the Parties irrevocably waive, relinquish and release the Purchaser Indemnitors from any and all claims against the Purchaser Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. Notwithstanding anything to the contrary in this Agreement, no advancement or payment by the Purchaser Indemnitors on behalf of a Purchaser Indemnitee with respect to any claim for which such Purchaser Indemnitee has sought indemnification or advancement of expenses from Prairie will affect the foregoing and the Purchaser Indemnitors will have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Purchaser Indemnitee against Prairie. The Purchaser Indemnitors are express third party beneficiaries of the terms of this Section 13(l).

(m) No Recourse. Notwithstanding anything to the contrary that may be expressed or implied in this Agreement, and notwithstanding the fact that Purchaser or its Affiliates or any of its or their successors or permitted assignees may be a partnership or a limited liability company, Prairie, by its acceptance of the benefits hereof, covenants, agrees and acknowledges that no Person other than Purchaser and its respective successors and permitted assignees shall have any obligation hereunder, and that it has no rights of recovery against, and no recourse hereunder, against, any former, current or future director, officer, agent, advisor, attorney, Representative, Affiliate, manager or employee of Purchaser (or any of its successors or assignees), against any former, current or future general or limited partner, manager, member or stockholder of Purchaser, or any Affiliate thereof or against any former, current or future director, officer, agent, advisor, attorney, Representative, employee, Affiliate, assignee, general or limited partner, stockholder, manager or member of any of the foregoing (collectively, the “Non-Recourse Parties”), whether by or through attempted piercing of the corporate veil, by the enforcement of any judgment or assessment or by any legal or equitable Proceeding, or by virtue of any statute, regulation or other applicable Law, except that, notwithstanding the foregoing, nothing in this Section 13(m) shall limit Prairie’s rights or remedies (i) under the Purchase Agreement and the Equity Commitment Letter or (ii) under this Section 13 to an injunction or injunctions against Purchaser and any Affiliate of Purchaser that is not an individual or limited partner to prevent breaches of this Agreement and to enforce specifically the performance of terms and provisions of this Agreement.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

PRAIRIE, INC.

By:
Name:
Title:

MEADOW LP

By:
Name:
Title:

[SIGNATURE PAGE TO INVESTOR RIGHTS AGREEMENT]

Exhibit C

Form of Legal Opinions

The following opinions shall be subject to customary qualifications and assumptions:

1. The Company has the corporate power and authority to execute and deliver each of the Transaction Documents to which the Company is a party and to consummate the issuance and sale of the Acquired Series A Shares contemplated thereby under the General Business and Corporation Law of the State of Missouri. Based solely on our review of certificates from the Secretary of State of the State of Missouri with respect to the Company’s existence and good standing, the Company is duly incorporated and is validly existing and in good standing under the General Business and Corporation Law of the State of Missouri.

2. Each of the Transaction Documents to which the Company is a party has been duly authorized, executed and delivered by all requisite corporate action on the part of the Company under the General Business and Corporation Law of the State of Missouri.

3. Each of the Transaction Documents to which the Company is a party constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms under the General Business and Corporation Law of the State of Missouri.

4. The Acquired Series A Shares have been duly authorized by all requisite corporate action on the part of the Company under the General Business and Corporation Law of the State of Missouri and, when the Acquired Series A Shares are delivered to and paid for by the Investor in accordance with the terms of the Agreement, will be validly issued, fully paid and nonassessable and free and clear of any preemptive rights or any similar rights arising under the General Business and Corporation Law of the State of Missouri or the Articles of Incorporation or By-Laws of the Company.

5. Assuming the accuracy of the representations and warranties of the Investors in Section 4.09 of the Agreement, the offer, sale and delivery of the Acquired Series A Shares to the Investor in the manner contemplated by the Agreement does not require registration under the Securities Act, it being understood that we do not express any opinion with respect to any subsequent reoffer or resale of any Acquired Series A Share.

6. The shares of Common Stock initially issuable upon conversion of the Acquired Series A Shares pursuant to the Series A Certificate (“Conversion Shares”) have been duly authorized by all requisite corporate action on the part of the Company under the General Business and Corporation Law of the State of Missouri and, when issued upon conversion of the Acquired Series A Shares in accordance with the terms of the Series A Certificate, will be validly issued, fully paid and nonassessable and free and clear of any preemptive rights or any similar rights arising under the General Business and Corporation Law of the State of Missouri or the Articles of Incorporation or By-Laws of the Company, and may be delivered by the Company to such holder without registration under the Securities Act by reason of the exemption provided in Section 3(a)(9) thereunder, provided that no commission or other remuneration is paid or given directly or indirectly for soliciting such conversion, and provided further that the Conversion Shares so deliverable are not exchanged in a case under Title 11 of the United States Code. We do not express any opinion concerning any subsequent reoffer or resale of any such shares deliverable upon conversion. The resolutions of the Board of Directors of the Company approving the issuance of the Acquired Series A Shares state that they have reserved the Conversion Shares for issuance.

7. Neither the execution and delivery by the Company of the Transaction Documents to which it is a party nor the consummation by the Company of the issuance and sale of the Acquired Series A Shares contemplated thereby: (i) conflicts with the Articles of Incorporation or the By-Laws of the Company or (ii) violates any Law of the States of Missouri, the State of New York or the United States of America.

8. Neither the execution and delivery by the Company of the Transaction Documents to which it is a party nor the consummation by the Company of the issuance and sale of the Acquired Series A Shares contemplated thereby requires the consent, approval, licensing or authorization of, or any filing, recording or registration with, any Governmental Authority under any Law of the State of Missouri, the State of New York or the United States of America except for those consents, approvals, licenses and authorizations already obtained and those filings, recordings or registrations already made.